THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS, DATED JUNE 25,
                                     1999,
                          WILL BE AMENDED OR COMPLETED

[O'SULLIVAN LOGO]

                           PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Board of Directors of O'Sullivan Industries Holdings, Inc. has agreed to a merger with OSI Acquisition, Inc. OSI was established by principals of Bruckmann, Rosser, Sherrill & Co., LLC, a private equity firm, to accomplish the merger. O'Sullivan will continue in existence as the surviving corporation of the merger.

    If the merger is completed, each share of O'Sullivan common stock will become $17.50 in cash and one share of senior preferred stock of O'Sullivan. However, some of the shares of O'Sullivan common stock and options to acquire shares that are held by the management participants in the buyout will be exchanged for equity interests in the surviving corporation. The management participants in the buyout include 33 members of management, three directors and an affiliate of a fourth director. The remaining equity of the surviving corporation will be owned by BRS and its affiliates. Under Delaware law, stockholders who do not vote in favor of the merger transaction have the right to dissent from the merger and receive the "fair value" of their shares in cash.

    We cannot complete the merger unless holders of a majority of the outstanding shares of O'Sullivan common stock vote to approve the merger agreement at a special stockholders meeting. Your vote is very important.

    Details of the Merger Agreement, the terms of the senior preferred stock and other important information are included in this document. A copy of the Merger Agreement is attached as Appendix A. This document is a proxy statement for soliciting proxies for the special stockholders meeting. This document is also a prospectus relating to the senior preferred stock to be issued in the merger. WE URGE YOU TO READ THE DOCUMENT CAREFULLY.

    FOR RISKS RELATING TO THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE   .

                                        Sincerely,

                                        Daniel F. O'Sullivan
                                        Chairman of the Board

 NEITHER THIS TRANSACTION NOR THESE SECURITIES HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Proxy Statement/Prospectus dated             , 1999, was first mailed to
                                  stockholders
                        on or about             , 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about our company from documents that we have filed with the SEC but have not included in or delivered with this document. If you write or call us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

                  O'Sullivan Industries Holdings, Inc.
                  1900 Gulf Street
                  Lamar, Missouri 64759
                  Attention: Rowland H. Geddie, III
                  417-682-3322

    Please request documents by             , 1999. If you request any
incorporated documents, we will mail the documents you request by first class mail by the next business day after we receive your request.

    In addition, the SEC maintains an internet site which contains these documents. You may obtain them by contacting the SEC's internet site. This site is located at http://www.sec.gov.

    See "Where You Can Find More Information" on page   for more information
about the documents referred to in this document.

                  NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON       , 1999

To the Stockholders of O'Sullivan Industries Holdings, Inc.:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of O'Sullivan Industries Holdings, Inc. ("O'Sullivan") will be held on
      , 1999, at       , local time, at [            , Kansas City, Missouri]
for the following purpose:

        To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 17, 1999 (the "Merger Agreement"), between O'Sullivan and OSI Acquisition, Inc. ("OSI"), a Delaware corporation, and approve the related merger, pursuant to which (a) OSI will merge with and into O'Sullivan (the "Merger"), (b) O'Sullivan will be the surviving corporation in the Merger and (c) each share of common stock of O'Sullivan, par value $1.00 per share (the "Shares"), issued and outstanding immediately prior to the Merger (other than Shares held in O'Sullivan's treasury or by any of its subsidiaries, some of the Shares held by management participants in the buyout and Shares for which appraisal rights are perfected in accordance with Delaware law) will be converted into the right to receive (i) $17.50 in cash, without interest, and (ii) one share of 12% Senior Preferred Stock of O'Sullivan, as the surviving corporation in the Merger, with a liquidation preference of $1.75 per share.

    O'Sullivan reserves the right to abandon the Merger at any time prior to the consummation of the Merger upon the terms and subject to the conditions of the Merger Agreement.

    The board of directors of O'Sullivan has fixed the close of business on
      , 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at that time will be entitled to notice of and to vote at the Special Meeting. A list of O'Sullivan stockholders entitled to vote at the Special Meeting will be
available for examination, during ordinary business hours, at [            ,
Kansas City, Missouri] during the ten day period prior to the Special Meeting.

    A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

    THE BOARD OF DIRECTORS, WITH DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    You are cordially invited and urged to attend the Special Meeting in person. If you attend the Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                              By Order of the Board of Directors,

                                              ------------------------------------------------
                                              Rowland H. Geddie, III
                                              VICE PRESIDENT, GENERAL COUNSEL
                                              AND SECRETARY

Lamar, Missouri
            , 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Questions and Answers About the Merger....................................................................          1
Summary...................................................................................................          3
  The Merger..............................................................................................          3
  What You Will Receive in the Merger.....................................................................          3
  Opinion of O'Sullivan's Financial Advisor...............................................................          3
  Votes Required; Record Date for Voting..................................................................          3
  Recommendation of the Board of Directors................................................................          3
  Accounting Treatment....................................................................................          4
  Completion of the Merger................................................................................          4
  Financing of the Merger.................................................................................          4
  Termination of the Merger Agreement.....................................................................          4
  Compensation Payable if Merger Not Completed............................................................          5
  Conflicts of Interests; Arrangements with Management....................................................          5
  Federal Income Tax Consequences.........................................................................          5
Selected Historical Financial Information.................................................................          6
  Selected Unaudited Pro Forma Financial Information......................................................          8
  Market Prices and Dividends.............................................................................         10
Risk Factors..............................................................................................         11
Cautionary Statement Regarding Forward-Looking Information................................................         14
Special Factors...........................................................................................         15
  Background to the Merger................................................................................         15
  Reasons for the Merger; Recommendations of the Board of Directors.......................................         17
  Opinion of O'Sullivan's Financial Advisor...............................................................         18
  Purpose of the Merger...................................................................................         24
  Fairness of the Merger..................................................................................         24
  Structure of the Merger.................................................................................         25
  Financing of the Merger.................................................................................         25
  Effect of the Merger on O'Sullivan Capital Stock........................................................         27
  Description of O'Sullivan Capital Stock After the Merger................................................         27
  Beneficial Ownership of Common Stock....................................................................         32
  Security Ownership of the Surviving Corporation After the Merger........................................         34
  Consequences of the Merger; Plans for O'Sullivan After the Merger.......................................         34
  Conflicts of Interest; Arrangements with Management.....................................................         35
  Federal Income Tax Consequences.........................................................................         39
  Regulatory Matters......................................................................................         43
  Accounting Treatment of the Merger......................................................................         43
  Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy..........................................         43
  Litigation Challenging the Merger.......................................................................         43
  Estimated Fees and Expenses of the Merger...............................................................         44
The Special Meeting.......................................................................................         45
  Matters to be Considered at the Special Meeting.........................................................         45
  Votes Required for Approval of the Merger Agreement.....................................................         45
  How Shares Will Be Voted at the Special Meeting.........................................................         45
  How to Revoke a Proxy...................................................................................         45
  Solicitation of Proxies.................................................................................         46
  Rights of Stockholders Not Voting for the Merger........................................................         46
The Companies.............................................................................................         46
  O'Sullivan Industries Holdings, Inc.....................................................................         46

                                                                                                              PAGE
                                                                                                            ---------
  OSI Acquisition, Inc....................................................................................         56
  BRS.....................................................................................................         56
The Merger Agreement......................................................................................         57
  The Merger..............................................................................................         57
  Effective Time of the Merger............................................................................         57
  Exchange Procedures.....................................................................................         57
  Representations and Warranties..........................................................................         57
  Covenants...............................................................................................         59
  No Solicitation of Transactions.........................................................................         60
  Board's Covenant to Recommend...........................................................................         61
  Benefit Plans...........................................................................................         61
  Indemnification and Insurance...........................................................................         61
  Conditions..............................................................................................         61
  Termination.............................................................................................         62
  Termination Fees........................................................................................         63
  Other Expenses..........................................................................................         65
Appraisal Rights of Dissenting Stockholders...............................................................         65
Unaudited Pro Forma Financial Data........................................................................         67
Legal Matters.............................................................................................         75
Experts...................................................................................................         75
Stockholder Proposals for 1999 Annual Meeting.............................................................         75
Where You Can Find More Information.......................................................................         76

Appendix A -- Agreement and Plan of Merger
Appendix B -- Opinion of Salomon Smith Barney Inc.
Appendix C -- Section 262 of the Delaware General Corporation Law
Appendix D -- Transactions Involving O'Sullivan Common Stock by BRS, Bruckmann, Rosser, Sherrill & Co II,
              L.P., BRSE, LLC, O'Sullivan and Executive Officers and Directors of O'Sullivan
Appendix E -- Information Relating to BRS, Bruckmann, Rosser, Sherrill & Co II, L.P., BRSE, LLC and Their
              Respective Principals and the Executive Officers and Directors of OSI, O'Sullivan, and
              O'Sullivan Properties, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS O'SULLIVAN'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER?

A: After O'Sullivan's senior management expressed a desire to acquire O'Sullivan on November 10, 1998, the O'Sullivan board of directors established a special committee of independent directors to explore various alternatives for O'Sullivan. With the assistance of Salomon Smith Barney Inc., the special committee requested that interested third parties submit proposals to acquire O'Sullivan. After this process was completed, the proposal submitted by Bruckmann, Rosser, Sherrill & Co. II, L.P. was believed by the special committee to provide the best alternative for O'Sullivan and its stockholders.

Q: WHO IS BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.?

A: BRS is a private equity firm formed in 1995 that specializes in leveraged acquisitions. BRS seeks to acquire quality businesses with proven operating management. BRS professionals currently manage two funds, with total committed capital of more than $800,000,000. Since its formation in 1995, BRS has completed 15 acquisitions, including acquisitions in the manufacturing and retailing industries. From the mid-1980's until BRS's formation, the principals of BRS worked together as senior officers of Citicorp Venture Capital. While at Citicorp Venture Capital, the principals of BRS completed 25 acquisitions, including the furniture companies Chromcraft Revington, Inc. and Cort Business Services Corporation.

Q: WHAT WILL O'SULLIVAN STOCKHOLDERS RECEIVE FOR EACH O'SULLIVAN SHARE IN THE
    MERGER?

A: If we complete the merger, each share of O'Sullivan common stock will become $17.50 in cash and one share of senior preferred stock of O'Sullivan. However, some of the shares of O'Sullivan common stock and options to acquire shares held by management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving corporation.

Q: WHAT ARE THE TERMS OF THE SENIOR PREFERRED STOCK TO BE RECEIVED IN THE
    MERGER?

A: Each share of senior preferred stock will initially have a liquidation value of $1.75. The annual dividend rate for each share of senior preferred stock is 12% of the liquidation value. We do not anticipate paying the dividends on the senior preferred stock in cash. Moreover, under the terms of the debt to be issued by O'Sullivan in the transaction, O'Sullivan may be limited or prohibited from paying dividends on the senior preferred stock in cash. Instead, the amount of the dividends will be added to the liquidation value of the senior preferred stock. On the twelfth anniversary of the completion of the merger, O'Sullivan is required to redeem for cash each share of senior preferred stock for the total liquidation value.

Q: WILL THE NEW PREFERRED STOCK OF O'SULLIVAN BE LISTED ON A NATIONAL SECURITIES
    EXCHANGE?

A: No. We do not expect that the shares of preferred stock of O'Sullivan will be listed on any national securities exchange or any inter-dealer quotation system.

Q: IF I DO NOT SUPPORT THE MERGER, DO I HAVE ANY ALTERNATIVES?

A: Yes. If you do not vote to approve the merger agreement and you follow the required procedures, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. This payment will only be made if the merger is completed and if you exercise your appraisal rights.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Sign, mail and date the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible. By doing so, your shares
    will be represented and voted at the special meeting to be held at       ,
    local time, on       , 1999 at [      , Kansas City, Missouri]. In order for
    us to complete the merger, holders of a majority of the outstanding common shares of O'Sullivan must approve the merger agreement. IF YOU DO NOT VOTE YOUR SHARES, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT. THE BOARD OF DIRECTORS, WITH THE DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. Your shares will not be voted unless you follow the directions your broker provides to you regarding how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted. Just send in a later dated, signed proxy card to our Corporate Secretary before the meeting or attend the meeting in person and vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your O'Sullivan stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger in the third calendar quarter of 1999. However, we cannot assure you as to when or if the merger will occur. We must first obtain the approval of our stockholders at the special meeting and regulatory clearance from the United States antitrust authorities.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A:  If you have any questions please contact us at:

    O'Sullivan Industries Holdings, Inc.
    1900 Gulf Street
    Lamar, Missouri 64759
    (417) 682-8248
    Attention: Rowland H. Geddie, III

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE MERGER. THE TERMS "O'SULLIVAN," "WE," "OUR," AND "US" REFER TO O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND ITS SUBSIDIARIES, BOTH BEFORE AND AFTER THE COMPLETION OF THE MERGER. WE HAVE INCLUDED PAGE AND CAPTION REFERENCES TO DIRECT YOU TO MORE COMPLETE INFORMATION IN THE DOCUMENT. FOR A GUIDE AS TO WHERE YOU CAN OBTAIN MORE INFORMATION ON
O'SULLIVAN GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE   .

THE MERGER

    Under the merger agreement, a recently created corporation named OSI Acquisition, Inc. will merge into O'Sullivan. OSI was formed by principals of Bruckmann, Rosser, Sherrill & Co., L.L.C., a private equity firm. We will be the surviving corporation in the merger. OSI will cease to exist as a corporation after the merger. Some members of management are participating with BRS in the buyout of O'Sullivan. The management participants in the buyout include 33 members of management, three directors and an affiliate of a fourth director. After completion of the merger, it is estimated that the management participants in the buyout will own a total of 28.4% of the common stock of the surviving corporation. BRS and its affiliates will own the balance. See "Special Factors--Security Ownership of the Surviving Corporation After the Merger" on
page   .

WHAT YOU WILL RECEIVE IN THE MERGER

    If we complete the merger, each share of common stock will become $17.50 in cash and one share of senior preferred stock of O'Sullivan. Each option to acquire a share of common stock that is held by an employee or director will generally become one share of senior preferred stock plus cash equal to the difference between $17.50 and the exercise price of that option. This consideration will not be paid for some of the holdings of the management participants in the buyout.

OPINION OF O'SULLIVAN'S FINANCIAL ADVISOR (SEE PAGE   )

    The O'Sullivan special committee received a written opinion from Salomon Smith Barney Inc. The written opinion states that the merger consideration, as of May 17, 1999, was fair from a financial point of view to the holders of O'Sullivan common stock, other than the management participants in the buyout. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND IS NOT A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE. We have attached Salomon Smith Barney's opinion to this document as Appendix B. The opinion describes important considerations, assumptions and limitations and should be read carefully in its entirety.

VOTES REQUIRED; RECORD DATE FOR VOTING (SEE PAGE   )

    You may vote at the special stockholders meeting if you owned O'Sullivan
common stock at the close of business on             , 1999. To approve the
merger agreement, the holders of a majority of outstanding O'Sullivan common stock entitled to vote at the special meeting must vote in favor of doing so. If you do not vote your shares, the effect will be a vote against the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS (SEE PAGE   )

    The board recommends that you vote in favor of the merger agreement. Four of the members of our board of directors have conflicts of interest since they are management participants in the buyout. These four directors abstained from voting to approve the merger agreement. The remaining four directors, who are the members of the special committee, voted unanimously to approve the merger agreement. See "Special Factors--Conflicts of Interests; Arrangements with
Management" on page   .

ACCOUNTING TREATMENT (SEE PAGE   )

    We expect the merger to qualify for recapitalization accounting. Under this method, the historical basis of the assets and liabilities of O'Sullivan will not be affected.

COMPLETION OF THE MERGER (SEE PAGE   )

    Before we can complete the merger, a number of conditions must be satisfied. These include:

    - approval of the merger agreement by holders of a majority of our outstanding shares of common stock;

    - expiration of time periods under applicable federal antitrust laws;

    - the absence of any legal prohibitions against the merger;

    - OSI receiving financing in an amount necessary to complete the merger;

    - appraisal rights not being requested for more than 5% of our outstanding shares;

    - the absence of any material adverse change in our business;

    - O'Sullivan receiving necessary consents under our loan agreements; and

    - material compliance with our obligations under the merger agreement.

We will complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We expect to complete the merger in the third calendar quarter of 1999, but we cannot be certain when or if the conditions will be satisfied or waived.

FINANCING OF THE MERGER (SEE PAGE   )

    BRS and OSI require approximately $370 million to complete the merger and pay related fees and expenses.

    Lehman Brothers Inc. and Lehman Commercial Paper Inc. have agreed to provide the necessary debt financing, if a number of conditions are satisfied. These conditions include:

    - OSI having received from BRS and management participants in the buyout up to $47.2 million in cash and equity of O'Sullivan;

    - no event having occurred that affects O'Sullivan's business in a material adverse manner;

    - no material adverse change in the financial markets that may prevent Lehman from being able to sell the debt financing to third parties;

    - the merger being completed for a total purchase price of not more than $372.0 million, including fees and expenses not greater than $23.0 million; and

    - Lehman having received satisfactory lien searches, solvency opinions, environmental reports and legal opinions.

    BRS has agreed to purchase up to $47.2 million of equity of OSI if a number of conditions are satisfied. These conditions include:

    - the conditions to OSI's obligations under the merger agreement being satisfied; and

    - OSI having received sufficient cash to complete the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

    O'Sullivan and OSI may agree to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved it.

    In addition, either O'Sullivan or OSI may decide to terminate the merger agreement if:

    - the merger has not been completed by November 30, 1999;

    - our stockholders fail to approve the merger agreement; or

    - the other party breaches its representations or obligations under the merger agreement in a material manner.

    If a more favorable proposal to acquire O'Sullivan is made by a third party, we also have the right to terminate the merger agreement if the special committee believes that the board of directors is under a fiduciary obligation to do so.

COMPENSATION PAYABLE IF MERGER NOT COMPLETED (SEE PAGE   )

    If the merger is not completed because of a possible alternative transaction with a third party not affiliated with BRS, we may be required to compensate OSI. This compensation is limited to $11.5 million in cash, including termination fees and reimbursement of OSI's expenses. The requirement to pay this compensation could discourage other companies from trying or proposing to combine with O'Sullivan before the completion of the merger.

CONFLICTS OF INTERESTS; ARRANGEMENTS WITH MANAGEMENT (SEE PAGE   )

    Management participants in the buyout have interests in the merger that may conflict with those of the other O'Sullivan stockholders. These interests include:

    - some of the shares of O'Sullivan common stock and options to acquire shares that are held by management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving corporation. These shares will not become $17.50 per share and one share of senior preferred stock;

    - agreements with our executive officers and key managers generally provide them with a cash payment and the continuation of benefits if their employment is terminated up to 24 months after a change in control of O'Sullivan. The merger would constitute a change in control of O'Sullivan for this purpose; and

    - some of the management participants in the buyout will continue to serve as officers and directors of the surviving corporation.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE   )

    The merger will be a taxable transaction to you for United States federal income tax purposes and also may be a taxable transaction to you for state, local, foreign and other tax purposes.

    You should consult your own tax advisor for a full understanding of the tax consequences.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth our selected consolidated historical financial data as of the dates and for the periods indicated. The selected statement of operations and balance sheet data for the years ended and at June 30, 1994 through 1998 were derived from our audited consolidated financial statements. The selected statement of operations and balance sheet data for the nine months ended and at March 31, 1998 and 1999 were derived from our unaudited consolidated financial statements prepared by us which, in our opinion, include all normal, recurring adjustments that are necessary for the fair presentation of financial position and results of operations for each respective period. The interim results are not necessarily indicative of the results to be expected for a full fiscal year or for any future period. You should read the data presented below together with, and qualified by reference to, our consolidated financial statements and related notes for the three years ended June 30, 1998, included in our 1998 Annual Report on Form 10-K, our interim consolidated financial statements for the nine months ended March 31, 1998 and 1999, included in our March 31, 1999 Quarterly Report on Form 10-Q and "Management's Discussion and Analysis of Financial Condition and Results of Operations", each of which is incorporated herein by reference. See "Where You Can Find More Information" on
page   .

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                                                                              NINE MONTHS
                                                                    YEAR ENDED JUNE 30,                     ENDED MARCH 31,
                                                   -----------------------------------------------------  --------------------
                                                     1994       1995       1996       1997       1998       1998       1999
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net sales......................................  $ 270,729  $ 269,306  $ 291,766  $ 321,490  $ 339,407  $ 254,990  $ 293,988
  Costs and expenses:
    Cost of sales................................    200,930    208,176    229,262    230,578    244,086    184,213    208,187
    Selling, marketing and administrative........     45,291     45,489     52,691     62,137     69,212     51,778     58,240
    Restructuring charge.........................         --         --      5,212(a)        --        --        --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total costs and expenses.......................    246,221    253,665    287,165    292,715    313,298    235,991    266,427
Operating income.................................     24,508     15,641      4,601     28,775     26,109     18,999     27,561
Interest expense, net............................      1,286      2,382      3,831      2,327      2,468      1,801      2,284
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and cumulative effect
  of change in accounting principle..............     23,222     13,259        770     26,448     23,641     17,198     25,277
Income tax provision.............................      9,128      5,038        433     10,050      8,742      6,357      9,098
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of change in
  accounting principle...........................     14,094      8,221        337     16,398     14,899     10,841     16,179
Cumulative effect of change in accounting
  principle......................................      2,025(b)        --        --        --         --         --         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.......................................  $  16,119  $   8,221  $     337  $  16,398  $  14,899  $  10,841  $  16,179
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per common share (c):
  Basic..........................................  $    0.84(e) $    0.49 $    0.02 $    0.98  $    0.91  $    0.66  $    1.01
  Diluted........................................  $    0.84(e) $    0.49 $    0.02 $    0.96  $    0.89  $    0.65  $    1.00
Weighted average shares outstanding:
  Basic..........................................     16,820     16,820     16,820     16,786     16,339     16,440     15,951
  Diluted........................................     16,820     16,820     16,821     17,056     16,715     16,783     16,250

Other Data:
Book value per share (c).........................  $    7.89  $    8.36  $    8.42  $    9.19  $    9.79  $    9.59  $   11.05
Ratio of earnings to fixed charges...............      17.17       6.19       1.19      10.98       9.21       9.15      10.58

Cash flow provided (used) by operating
  activities.....................................  $  (6,014) $  13,188  $  25,345  $  23,512  $  27,209  $  20,322  $  14,604
Cash flow used for investing activities..........    (14,331)   (30,355)    (4,403)   (15,825)   (28,359)   (22,860)   (13,294)
Cash flow provided (used) by financing
  activities.....................................     20,172     17,334    (21,000)    (1,218)    (4,015)    (2,661)    (1,251)

EBITDA (d).......................................     31,016     23,796     13,836     39,484     38,418     27,956     38,489
Depreciation and amortization....................      6,508      8,155      9,235     10,709     12,309      8,957     10,928
Capital expenditures.............................     14,404     30,355      4,403     15,825     28,359     22,860     13,294

                                                                           JUNE 30,                              MARCH 31,
                                                     -----------------------------------------------------  --------------------
                                                       1994       1995       1996       1997       1998       1998       1999
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance Sheet Data (in thousands):
Working capital....................................  $  76,433  $  86,058  $  71,136  $  82,045  $  72,893  $  75,755  $  85,005
Total assets.......................................  $ 197,204  $ 228,477  $ 212,317  $ 232,607  $ 250,314  $ 249,130  $ 272,023
Long-term debt.....................................  $  28,000  $  51,000  $  30,000  $  30,000  $  30,000  $  34,000  $  29,000
Stockholders' equity...............................  $ 132,756  $ 140,624  $ 141,615  $ 156,790  $ 163,670  $ 160,955  $ 179,567

------------------------------

(a) In March 1996, we adopted a business restructuring plan to cut costs and better utilize working capital. The plan included the discontinuance of certain product lines which had received marginal acceptance in the marketplace ($4.2 million), costs associated with the initial training of terminated employees at our Utah facility ($0.4 million), write-off of certain machinery that was used to manufacture the discontinued product lines ($0.2 million) and the modification of the business structure of an international division ($0.4 million). The above restructuring plan resulted in a pre-tax charge of $5.2 which was recognized in the third quarter of fiscal 1996. Proceeds from the disposal of discontinued products approximated $1.5 million and were received in fiscal 1997.

(b) In the first quarter of fiscal 1994, we adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes.

(c) The Company completed its recapitalization and initial public offering during 1994. In accordance with Statement of Accounting Bulletin 98, historical earnings per share and weighted average shares outstanding have been presented for 1994 assuming the recapitalization had been completed as of the beginning of the year. Book value per share represents stockholders' equity divided by the diluted weighted average shares outstanding during this period.

(d) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA does not represent cash flows provided by operating activities in accordance with generally accepted accounting principles, is not to be considered as an alternative to net income or any other measurement under generally accepted accounting principles used as a measure of operating performance, and is not necessarily indicative of cash available to fund cash needs. EBITDA may differ in method of calculation from similar terms used by other companies.

(e) Represents income before cumulative effect of change in accounting principle. The earnings per share for 1994 applicable to the cumulative effect of change in accounting principle was $0.12. Net income in 1994 would be $0.96.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following selected pro forma financial data have been derived from the unaudited pro forma financial data which were prepared by us to illustrate the estimated effects of recapitalization accounting and the financing of the merger. In addition, the unaudited pro forma financial data do not purport to represent what the results of operations or financial position of O'Sullivan would actually have been if the recapitalization and financing of the merger had in fact occurred on these dates or to project the results of operations or financial position of O'Sullivan for any future period or date.

    The following data should be read in conjunction with, and are qualified by reference to, the "Unaudited Pro Forma Financial Data" and related notes. See
"Unaudited Pro Forma Financial Data" on page       and "Where You Can Find More
Information" on page   .

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            1998      1999 INTERIM
                                                                                          PRO FORMA    PRO FORMA
                                                                                         -----------  ------------
Statement of Operations Data:
  Net sales............................................................................  $   339,407   $  293,988
  Costs and expenses:
    Cost of sales......................................................................      244,086      208,187
    Selling, marketing and administrative..............................................       69,962       58,803
                                                                                         -----------  ------------
  Total costs and expenses.............................................................      314,048      266,990

  Operating income.....................................................................       25,359       26,998
  Interest expense, net................................................................       28,895       21,671
                                                                                         -----------  ------------
  Income (loss) before income taxes....................................................       (3,536)       5,327
  Income tax provision (benefit).......................................................       (1,313)       1,916
                                                                                         -----------  ------------
  Net income (loss)....................................................................  $    (2,223)  $    3,411
  Preferred stock dividends............................................................      (10,252)      (7,689)
                                                                                         -----------  ------------
  Net loss applicable to common stockholders...........................................  $   (12,475)  $   (4,278)
                                                                                         -----------  ------------
                                                                                         -----------  ------------

  Loss per common share:
    Basic..............................................................................  $    (10.94)  $    (3.75)
    Diluted............................................................................  $    (10.94)  $    (3.75)

  Weighted average shares outstanding:
    Basic..............................................................................        1,140        1,140
    Diluted............................................................................        1,140        1,140

Other Data:
  Book value per common share..........................................................  $        --   $   (79.08)
  Pro forma EBITDA(a)..................................................................       37,668       37,926

Selected Ratios:
  Ratio of earnings to combined fixed charges and preferred stock dividends............           (b)          (b)
  Ratio of earnings to fixed charges...................................................           (c)        1.24
  Ratio of pro forma EBITDA to interest expense........................................         1.30         1.75
  Ratio of senior debt to pro forma EBITDA.............................................         4.38         4.35
  Ratio of total debt to pro forma EBITDA..............................................         7.70         7.65

                                                                                                      1999 INTERIM
                                                                                                       PRO FORMA
                                                                                                      ------------
Balance Sheet Data:
  Total assets......................................................................................   $  280,154
  Total liabilities.................................................................................   $  349,514
  Long term debt....................................................................................   $  290,000
  Stockholders' deficit.............................................................................   $  (90,151)

------------------------

(a) Includes the annual management fee to be paid to BRS after completion of the merger. The management fee for the nine month period ended March 31, 1999 has been pro-rated. See "Special Factors--Conflicts of Interest; Arrangements with Management".

(b) Fixed charges and preferred stock dividend requirements exceed earnings by $19,809,000 for the year ended June 30, 1998 and $6,687,000 for the nine months ended March 31, 1999.

(c) Fixed charges exceed earnings by $3,536,000 for the year ended June 30, 1998.

                          MARKET PRICES AND DIVIDENDS

    The following table shows the range of the high and low sale prices of O'Sullivan common stock as reported by the New York Stock Exchange. Our fiscal year begins on July 1 of each year. We have not paid any dividends on our common stock.

                                                     HIGH          LOW
                                                   ---------    ---------
Fiscal Year 1997
  First Quarter...................................   9 3/4        6 7/8
  Second Quarter..................................  14            8 5/8
  Third Quarter...................................  14 3/4       10 1/2
  Fourth Quarter..................................  16 5/8       12 1/2

Fiscal Year 1998
  First Quarter...................................  16 7/16      11 3/4
  Second Quarter..................................  14            9 1/4
  Third Quarter...................................  12 15/16      9 3/8
  Fourth Quarter..................................  16 7/16      12 7/16

Fiscal Year 1999
  First Quarter...................................  14 1/16       8 11/16
  Second Quarter..................................  11 3/16       8 3/4
  Third Quarter...................................  15 5/16       9 7/16
  Fourth Quarter..................................  19 1/4        [ ]
    (through June   , 1999)

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT. YOU ALSO SHOULD CONSIDER THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THERE MAY NOT BE A TRADING MARKET FOR YOUR SENIOR PREFERRED STOCK.

    The senior preferred stock is a new issue of securities for which there is currently no established trading market. If your shares of senior preferred stock are traded, they may trade at a substantial discount from their liquidation value. Any discount would depend upon:

    - the market demand for the senior preferred stock;

    - the market for similar securities;

    - our financial condition and performance;

    - prevailing dividend and interest rates; and

    - general economic conditions.

    We cannot assure you that a trading market for our senior preferred stock will develop. The absence of a trading market adversely affects the liquidity of your shares. It may be difficult for you to sell your shares. We do not intend to apply for the listing of the senior preferred stock on any securities exchange or for quotation through any over-the-counter market. See "Special Factors-- Description of O'Sullivan Capital Stock After the Merger".

YOUR SENIOR PREFERRED STOCK WILL GENERALLY HAVE NO VOTING RIGHTS.

    As holders of senior preferred stock, you will have no voting rights regarding the conduct of our business. You will have the right to vote only on matters relating to the senior preferred stock. This includes the right to vote with respect to:

    - the authorization of any series of our stock with a dividend or liquidation preference senior to the senior preferred stock, and

    - any change to the terms of the senior preferred stock after the merger.

    See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

CASH PAYMENT FOR YOUR SENIOR PREFERRED STOCK DEPENDS UPON O'SULLIVAN'S SUCCESS.

    After the merger, we will have a high level of debt. We cannot assure you that we will generate cash flow sufficient to repay our debt obligations.

    A portion of our debt obligations will have a floating interest rate. This means that our interest expense would become higher if interest rates increase.

    Our obligations to the holders of our debt and our other creditors take priority over our obligation to holders of our senior preferred stock. Under Delaware law, O'Sullivan may not repurchase the senior preferred stock on the twelfth anniversary of the completion of the merger if at that time its remaining assets are not sufficient to pay its outstanding obligations. See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

    Furthermore, we can provide no assurance that our payments to Tandy Corporation under the tax sharing and tax benefit reimbursement agreement will be reduced to reflect our increased interest expense under the debt financing used to complete the merger. See "Special Factors--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy".

OUR SUCCESS WOULD BE NEGATIVELY AFFECTED BY INCREASES IN THE PRICES OUR SUPPLIERS CHARGE US FOR RAW MATERIALS.

    We purchase large quantities of raw materials including particle board and fiberboard. We are dependent on outside suppliers for all of these materials. Therefore, we are subject to changes in the prices charged by our suppliers. In the past, our results of operations have been negatively affected by price increases in the prices of particle board and fiberboard.

    Some of our key commodity suppliers recently announced that they intend to pass some price increases on to their customers. If these price increases are passed on to us, we have estimated that they could reduce our annual operating income by about $2.8 million, net of tax.

BECAUSE WE SELL OUR PRODUCTS TO A SMALL NUMBER OF CUSTOMERS, OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF ONE OR MORE OF OUR CUSTOMERS WERE UNABLE TO FULFILL ITS OBLIGATIONS TO US.

    Similar to other large ready-to-assemble furniture manufacturers, our sales are fairly concentrated. The accounts receivable balances of our largest five customers accounted for approximately 62% of our total accounts receivable balance at June 30, 1998.

    In March 1999, one of our customers, Service Merchandise Co., filed for bankruptcy protection. As a result, we increased our allowance for doubtful accounts by $0.6 million during the third quarter of fiscal year 1999. In July 1997, Montgomery Ward & Co., another of our customers, also filed for bankruptcy protection. Both Service Merchandise and Montgomery Ward have announced that they plan to reorganize and continue their operations. We believe we have adequate reserves for these accounts. However, there can be no assurance that either Service Merchandise or Montgomery Ward will be able to fulfill its outstanding obligations to us.

BECAUSE WE SELL PRODUCTS TO A SMALL NUMBER OF CUSTOMERS, OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF ONE OF OUR CUSTOMERS STOPPED PURCHASING OUR PRODUCTS OR SIGNIFICANTLY REDUCED ITS PURCHASES OF OUR PRODUCTS.

    Sales to Service Merchandise in fiscal year 1999 are estimated to be about 7.0% of our annual gross sales. Sales to Montgomery Ward in fiscal year 1999 are estimated to be about 3.0% our annual gross sales. Montgomery Ward filed for bankruptcy protection in 1997 and Service Merchandise filed for bankruptcy protection in 1999. Although both of these customers have announced that they expect to reorganize and continue their operations, there can be no assurance they will be successful at doing so. Consequently, sales to these customers may decline or cease altogether. If Service Merchandise, Montgomery Ward or another major customer ceases or substantially reduces its purchases of our products, then there can be no certainty that we will be able to replace these sales.

OUR SUCCESS COULD BE NEGATIVELY AFFECTED BY A REDUCTION IN RETAIL SALES, ESPECIALLY IF THE REDUCTIONS OCCURRED IN THE INDUSTRIES THAT WE BELIEVE ARE CONTRIBUTING TO THE GROWTH OF THE READY-TO-ASSEMBLE FURNITURE INDUSTRY.

    Most of our sales are to major retail chains. In recent years, the retail environment in North America has been highly competitive. If there is a reduction in the overall level of retail sales, our sales could also decline. We believe that the increase in sales of ready-to-assemble furniture over the last several years has occurred in part because there has been an increase in sales of personal computers and home entertainment electronic equipment. If the level of sales of these types of electronic equipment decreases, our sales could also decrease.

THE HIGH LEVEL OF COMPETITION IN THE READY-TO-ASSEMBLE FURNITURE INDUSTRY COULD HAVE A NEGATIVE EFFECT ON OUR SUCCESS.

    We, along with some of our competitors, have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. This extra capacity heightened competition in the industry. This increased competition put pressure on us to reduce our prices and, consequently, reduced our profits. The current increases in the industry's production capacity could again cause excess capacity and increased competition if our sales do not increase as much as we expect them to. This would negatively effect our success.

OFFICERS AND DIRECTORS OF O'SULLIVAN HAVE AGREEMENTS AND OTHER ARRANGEMENTS THAT MAY CREATE POTENTIAL CONFLICTS OF INTEREST WITH O'SULLIVAN STOCKHOLDERS REGARDING THE MERGER.

    When considering the recommendation of the board of directors, you should be aware that the management participants in the buyout have interests which are different from yours. These persons will continue to participate in the earnings and growth of O'Sullivan after the completion of the merger. Some of these persons will continue as directors and officers of the surviving corporation. Some of them have rights under termination protection agreements. These interests may create potential conflicts of interest. The board of directors was aware of these possible conflicts when they approved the merger. See "Special Factors--Conflicts of Interest; Arrangements with Management".

THE TERMINATION FEES PROVIDED FOR UNDER THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH US EVEN IF THESE BIDS OFFER HIGHER IMMEDIATE VALUE TO STOCKHOLDERS.

    - We have agreed to termination fees that could discourage other companies from trying or proposing to combine with us in an alternative transaction.

    - If the merger with OSI is not completed because of a possible alternative transaction, we may be required to compensate OSI up to $11.5 million.

    - If any of these termination fees were to be paid, we would experience a material negative impact on our financial condition and results of operations.

    See "The Merger Agreement--Termination Fees".

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to cost savings, benefits, revenues and earnings estimated to result from the merger. It also includes statements using words like "believes," "expects," "anticipates", "plans" or "estimates" or similar expressions.

    These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements. Factors and possible events which could cause results to differ include:

    - expected significant indebtedness that may limit our financial and operational flexibility;

    - costs or difficulties related to the merger are greater than expected;

    - changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise;

    - pricing pressures due to excess capacity in the ready-to-assemble furniture industry, as occurred in 1995, or customer demand in excess of our ability to supply product;

    - raw material cost increases, particularly in particle board and fiberboard, as occurred in 1994 and 1995;

    - transportation cost increases;

    - loss of or reduced sales to significant customers as a result of a merger, acquisition, bankruptcy, liquidation or any other reason, as occurred with the liquidation of Best Products in 1996 and could occur with Service Merchandise Co., Inc. and Montgomery Ward & Co., Inc.;

    - actions of current or new competitors that increase competition with our products or prices;

    - the consolidation of manufacturers in the ready-to-assemble furniture industry;

    - increased advertising costs associated with promotional efforts;

    - failure by O'Sullivan or a major supplier or vendor to identify and remedy all critical year 2000 compliance issues;

    - pending or new litigation or governmental regulations;

    - other uncertainties which are difficult to predict or beyond our control; and

    - the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

    Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

    All subsequent written and oral forward-looking statements attributable to O'Sullivan or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise these forward-looking statements.

                                SPECIAL FACTORS

BACKGROUND TO THE MERGER

    After the market price of the O'Sullivan common stock fell 47% from $16 7/16 per share on May 6, 1998 to $8 5/16 per share on September 10, 1998, members of management concluded that the common stock was significantly undervalued. Management did not believe that this decrease in value was warranted. Accordingly, management began to consider alternatives to increase stockholder value, including a possible sale of O'Sullivan to a financial buyer.

    On September 24, 1998, Richard D. Davidson, President and Chief Operating Officer of O'Sullivan, and Daniel F. O'Sullivan, Chairman of the Board of O'Sullivan, met with representatives of Merrill Lynch & Co. to discuss finding a financial buyer to work with management to increase stockholder value through a purchase of O'Sullivan. Messrs. Davidson and O'Sullivan did not provide any non-public information regarding O'Sullivan to Merrill Lynch or its representatives.

    Merrill Lynch identified several potential financial buyers, including BRS. Messrs. Davidson and O'Sullivan met with many of these potential buyers on October 12 and 13, 1998. Mr. Davidson and Thomas M. O'Sullivan, Jr., Vice President--Sales of O'Sullivan, met with Messrs. Harold O. Rosser and Stephen F. Edwards of BRS on October 27, 1998. Non-public information about O'Sullivan was not provided or used in any of these discussions.

    Following this meeting, Mr. Davidson discussed with BRS terms upon which BRS might propose to purchase O'Sullivan. General terms of management's participation in this proposal were also discussed.

    On November 10, 1998, our board of directors received an unsolicited proposal from BRS for the possible acquisition of O'Sullivan for approximately $14.00 per share in cash. The closing price of O'Sullivan's common stock on November 9, 1998 was $10 15/16 per share. The BRS proposal was made with the participation of some members of senior management and four directors of O'Sullivan. The proposal was conditioned upon due diligence and negotiation of the terms of a definitive agreement. The board rejected the proposal as inadequate.

    After members of senior management expressed continued interest in acquiring O'Sullivan for a possibly higher price, the board determined in early December 1998 that a special committee of independent directors should be established to consider the management proposal. William Bousquette, Charles Hanson, Stewart Kasen and Ronald Stegall, the independent directors, were named to serve as members of the special committee.

    On December 21, 1998, the special committee held its first meeting. The committee decided to explore alternatives for O'Sullivan, including the management proposal. The committee elected William Bousquette to serve as its chairman. The committee also retained Fried, Frank, Harris, Shriver & Jacobson to serve as counsel to the special committee and Salomon Smith Barney to act as its financial advisor.

    With the assistance of Salomon Smith Barney, the special committee identified a number of potential candidates believed to be potentially interested in acquiring O'Sullivan. In mid-February 1999, at the direction of the special committee, Salomon Smith Barney contacted these candidates to determine their interest. Each candidate expressing an interest was given the opportunity to examine non-public information regarding O'Sullivan following the execution of a confidentiality agreement. On March 2, 1999, the special committee reviewed with Salomon Smith Barney the status of the process.

    Each interested party was asked to indicate by March 22, 1999, on a preliminary and non-binding basis, the price per share of common stock it was considering for a possible transaction. A number of the parties provided indications of interest. BRS was one of these interested parties.

    On March 24, 1999, the special committee reviewed with Salomon Smith Barney the preliminary indications of interest received. The committee also determined that each of the interested parties should be invited to receive management presentations about O'Sullivan. The management presentations were conducted during April 1999. In addition, a form of merger agreement was prepared by Fried Frank and provided to the interested parties. Each interested party was asked to make a final offer and submit comments on the merger agreement no later than April 30, 1999.

    After the market closed on March 24, 1999, at the committee's direction, O'Sullivan issued a press release making public the formation of the special committee. The press release stated that the special committee was exploring various alternatives for O'Sullivan, including a possible sale of the company. The press release also noted that management had made a proposal to acquire O'Sullivan. The closing price of the common stock on March 24, 1999 was $12.63.

    On or about April 30, 1999, two offers were submitted. Both offers included a number of conditions, including requests for further due diligence. BRS offered the highest per share price at $18.00 in cash plus one share of senior preferred stock with a liquidation value of $1.25. At the same time, the other interested party had communicated that it was working diligently to enhance the value of its proposal. On May 4, 1999, the special committee reviewed with Salomon Smith Barney and Fried Frank the two offers submitted. The special committee instructed Salomon Smith Barney and Fried Frank to initiate negotiations with BRS in an effort to establish greater certainty of closing the transaction.

    On May 6, 1999, Fried Frank and Salomon Smith Barney met with BRS and its counsel to discuss the terms and conditions of the BRS proposal. These discussions continued over the next several days. To increase the certainty of closing, we asked BRS to drop conditions to its proposal that were not included in the merger agreement we provided to BRS and other interested parties. BRS expressed its willingness to drop some of its conditions. One of the conditions dropped by BRS was its request for a letter from Tandy Corporation. This condition would have required us to deliver written acknowledgement from Tandy that our increased interest expense after completion of the merger would be taken into account in determining the payments required to be made by us under the tax sharing and tax benefit reimbursement agreement. At our request, BRS also agreed to make O'Sullivan a third party beneficiary to BRS's commitment letter to OSI. At the same time, BRS lowered the cash component of its offer by $0.50, from $18.00 to $17.50. BRS also informed us that it would be unwilling to proceed with the proposed merger without a termination fee being granted by O'Sullivan. See "--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy".

    The special committee met again on May 10, 1999. The committee reviewed with Fried Frank and Salomon Smith Barney the status of the offers and related legal and financial considerations. The special committee instructed Fried Frank and Salomon Smith Barney to attempt to arrive at a definitive agreement with BRS, if possible, but to continue discussions with the other interested party.

    The special committee also concluded that if the BRS proposal were accepted, it would be appropriate that Daniel O'Sullivan's resignation as chairman of the board be accelerated if the merger agreement were terminated. Mr. O'Sullivan had previously agreed to resign as chairman of the board on March 31, 2000 if no successor is selected by that time. Mr. O'Sullivan had already resigned as chief executive officer on October 16, 1998. In conversations held during the week of May 10, Mr. O'Sullivan agreed to the proposal that could accelerate his resignation as chairman of the board.

    On May 11, 1999, after further negotiations, BRS modified its offer to increase the liquidation value of each share of senior preferred stock to be issued in the merger by $0.50 per share to $1.75.

    On May 13, 1999, at a meeting of the special committee, Fried Frank and Salomon Smith Barney reviewed with the committee legal and financial aspects of the proposed transaction with BRS. The special committee instructed Fried Frank to continue to negotiate with BRS.

    In the evening of May 13, 1999, Fried Frank met with BRS counsel seeking to narrow the open issues. Our general counsel, Rowland Geddie, participated in this meeting by telephone conference. On the morning of May 14, 1999, Fried Frank met with BRS and its counsel to continue the negotiations. During that period, discussions were also held with the other interested party.

    On May 16, 1999, the special committee reviewed with Fried Frank and Salomon Smith Barney the status of the proposals from BRS and the other interested party. The special committee determined that the other party's offer was financially inferior as compared to the BRS offer. Salomon Smith Barney also reviewed with the special committee the financial analyses that it performed in its evaluation of the merger consideration offered by BRS. Based on the assumption that the terms of the merger agreement would remain substantially the same, Salomon Smith Barney orally delivered its opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants in the buyout. After further discussion and consideration, the special committee unanimously approved a transaction with BRS. This approval was contingent on final negotiation of the merger agreement with terms approved by the chairman of the special committee and ratification by the full board.

    The full board of directors met later in the day on May 16, 1999. The special committee presented its recommendations in favor of a merger with BRS. Fried Frank gave its legal presentation and Salomon Smith Barney gave its financial presentation. After further discussion and consideration, the board of directors, with the directors who are management participants in the buyout abstaining, unanimously approved and adopted the merger agreement and the merger with any changes that may be approved by the special committee. The board of directors, with Daniel O'Sullivan abstaining, also voted unanimously to amend Daniel O'Sullivan's retirement agreement so that his resignation as chairman of the board would become effective on the earlier of March 31, 2000 and the termination of the merger agreement.

    On the afternoon of May 16, 1999, Fried Frank initiated final negotiations with BRS and its counsel. Negotiations continued until the morning of May 18, 1999 when the definitive terms of the merger agreement were finalized and the merger agreement was executed.

    On May 18, 1999, before the opening of trading on the NYSE, we issued a press release announcing that we had signed the merger agreement with OSI.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The board of directors has approved the merger agreement and the merger and recommends approval of the merger agreement and the merger by the O'Sullivan stockholders. This approval was unanimously supported by the four members of the special committee. The remaining four directors-- Richard D. Davidson, Daniel F. O'Sullivan, Thomas M. O'Sullivan, Sr. and Tyrone E. Riegel-- abstained because they are management participants in the buyout. In reaching its determination, the board of directors considered the unanimous recommendation of the special committee and the following material factors that supported its decision:

    (1) the merger will provide O'Sullivan stockholders a premium for their shares compared to the market price at the time we publicly announced a possible sale of O'Sullivan;

    (2) information concerning comparable transactions in the furniture industry;

    (3) the merger agreement with OSI was the result of an auction process and arm's length negotiations in which the special committee was assisted by its legal and financial advisors. See "--Background to the Merger";

    (4) O'Sullivan publicly announced on March 24, 1999 that it formed the special committee to consider alternatives, including a possible sale of the company, and that management had submitted a buyout proposal;

    (5) various alternatives to the merger, including the alternative of remaining independent, and the risks associated with those alternatives;

    (6) the current and past trading prices of O'Sullivan common stock compared to the common stock of other furniture manufacturers;

    (7) the opinion of Salomon Smith Barney as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants in the buyout. See "--Opinion of O'Sullivan's Financial Advisor";

    (8) the terms and conditions of the merger agreement, including the right of the board of directors to terminate the agreement if its fiduciary duties required that action in the event a superior proposal from a third party is made. See "The Merger Agreement"; and

    (9) the past performance and reputation of BRS in making acquisitions.

    The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

    (1) our only recourse in the event of a wrongful termination or material breach of the merger agreement is against OSI, a company without assets;

    (2) the obligation of OSI to complete the merger is conditioned upon obtaining financing. The financing may not be received by OSI for reasons beyond the control of O'Sullivan. See "--Financing of the Merger";

    (3) the value of the senior preferred stock is uncertain. See "Risk
       Factors";

    (4) the termination fees that we may have to pay to OSI may discourage others from proposing an alternative transaction that may be more advantageous to our stockholders; and

    (5) the potential conflicts of interest of the management participants in the buyout.

    After considering these factors, and taking into account the recommendation of the special committee, the board of directors concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination. The determination was made after consideration of all of the factors together. In addition, individual members of the board of directors may have given different weights to different factors.

    THE BOARD OF DIRECTORS, WITH DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

OPINION OF O'SULLIVAN'S FINANCIAL ADVISOR

    O'Sullivan retained Salomon Smith Barney to act as exclusive financial advisor to the special committee and requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration provided in the merger. On May 16, 1999, at a meeting of the O'Sullivan special committee held to evaluate the proposed merger, Salomon Smith Barney delivered to the O'Sullivan special committee an oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of O'Sullivan common stock, other than the management participants in the buyout. This opinion was confirmed by delivery of a written opinion dated May 17, 1999, the date of the merger agreement.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the merger agreement and the terms of the senior preferred stock attached as an exhibit to the merger agreement;

    - held discussions with senior officers, directors and other representatives and advisors of O'Sullivan and senior officers and other representatives of BRS concerning the business, operations and prospects of O'Sullivan;

    - examined publicly available business and financial information relating to O'Sullivan;

    - reviewed financial forecasts and other information and data for O'Sullivan that the management of O'Sullivan provided to or discussed with Salomon Smith Barney;

    - reviewed the financial terms of the merger as described in the merger agreement;

    - reviewed current and historical market prices and trading volumes of O'Sullivan common stock;

    - reviewed the financial condition, historical and projected earnings and other operating data of O'Sullivan;

    - reviewed the capitalization of O'Sullivan and the surviving corporation;

    - considered, to the extent publicly available, the financial terms of other similar recent transactions that it considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of O'Sullivan;

    - approached, and held discussions with, third parties to solicit indications of interest in the possible acquisition of O'Sullivan; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data that it reviewed and considered. With respect to these financial forecasts and other information and data, the management of O'Sullivan advised Salomon Smith Barney that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of O'Sullivan as to the future financial performance of O'Sullivan.

    Salomon Smith Barney assumed, with the consent of O'Sullivan, that the merger will be recorded as a recapitalization for financial reporting purposes. Salomon Smith Barney did not express any opinion as to what the value of the senior preferred stock or other securities of the surviving corporation actually will be when issued in the merger or the price at which the senior preferred stock or other securities of the surviving corporation will trade or otherwise be transferable after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of O'Sullivan. It also did not make any physical inspection of the properties or assets of O'Sullivan. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for O'Sullivan or the effect of any transaction in which O'Sullivan might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to it as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the merger. The merger consideration was determined through negotiation between O'Sullivan and BRS. No other instructions or limitations were imposed by O'Sullivan on Salomon Smith Barney with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED MAY 17, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE O'SULLIVAN SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER. THE SUMMARY OF SALOMON SMITH BARNEY'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. A copy of Salomon Smith Barney's written presentation to the special committee relating to its opinion has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by O'Sullivan with the Securities and Exchange Commission and will be available for inspection and copying at the principal executive offices of O'Sullivan during regular business hours by any interested stockholder of O'Sullivan or stockholder representative who has been so designated in writing and may be inspected and copied, and obtained by mail, from the Commission.

    The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of O'Sullivan. No company, transaction or business used in those analyses as a comparison is identical to O'Sullivan or the proposed merger, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the O'Sullivan special committee in its evaluation of the merger and should not be viewed as determinative of the views of the O'Sullivan special committee, board or management with respect to the merger consideration or the proposed merger.

    The following is a summary of the material financial analyses that Salomon Smith Barney performed in connection with the rendering of its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

SELECTED COMPANIES ANALYSIS

    Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of O'Sullivan and the following 11 selected publicly traded companies in the furniture manufacturing industry:

    - Bassett Furniture Industries Inc.

    - Bush Industries, Inc.

    - CompX International Inc.

    - Dorel Industries Inc.

    - Ethan Allen Interiors Inc.

    - Furniture Brands International, Inc.

    - Herman Miller, Inc.

    - HON INDUSTRIES, Inc.

    - La-Z Boy Inc.

    - Ladd Furniture, Inc.

    - Steelcase Inc.

    Salomon Smith Barney compared market values as a multiple of latest 12 months and estimated calendar year 1999 net income and adjusted market values, calculated as equity market, plus net debt, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes. All multiples were based on closing stock prices on May 14, 1999. Net income estimates for the selected companies were based on publicly available research analysts' estimates and net income estimates for O'Sullivan were based both on internal estimates of the management of O'Sullivan and on publicly available research analysts' estimates.

    Salomon Smith Barney then applied a range of selected multiples implied by the selected companies of latest 12 months and estimated calendar year 1999 net income and latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes to corresponding financial data for O'Sullivan. This analysis resulted in an implied equity reference range for O'Sullivan of approximately $17.79 to $21.23 per share, as compared to the value implied by the merger consideration of approximately $18.75 per share utilizing a value for the preferred stock component of the merger consideration of approximately 70% of its face value.

PRECEDENT TRANSACTIONS ANALYSIS

    Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following eight selected transactions in the furniture manufacturing industry:

                        ACQUIROR                                                   TARGET
--------------------------------------------------------  --------------------------------------------------------
- Falcon Products, Inc.                                   Shelby Williams Industries, Inc.
- Trivest Inc.                                            WinsLoew Furniture, Inc.
- E.M. Warburg, Pincus & Co.                              Knoll Inc. (remaining 40% stake)
- Bush Industries, Inc.                                   Fournier Furniture, Inc.
- Dorel Industries Inc.                                   Ameriwood Industries International Corp.
- Citicorp Venture Capital Ltd.                           Masco Corp. (home furnishing)
- Leggett & Platt, Inc.                                   Pace Industries, Inc.
- Furniture Brands International, Inc.                    Thomasville Furniture Industries, Inc.

    Salomon Smith Barney compared the transaction values implied by the purchase prices in the selected transactions as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes. All multiples were based on financial information available at the announcement date of the relevant transaction.

    Salomon Smith Barney then applied a range of selected multiples implied by the selected transactions of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes to corresponding financial data of O'Sullivan. This analysis resulted in an implied equity reference range for O'Sullivan of approximately $16.42 to $19.60 per share, as compared to the value implied by the merger consideration of approximately $18.75 per share utilizing a value for the preferred stock component of the merger consideration of approximately 70% of its face value.

DISCOUNTED CASH FLOW ANALYSIS

    Salomon Smith Barney derived an implied equity reference range for O'Sullivan by performing a five-year discounted cash flow analysis on the stand-alone unlevered free cash flows of O'Sullivan for the fiscal years 2000 through 2004, based on internal estimates of the management of O'Sullivan. The range of estimated terminal values for O'Sullivan was calculated by applying terminal value multiples of 6.5x to 7.5x to O'Sullivan's projected 2004 earnings before interest, taxes, depreciation and amortization. The cash flows and terminal values were discounted to present value using discount rates ranging from 11.0% to 14.0%. This analysis resulted in an implied equity reference range for O'Sullivan of approximately $18.44 to $23.65 per share, as compared to the value implied by the merger consideration of approximately $18.75 per share utilizing a value for the preferred stock component of the merger consideration of approximately 70% of its face value.

LEVERAGED BUYOUT ANALYSIS

    Salomon Smith Barney derived an implied equity reference range for O'Sullivan by performing a leveraged buyout analysis based on internal estimates of the management of O'Sullivan and estimated rates of return for a financial buyer. Applying a range of terminal value multiples of 6.5x to 7.5x to O'Sullivan's projected 2003 earnings before interest, taxes, depreciation and amortization resulted in a rate of return of approximately 25% to 45% for the five-year period ending 2003. This analysis resulted in an implied equity reference range for O'Sullivan of approximately $18.00 to $21.00 per share, as compared to the value implied by the merger consideration of approximately $18.75 per share utilizing a value for the preferred stock component of the merger consideration of approximately 70% of its face value.

PREMIUM ANALYSIS

    Salomon Smith Barney analyzed the premiums paid in 36 transactions completed during the past two years having transaction values of between $250 million and $400 million involving cash or cash/ stock consideration. Salomon Smith Barney analyzed the premiums in these transactions based on the target company's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following premiums in the selected transactions, as compared to the following implied premiums in the merger for O'Sullivan based on the stock price of O'Sullivan common stock on May 14, 1999, during the 30 trading day average prior to May 14, 1999, on March 24, 1999, which is the date of the public announcement of the proposed management buyout of O'Sullivan, and one month, three months, six months and twelve months prior to March 24, 1999:

                                                                                 PREMIUM               PREMIUM ONE
                                                                             ONE DAY PRIOR TO          MONTH PRIOR
                                                                                  PUBLIC                TO PUBLIC
                                                              PREMIUMS         ANNOUNCEMENT            ANNOUNCEMENT
                                                               IMPLIED     --------------------  ------------------------
                          PERIOD                            IN THE MERGER    MEAN      MEDIAN       MEAN        MEDIAN
----------------------------------------------------------  -------------  ---------  ---------  -----------  -----------
                                                                               18.4%      15.3%       30.5%        23.2%
May 14, 1999..............................................          6.4%
30 Trading Day Average (April 5, 1999 - May 14, 1999).....         15.2%
Management Buyout Public Announcement Date
  (March 24, 1999)........................................         48.5%
One Month Prior to March 24, 1999
  (February 24, 1999).....................................         84.0%
Three Months Prior to March 24, 1999
  (December 24, 1998).....................................         78.6%
Six Months Prior to March 24, 1999
  (September 24, 1998)....................................         93.5%
Twelve Months Prior to March 24, 1999
  (March 24, 1998)........................................         53.1%

OTHER FACTORS

    In rendering its opinion, Salomon Smith Barney considered other factors, including a review of:

    - historical and projected financial results of O'Sullivan;

    - the history of trading prices and volume for O'Sullivan common stock and the relationship between movements in O'Sullivan common stock, movements in the common stock of selected companies and movements in the S&P 500 Index;

    - selected published analysts' reports on O'Sullivan; and

    - valuation of the preferred stock component of the merger consideration.

MISCELLANEOUS

    Under the terms of its engagement, O'Sullivan has agreed to pay Salomon Smith Barney upon completion of the merger a total financial advisory fee equal to 1.0% of the total consideration payable in the merger. O'Sullivan has also agreed to reimburse Salomon Smith Barney for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of O'Sullivan for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to BRS and its affiliates unrelated to the proposed merger. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with O'Sullivan, BRS and their respective affiliates.

    O'Sullivan selected Salomon Smith Barney based on its experience, expertise and reputation. Salomon Smith Barney is an internationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

PURPOSE OF THE MERGER

    The reason that BRS and the management participants in the buyout are engaging in the merger is to acquire O'Sullivan. BRS and management participants in the buyout believe that O'Sullivan's future business prospects can be improved through BRS's active participation on the board of directors and in the areas of strategic planning, acquisitions and financial matters. BRS's assessment is based upon publicly available information regarding O'Sullivan, due diligence investigations by BRS of O'Sullivan and BRS's investment experience. In addition, BRS and management participants in the buyout believe that O'Sullivan will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. While BRS and the management participants in the buyout believe that there will be significant opportunities associated with their investment in O'Sullivan, there are also substantial risks that they may not be fully realized.

    The proposed acquisition of O'Sullivan has been structured as a merger of OSI into O'Sullivan in order to permit the cancellation of all of O'Sullivan's common stock, other than the shares being converted into common stock of the surviving corporation by the management participants in the buyout, and to preserve O'Sullivan's corporate identity and existing contractual arrangements with third parties.

FAIRNESS OF THE MERGER

    BRS and management participants in the buyout believe the merger is fair to O'Sullivan stockholders. However, none of BRS, any of its affiliates or the management participants in the buyout has undertaken any formal evaluation of the fairness of the merger to O'Sullivan's stockholders. Because of the variety of factors considered, BRS did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all the factors together. These factors include:

    (1) the current and past trading prices of O'Sullivan common stock compared to the common stock of other furniture manufacturers;

    (2) the merger will provide O'Sullivan's stockholders a premium for their shares compared to the market price at the time O'Sullivan publicly announced a possible sale of O'Sullivan;

    (3) the merger agreement was the result of an auction process and arm's length negotiations in which the special committee was assisted by its financial and legal advisers;

    (4) O'Sullivan has advised BRS that its proposal was believed to be the best alternative for O'Sullivan and its stockholders;

    (5) O'Sullivan publicly announced on March 24, 1999 that it formed the special committee to consider alternatives including a possible sale of the company and that management had submitted a buyout proposal;

    (6) the establishment of the special committee to evaluate its proposal as well as other alternatives;

    (7) the unanimous recommendation of the special committee. See "--Reasons for the Merger; Recommendations of the Board of Directors"; and

    (8) the fact that the special committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants of the buyout. See "--Opinion of "O'Sullivan's Financial Advisor".

    BRS and the management participants in the buyout believe these analyses and factors provide a reasonable basis for them to believe that the merger is fair to the holders of O'Sullivan common stock. This belief should not, however, be construed as a recommendation to O'Sullivan's stockholders by BRS or the management participants in the buyout to vote to approve the merger.

STRUCTURE OF THE MERGER

    The acquisition has been structured as a one-step merger of OSI into O'Sullivan. Each share of O'Sullivan common stock, other than the shares of stockholders who elect to pursue their appraisal rights, will become $17.50 in cash and one share of senior preferred stock. Some of the shares of O'Sullivan common stock and options held by the management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving company. After completion of the merger, OSI will cease to exist.

FINANCING OF THE MERGER

    The total amount of funds necessary to fund the merger and related transactions is expected to be approximately $370 million. These funds are expected to come from the following sources:

    - an equity investment by BRS and its affiliates of approximately $37.1 million in cash;

    - an equity investment by the management participants in the buyout of approximately $12.1 million. This investment will consist of shares of common stock of O'Sullivan, options to acquire shares and cash. The O'Sullivan common stock will be valued at $19.25 per share for this purpose;

    - the issuance in the merger of approximately $29.1 million of senior preferred stock by the surviving corporation to the existing stockholders of O'Sullivan other than for some of the shares of the management participants in the buyout, based upon the liquidation value of these shares; and

    - borrowings by O'Sullivan totaling approximately $165 million under a senior secured credit facility, the issuance of $115 million of senior subordinated notes, and the assumption of $10 million of existing variable rate demand notes.

The surviving corporation expects to repay this debt from its cash flow from operations and/or the proceeds from new debt or equity financings.

    OSI has obtained a commitment from Lehman Commercial Paper Inc. and Lehman Brothers Inc. to provide O'Sullivan with a senior secured credit facility in a total amount of $225 million and to purchase $115 million of senior subordinated variable rate loans due 2000. The obligations under this commitment are subject to the satisfaction of the following conditions:

    - OSI having received from BRS and management participants in the buyout up to $47.2 million in cash and equity of O'Sullivan;

    - no event having occurred that affects O'Sullivan's business in a material adverse manner;

    - no material adverse change in the financial markets that may prevent Lehman from being able to sell the debt financing to third parties;

    - the merger being completed for a total purchase price of not more than $372.0 million, including fees and expenses not greater than $23.0 million; and

    - Lehman having received satisfactory lien searches, solvency opinions, environment reports and legal opinions.

SENIOR SECURED CREDIT FACILITY

    The senior secured credit facility will be comprised of the following:

    - a $40 million tranche A term loan facility repayable in quarterly installments, beginning 15 months after the completion of the merger, in amounts to be agreed upon until the date that is six years after the completion of the merger;

    - a $125 million tranche B term loan facility repayable in 30 consecutive quarterly installments, beginning 15 months after the completion of the merger, in amounts to be agreed upon 7 1/2 years after the completion of the merger; and

    - a $60 million revolving credit facility maturing six years after the completion of the merger, including a $20 million letter of credit subfacility and a $10 million swing line subfacility. We expect that this revolving credit facility will be undrawn at the time of the completion of the merger.

    O'Sullivan will be the borrower under the senior secured credit facility. All present and future domestic subsidiaries of O'Sullivan will guarantee the senior secured credit facility. In addition, the senior secured credit facility will be secured by the following:

    - substantially all of the assets of O'Sullivan and its present and future domestic subsidiaries; and

    - a pledge of all of the capital stock of O'Sullivan's present and future domestic subsidiaries and 65.0% of the capital stock of O'Sullivan's present and future direct foreign subsidiaries.

SENIOR SUBORDINATED NOTES

    OSI expects to issue $115 million in senior subordinated notes. These senior subordinated notes will be our senior subordinated obligations, ranking behind all of our existing and future senior indebtedness, including indebtedness under the senior secured credit facility. The senior subordinated notes will be unconditionally guaranteed by each of our subsidiaries.

    In the event the senior subordinated notes cannot be placed prior to the completion of the merger, OSI has obtained a commitment from Lehman Commercial Paper Inc. and Lehman Brothers Inc. to provide O'Sullivan with $115 million of senior subordinated variable rate loans due 2000. The senior subordinated variable rate loans would rank the same as the senior subordinated notes. If issued, these notes will have a maturity date that is 365 days from the completion of the merger and will automatically convert upon maturity into term loans that mature in 2009. The interest rate on both the senior subordinated variable rate loans and the term loans increases each quarter, up to a maximum rate.

    The conversion of the senior subordinated variable rate loans into term loans is conditioned upon:

    - the absence of any event of default;

    - the payment of all interest through the date of conversion;

    - the payment of all fees, including a conversion fee payable to Lehman Commercial Paper Inc. and Lehman Brothers Inc.; and

    - the surviving corporation having filed a shelf registration statement with the SEC to cover the resale of exchange notes which may be issued in exchange for term loans.

    The documents for these debt securities will contain affirmative, negative and financial covenants and events of default customary for issuances of similar debt securities of this size and type.

EFFECT OF THE MERGER ON O'SULLIVAN CAPITAL STOCK

    The O'Sullivan common stock and the preferred stock purchase rights are currently listed on the NYSE. Following the completion of the merger, neither the senior preferred stock nor any other class or series of O'Sullivan's capital stock will be listed on the NYSE or any other national securities exchange and will not be quoted on the NASDAQ Stock Market, Inc. The surviving corporation will, however, remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in respect of the senior preferred stock and the senior subordinated notes upon completion of the exchange offer.

DESCRIPTION OF O'SULLIVAN CAPITAL STOCK AFTER THE MERGER

COMMON STOCK

    Following completion of the merger, the surviving corporation will be authorized to issue a total of 2,000,000 shares of common stock, par value $.01 per share.

    The holders of common stock of the surviving corporation will be entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of common stock of the surviving corporation will be able to elect all of the directors and the holders of the remaining shares will not be able to elect any directors.

    All shares of common stock of the surviving corporation will be entitled to share in dividends as the board of directors of the surviving corporation may from time to time declare from legally available sources. The right to dividends will be junior to the rights of holders of the senior preferred stock of the surviving corporation.

    Upon liquidation or dissolution of O'Sullivan, whether voluntary or involuntary, all shares of common stock of the surviving corporation are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of O'Sullivan. These prior obligations include the rights of any holder of senior preferred stock of the surviving corporation.

PREFERRED STOCK

    Following completion of the merger, O'Sullivan will be authorized to issue a total of 18,000,000 shares of preferred stock, par value $1.00 per share. The preferred stock outstanding after the completion of the merger will consist of 16,632,967 shares of senior preferred stock and 433,264 shares of series B junior preferred stock. There will also be outstanding options to acquire 46,737 shares of series A junior preferred stock. The board of directors of the surviving corporation will have the right without stockholder action to issue the remaining shares of preferred stock in series. The terms of these series may be determined by our board. However, this right to determine the terms of new series of preferred stock will be limited by the terms of the senior preferred stock and the junior preferred stock.

SENIOR PREFERRED STOCK

    LIQUIDATION VALUE. Each share of senior preferred stock will have an initial liquidation value of $1.75. On each June 30 and December 31, we will add to the liquidation value of the shares of senior preferred stock any unpaid dividends that have accrued on those shares during the six months leading up to each of these dates. This amount will be added to the liquidation value of each share. When we refer to the liquidation value, we are referring to the total of the initial liquidation value plus all dividends that have been added to it. Dividends that have not yet been added to the liquidation value are referred to as "accrued dividends". Once accrued dividends have been added to the liquidation value, they are no longer accrued dividends.

    RANK. The senior preferred stock will rank ahead of all other classes of our equity securities with respect to dividend rights and rights on liquidation, winding up and dissolution. The senior preferred stock will rank behind all of our existing and future indebtedness and other obligations.

    DIVIDENDS

    - The lending facilities to which we will be a party will prohibit or restrict our payment of cash dividends.

    - Holders of senior preferred stock will be entitled to receive cash dividends only if they are declared by our board of directors and if we have funds available for the payment of the dividends.

    - Dividends will accrue on the senior preferred stock on a daily basis at a rate of 12% per year of the liquidation value of the senior preferred stock.

    - A share of senior preferred stock will accrue dividends from the date the merger is completed until the liquidation value is paid.

    - Dividends will cease to accrue on a share of senior preferred stock on the date we pay the redemption price.

    REPURCHASE OF OTHER EQUITY SECURITIES. As long as any senior preferred stock is outstanding, we may not repurchase, redeem or otherwise acquire any of our other equity securities. We will be permitted, however, to repurchase common stock from employees at the time they leave our employment.

    LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of O'Sullivan, each holder of senior preferred stock will be entitled to be paid the liquidation value of the senior preferred stock plus accrued and unpaid dividends. The holders of senior preferred stock will not be entitled to any further payment. Holders of senior preferred stock must be paid before any holders of our other equity securities receive any payments for their shares.

    If the assets remaining after distribution to holders of indebtedness and other obligations are insufficient to permit payment to all of the holders of senior preferred stock, any remaining assets will be distributed on a proportionate basis to the holders of senior preferred stock. Holders of senior preferred stock must be paid before any holders of our other equity securities which rank behind the senior preferred stock receive any payments.

    None of the following events will be deemed to be a liquidation, dissolution or winding up of O'Sullivan:

    - our consolidation or merger into or with any other entity or entities;

    - our sale or transfer of all or any part of our assets; or

    - the reduction of our capital stock.

    REDEMPTIONS

    - OPTIONAL REDEMPTION. We may, at our option, redeem the senior preferred stock at any time.

    - TIME OF REDEMPTION. We are required to redeem all of the outstanding shares of senior preferred stock on the twelfth anniversary of the completion of the merger.

    - CHANGE OF CONTROL. We are required to redeem all of the outstanding shares of senior preferred stock if an unaffiliated third party acquires more than 50% of our outstanding common stock on a fully diluted basis.

    - REDEMPTION PAYMENT. We will be obligated to pay an amount equal to the liquidation value plus accrued and unpaid dividends for each share of senior preferred stock redeemed. We will only be required to make a payment to a holder of senior preferred stock when that holder surrenders his shares at our principal office. If we do not have sufficient funds available for the redemption of all shares of senior preferred stock, we will redeem the maximum number of shares possible on a proportionate basis.

    - NOTICE OF REDEMPTION. We will mail a written notice of redemption to each record holder of shares of senior preferred stock. We will mail this notice not more than thirty (30) nor fewer than three (3) days before the date on which the redemption is to be made. If fewer than the total number of shares of senior preferred stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of senior preferred stock will be issued to the holder without cost to that holder. We will issue this new certificate within three (3) business days after surrender of the certificate for redemption.

    - NO RIGHTS AFTER REDEMPTION. After we pay the redemption price, all rights of the holder of that share of senior preferred stock will end, including the right to receive dividends.

    - REDEEMED OR OTHERWISE ACQUIRED SHARES OF SENIOR PREFERRED STOCK. Any shares of senior preferred stock that are redeemed or otherwise acquired by us will be canceled. These shares will not be reissued by us.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of senior preferred stock will not have any rights to receive shares of any other class or series of our capital stock.

    NO PREEMPTIVE RIGHTS. Holders of senior preferred stock will not have any preemptive rights to acquire any unissued shares of our capital stock.

    VOTING RIGHTS. Except as otherwise required by law, the senior preferred stock will not have any voting rights. No terms of the senior preferred stock may be changed unless the approval of the holders of at least 51% of the shares of senior preferred stock outstanding is obtained.

JUNIOR PREFERRED STOCK

    The junior preferred stock will consist of series A junior preferred stock and series B junior preferred stock. The terms of the series A junior preferred and series B junior preferred will be identical except as to liquidation value.

    LIQUIDATION VALUE. Each share of series A junior preferred stock will have an initial liquidation value of $150.00. Each share of series B junior preferred stock will have an initial liquidation value of $100.00. On each June 30 and December 31, we will add to the liquidation value of the outstanding shares of junior preferred stock any unpaid dividends that have accrued on those shares during the six months leading up to each of these dates.

    RANK. The junior preferred stock will rank ahead of all other classes of our equity securities other than senior preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution. The junior preferred stock will rank behind all of our existing and future indebtedness and other obligations and the senior preferred stock.

    DIVIDENDS. Dividends will accrue on the junior preferred stock on a daily basis at a rate of 14% per year of the liquidation value of the junior preferred stock.

    REPURCHASE OF OTHER EQUITY SECURITIES. As long as any junior preferred stock is outstanding, we may not repurchase, redeem or otherwise acquire any of our equity securities that rank behind the junior preferred stock. We will be permitted, however, to repurchase common stock from employees at the time they leave our employment.

    LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of O'Sullivan, each holder of junior preferred stock will be entitled to be paid the liquidation value of the junior preferred stock plus accrued and unpaid dividends. The holders of junior preferred stock will not be entitled to any further payment. Holders of junior preferred stock must be paid before any holders of our other equity securities which rank behind the junior preferred stock receive any payments for their shares.

    If the assets remaining after distribution to holders of indebtedness, other obligations and the senior preferred stock are insufficient to permit payment to all of the holders of junior preferred stock, any remaining assets will be distributed on a proportionate basis to the holders of the junior preferred stock. This distribution will be made on the basis of the liquidation value.

    None of the following events will be deemed to be a liquidation, dissolution or winding up:

    - our consolidation or merger into or with any other entity or entities;

    - our sale or transfer of all or any part of our assets; or

    - the reduction of our capital stock.

    REDEMPTIONS

    - LIMITATION. We may not redeem the junior preferred stock if any senior preferred stock remains outstanding.

    - OPTIONAL REDEMPTION. After the senior preferred stock has been redeemed, we may, at our option, redeem the junior preferred stock at any time.

    - TIME OF REDEMPTION. There is no mandatory date or event when we are required to redeem any of the outstanding shares of junior preferred stock.

    - REDEMPTION PAYMENT. We will be obligated to pay an amount equal to the liquidation value plus accrued and unpaid dividends for each share of junior preferred stock redeemed. We will only be required to make a payment to a holder of junior preferred stock when that holder surrenders his shares at our principal office. If we do not have sufficient funds available for the redemption of all shares of junior preferred stock, we will redeem the maximum number of shares possible on a proportionate basis.

    - NOTICE OF REDEMPTION. We will mail a written notice of redemption to each record holder of shares of junior preferred stock. We will mail this notice not more than thirty (30) nor fewer than three (3) days before the date on which the redemption is to be made. If fewer than the total number of shares of junior preferred stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of junior preferred stock will be issued to the holder without cost to that holder. We will issue this new certificate within three (3) business days after surrender of the certificate for redemption.

    - NO RIGHTS AFTER REDEMPTION. After we pay the holder the redemption price, all rights of the holder will end, including the right to receive dividends.

    - REDEEMED OR OTHERWISE ACQUIRED SHARES OF JUNIOR PREFERRED STOCK. Any shares of junior preferred stock that are redeemed or otherwise acquired by us will be canceled. These shares will not be reissued by us.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of junior preferred stock will not have any rights to receive shares of any other class or series of our capital stock.

    NO PREEMPTIVE RIGHTS. Holders of junior preferred stock will not have any preemptive rights to acquire any unissued shares of our capital stock.

    VOTING RIGHTS. Except as otherwise required by law, the junior preferred stock will not have any voting rights. No terms of the junior preferred stock may be changed unless the approval of the holders of at least 51% of the shares of both series of junior preferred stock outstanding, together as a single class, is obtained.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    To our knowledge, the following are the only persons who own more than 5% of the shares of O'Sullivan's common stock:

                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    OWNERSHIP        OF CLASS
----------------------------------------------------------------------------------  ------------------  -----------
Tweedy, Browne Company L.L.C......................................................        1,485,009           9.3%
TBK Partners, L.P.
Vanderbilt Partners, L.P.
  52 Vanderbilt Avenue
  New York, New York 10017

Reich and Tang Asset Management L.P...............................................        1,331,700           8.3%
  600 Fifth Avenue
  New York, New York 10020

Dimensional Fund Advisors, Inc....................................................          944,700           5.9%
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, CA 90401

ICM Asset Management, Inc.........................................................          832,800           5.2%
  601 W. Main Avenue, Suite 97
  Spokane, WA 99201

    We had 16,048,988 shares of common stock outstanding on May 31, 1999. The following table provides information regarding the beneficial ownership of O'Sullivan's common stock as of May 31, 1999 for:

    - our executive officers;

    - our directors; and

    - all of our directors and executive officers as a group.

Except under applicable community property laws, joint ownership and as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                       SHARES       OPTIONS    SAVINGS AND
                                                     BENEFICIALLY BENEFICIALLY   PROFIT        TOTAL       PERCENT
NAME                                                    OWNED        OWNED        PLAN        SHARES        OWNED
---------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Daniel F. O'Sullivan...............................      46,441      263,300        1,598       311,339         1.9%
Richard D. Davidson................................     119,279      165,000          803       285,082         1.8%
Tyrone E. Riegel...................................      31,652      148,500        1,418       181,570         1.1%
Terry L. Crump.....................................      23,302      106,670          834       130,806       *
Thomas M. O'Sullivan, Jr...........................      36,069       71,000        2,866       109,935       *
Michael P. O'Sullivan..............................      27,815       67,500        4,302        99,617       *
Rowland H. Geddie, III.............................      10,981       71,000        4,597        86,578       *
E. Thomas Riegel...................................      13,014       71,000        2,463        86,477       *
James C. Hillman...................................      22,475       71,000        3,935        97,410       *
William C. Bousquette..............................      13,874        7,000            0        20,874       *
Charles G. Hanson..................................      25,000        6,000            0        31,000       *
Stewart M. Kasen...................................       8,332        5,000            0        13,332       *
Thomas M. O'Sullivan, Sr...........................     166,704        7,000            0       173,704         1.1%
Ronald G. Stegall..................................           0        7,000            0         7,000       *
Directors and executive officers as a group (14
  persons).........................................    [544,938]   1,066,970      [22,816]   [1,634,724]       [9.5]%

------------------------

*   Less than 1.0%.

    The shares for Mr. Daniel F. O'Sullivan include 500 shares owned by his wife. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

    The shares for Mr. Thomas M. O'Sullivan, Sr. include 154,738 shares owned by O'Sullivan Properties, Inc. and 1,139 shares owned by his wife. Mr. Thomas M. O'Sullivan, Sr. and his wife own all of the voting stock of O'Sullivan Properties, Inc. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

    The shares for Thomas M. O'Sullivan, Jr. include 4,995 shares he holds as custodian for his minor son and 13,036 shares held by a limited partnership in which he and his wife are general partners. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his son and the partnership.

    The shares for Mr. Michael P. O'Sullivan include 9,567 shares he holds as custodian for his minor children and 405 shares owned by his wife. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his minor children and his wife.

    The shares for Mr. James C. Hillman include 4,880 shares owned by his son. Mr. Hillman disclaims beneficial ownership of the shares held by his son.

    Some of the shares held in the Savings and Profit Plan may not be sold by the plan participants prior to the stockholder's retirement or the termination of his employment.

    Since all options to acquire shares of common stock will become exercisable upon completion of the merger, we have treated all options as being beneficially owned. These include options which are not presently exercisable.

SECURITY OWNERSHIP OF THE SURVIVING CORPORATION AFTER THE MERGER

    The following table sets forth the anticipated beneficial ownership of the securities of O'Sullivan immediately after the completion of the merger. The amounts set forth below assume a total equity contribution of $49.2 million. Of this amount, approximately $37.1 million is assumed to be provided by BRS and its affiliates and $12.1 million is assumed to be provided by the management participants in the buyout. These amounts do not include the options to acquire common stock which may be granted to the employees of O'Sullivan after completion of the merger. The actual investment of each management participant in the buyout has not been definitively determined and may be changed. The investment of BRS includes shares to be held by employees and affiliates of BRS.

                                                                                                                      SHARES OF
                                          SHARES OF                                          OPTIONS TO PURCHASE       SERIES
                NAME OF                    COMMON       PERCENTAGE OF    SHARES OF SENIOR      SERIES A JUNIOR        B JUNIOR
           BENEFICIAL OWNER                 STOCK       COMMON STOCK      PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK
---------------------------------------  -----------  -----------------  -----------------  ---------------------  ---------------
BRS....................................     816,000            71.6%                 0                   --             362,667
Richard P. Davidson....................      67,167            5.89%            83,253                4,171              22,435
Daniel F. O'Sullivan...................       9,972             .87%           205,493                4,432                  --
Tyrone E. Riegel.......................      17,948            1.57%           113,124                3,083               2,936
O'Sullivan Properties, Inc. (affiliate
  of Thomas M. O'Sullivan, Sr.)........      21,735            1.91%           103,424                   --               9,660
Michael P. O'Sullivan..................      26,078            2.29%            24,557                4,408               5,225
Thomas M. O'Sullivan, Jr...............      28,203            2.47%            27,847                4,558               6,019
James C. Hillman.......................      23,127            2.03%            25,767                4,451               4,221
Rowland H. Geddie, III.................      21,017            1.84%            16,353                5,667               2,067
E. Thomas Riegel.......................      16,829            1.48%            32,640                3,463               2,410
Management participants in the buyout
  as a group (37 persons)..............     324,000            28.4%           839,640               46,737              70,597

    Each management participant in the buyout is a citizen of the United States and has a business address at 1900 Gulf Street, Lamar, Missouri 64759-1899. O'Sullivan Properties, Inc. has a business address at 1101 Gulf Street, Lamar, Missouri 64759. While Mr. Thomas M. O'Sullivan, Sr. is participating in the buyout through O'Sullivan Properties, we are treating him as a management participant in the buyout for purposes of this document.

CONSEQUENCES OF THE MERGER; PLANS FOR O'SULLIVAN AFTER THE MERGER

    As a result of the completion of the merger:

    (1) all of the common stock of O'Sullivan will be owned by BRS, its affiliates and the management participants in the buyout;

    (2) all other current stockholders of O'Sullivan will not participate in O'Sullivan's future earnings and growth other than the right to receive dividends on, and the liquidation value of, the senior preferred stock;

    (3) BRS, its affiliates and the management participants in the buyout will have the opportunity to benefit from any earnings and growth of O'Sullivan, and will bear the risk of any decrease in O'Sullivan's value;

    (4) O'Sullivan will incur a significant amount of indebtedness;

    (5) O'Sullivan's common stock will no longer be traded on the NYSE, price quotations will no longer be available and the registration of the O'Sullivan common stock under the Exchange Act will be terminated;

    (6) the senior preferred stock will be registered under the Exchange Act;

    (7) the present board of directors of O'Sullivan will be replaced by the board of directors of OSI, which will be comprised of Messrs. Richard D. Davidson, Stephen F. Edwards, Daniel F. O'Sullivan and Harold O. Rosser; and

    (8) the officers of O'Sullivan will be the officers of the surviving corporation, except that Terry L. Crump, an Executive Vice President and Chief Financial Officer, will not continue as an officer or employee.

    Following the completion of the merger, BRS and its affiliates expect that the business and operations of O'Sullivan will be continued substantially as they are currently being conducted. The board of directors and management of the surviving corporation will, however, continue to evaluate O'Sullivan's business, operations, corporate structure and organization and will make changes as they deem appropriate.

CONFLICTS OF INTEREST; ARRANGEMENTS WITH MANAGEMENT

    When you consider the recommendations of the board of directors, you should be aware that the management participants in the buyout may have interests in the merger that are different from your interests. These interests may create potential conflicts of interest. The board of directors was aware of these interests when it approved the merger agreement.

EQUITY INVESTMENT AND CASH PAYMENTS

    In the recapitalization that will occur at the same time as the completion of the merger, some of the shares of common stock held by the management participants in the buyout will become shares of common stock and series B junior preferred stock of the surviving corporation. It is anticipated that the shares of common stock will represent 28.4% of the outstanding common stock of the surviving corporation. Some of the stock options to acquire shares of common stock that are held by management participants in the buyout will become options exercisable into shares of junior preferred stock of the surviving corporation. In addition, it is presently anticipated that options to acquire 5% of the common stock of the surviving corporation will be granted to its employees under a benefits plan. No decision has been made as to which employees will participate in this plan. Some of these employees may be management participants in the buyout.

    The following table sets forth the anticipated investments that management participants in the buyout will make in the surviving corporation. The investments will be made in the form of existing shares of common stock, existing options to acquire common stock and cash. Existing shares of common stock have been valued at $19.25 for this purpose. Each existing option to acquire common stock has been valued at the difference between $19.25 and the exercise price. The table also sets forth the merger consideration anticipated to be received by these persons in the merger for the existing shares of O'Sullivan common stock that are not being invested in the surviving corporation as part of the buyout:

                                                   INVESTMENT IN THE                   MERGER CONSIDERATION
                                                 SURVIVING CORPORATION                    TO BE RECEIVED
                                       ------------------------------------------  -----------------------------
                                                                                     SHARES OF
                                                                                       SENIOR
                                          EXISTING       EXISITING                   PREFERRED
                                           SHARES        OPTIONS TO                    STOCK
                                         OF COMMON        ACQUIRE                    (NUMBER OF
                                           STOCK        COMMON STOCK      CASH        SHARES)          CASH
                                       --------------  --------------  ----------  --------------  -------------
Richard D. Davidson..................   $  2,293,965    $    417,098   $   16,688         83,253   $     864,459
Daniel F. O'Sullivan.................             --         443,200        9,972        205,493       2,456,700
Tyrone E. Riegel.....................        300,206         308,344       11,342        113,124       1,287,976
O'Sullivan Properties (affiliate of
  Thomas M. O'Sullivan, Sr.).........        987,746              --           --        103,424       1,809,911
Michael P. O'Sullivan................        534,272         440,766       14,321         24,557         284,166
Thomas M. O'Sullivan, Jr.............        615,488         455,778       14,659         27,847         336,733
James C. Hillman.....................        431,579         445,149       13,631         25,767         294,007
Rowland H. Geddie, III...............        211,372         566,694       16,366         16,353         201,680
E. Thomas Riegel.....................        246,423         346,288       11,407         32,640         355,375
Management participants in the buyout
  as a group (37 persons)............   $  6,940,953    $  4,673,680   $  442,700        839,640   $  10,223,174

    As of the record date for the special meeting, the management participants in the buyout owned a total of [605,026] shares of O'Sullivan common stock and held options to purchase a total of [1,243,516] shares of O'Sullivan common stock. Appendix D to this document includes information relating to transactions since April 20, 1999 involving O'Sullivan's common stock effected by or on behalf of BRS, O'Sullivan and their affiliates and directors and executive officers who are management participants in the buyout.

ARRANGEMENTS WITH BRS

    After completion of the merger, BRS will provide management and advisory services to the surviving corporation. For these services, BRS will receive from the surviving corporation an annual fee equal to 1.5% of annual consolidated earnings before interest, taxes, depreciation and amortization of the surviving corporation. In any event, this amount will not be less than $750,000 per year.

AGREEMENTS RELATING TO EQUITY IN THE SURVIVING CORPORATION

    BRS, its affiliates and the management participants in the buyout will enter into agreements relating to their investment in the surviving corporation. These agreements will not impose any restrictions on the voting rights of the management participants in the buyout, other than voting for the election of directors of the surviving corporation. These agreements will provide for:

    - restrictions on transfer;

    - the right of BRS to require the management participants in the buyout to sell their interests in the surviving corporation if BRS decides to sell its interest in the surviving corporation;

    - the right of management participants in the buyout to sell their interests in the surviving corporation on the same terms as BRS or any of its affiliates sells its interests in the surviving corporation;

    - the right to register their securities of the surviving corporation under the Securities Act;

    - the right of management participants in the buyout to purchase additional shares to retain their percentage interest in the surviving corporation if the surviving corporation issues additional securities to BRS or any of its affiliates; and

    - the right of the surviving corporation to repurchase the common stock interest of a management participant in the buyout if that person is no longer employed by the surviving corporation.

TREATMENT OF STOCK OPTIONS

    All options to acquire O'Sullivan common stock will vest and become exercisable at the time of the completion of the merger. Some of the options to acquire O'Sullivan common stock that are held by management participants in the buyout will be converted into equity of the surviving corporation. All other options to acquire O'Sullivan common stock will be canceled. The amount and type of payments made for those canceled options will depend upon the exercise price of the option.

    EXERCISE PRICE EQUAL TO OR LESS THAN $17.50

    Each holder of an option with an exercise price equal to or less than $17.50 will receive for each share covered by that option:

    - one share of senior preferred stock; and

    - cash in an amount equal to the difference between the exercise price and $17.50.

    EXERCISE PRICE GREATER THAN $17.50

    Each holder of an option with an exercise price greater than $17.50 will receive for each share covered by that option a fraction of one share of senior preferred stock. The numerator of this fraction will be the difference between $19.25 and the exercise price of the option. The denominator of the fraction will be $1.75. All options held by a person will be aggregated. Any fraction of a share of senior preferred stock will be paid in cash on the basis of $1.75 per share.

    As of June 22, 1999, there were options outstanding to purchase a total of 1,592,881 shares of O'Sullivan's common stock at a weighted average exercise price of approximately $9.84 per share.

TERMINATION PROTECTION AGREEMENTS

    O'Sullivan has termination protection agreements with its executive officers and key managers. If the employment of a protected employee is terminated by us within a period of up to 24 months after a change in control, the employee will be entitled to receive various benefits. The completion of the merger is a change of control for purposes of these agreements. These benefits include:

    1. a cash payment equal to up to the current base salary and highest bonus received in the previous three years;

    2. a cash payment equal to up to the bonus earned by the employee in the year of termination, calculated on a pro rated basis on the date of termination;

    3.  a cash payment equal to accrued and unpaid vacation pay;

    4. for executive officers only, a cash payment for an automobile allowance of up to 12 months;

    5.  continued life and health insurance coverage for up to 12 months;

    6. a lump sum payment, adjusted for taxes, to the employee in an amount equal to the protected employee's unvested profit sharing account in the Savings and Profit Sharing Plan;

    7. a cash payment based on the amount that the protected employee would have received under our Deferred Compensation Plan had he continued to work for O'Sullivan until he attained the age of 65;

    8.  all outstanding stock options vest and become immediately exercisable;

    9. O'Sullivan will be required to purchase for cash any shares of unrestricted common stock and options for shares at the fair market value;

    10. up to one year of outplacement services;

    11. for executive officers only, if the protected employee moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan, we will repurchase the protected employee's primary residence; and

    12. if the employee is required to pay an excise tax under Section 4999 of the Internal Revenue Code of 1986, we will pay the employee an additional amount to offset the effect of the tax.

    The agreements for executive officers also provide for cash payments in lieu of matching payments under the Stock Purchase Program and the Savings and Profit Sharing Plan. The agreements for executive officers also provide that, in some circumstances, they may voluntarily leave the employment of O'Sullivan after a change in control and receive the benefits under the protection agreements. These circumstances include:

    - an adverse change in the executive's status, title or duties;

    - a reduction in the executive's salary or bonus;

    - relocation of the executive's office to a site which is more than 20 miles from its present location;

    - a reduction in the executive's benefit levels;

    - the insolvency or bankruptcy of O'Sullivan; or

    - the executive leaves the employment of O'Sullivan for any reason during the 60-day period beginning on the first anniversary of the change in control.

However, for purposes of the merger, each of the executive officers who is a management participant in the buyout has waived his right to receive benefits under the protection agreements in these circumstances, other than a reduction in his salary or bonus.

    The table below sets forth the total payments that may be received by each of the executive officers and all persons having protection agreements as a group if these persons are terminated following the completion of the merger. The values of non-cash benefits have been included on the basis of their estimated fair value. These amounts do not include any payments to be received for shares of O'Sullivan common stock or options to acquire O'Sullivan common stock. These amounts also do not include payments which we would make to offset the effect of excise taxes or to purchase any executive officer's home. We have assumed for this purpose that the merger was completed on September 30, 1999.

                                              OFFICER                                                    AMOUNT
----------------------------------------------------------------------------------------------------  ------------
Richard Davidson....................................................................................  $    786,184
  President and Chief Operating Officer
Tyrone E. Riegel....................................................................................  $    599,395
  Executive Vice President-Manufacturing
Terry L. Crump......................................................................................  $    502,482
  Executive Vice President and Chief Financial Officer
E. Thomas Riegel....................................................................................  $    345,240
  Vice President-Strategic Operations
Thomas M. O'Sullivan, Jr............................................................................  $    340,740
  Vice President-Sales
Rowland H. Geddie, III..............................................................................  $    333,781
  General Counsel, Vice President and Secretary
Michael P. O'Sullivan...............................................................................  $    312,780
  Vice President-Marketing
James C. Hillman....................................................................................  $    286,921
  Vice President-Human Resources
All persons having a protection agreement (33 persons)..............................................  $  5,824,987

RETIREMENT AND CONSULTING AGREEMENT

    We are required to make payments to Daniel O'Sullivan under his retirement and consulting agreement with O'Sullivan. Payments under this agreement will total approximately $4,297,000. The agreement expires in July 2006. The net present value of the costs of Mr. O'Sullivan's retirement and consulting agreement is approximately $2.1 million. We recorded a one-time, pre-tax charge of $2.1 million, or $1.4 million after taxes, recognizing this cost in the quarter ending June 30, 1999.

SPECIAL COMMITTEE COMPENSATION

    Each member of the special committee has received $5,000 for service on the committee. William Bousquette, chairman of the special committee, received an additional $15,000 for his service on the committee. In addition, each committee member is entitled to receive $1,000 for each special committee meeting attended in person and $500 for each meeting attended by telephone.

DIRECTORS OF O'SULLIVAN AFTER THE MERGER

    Richard D. Davidson, Stephen F. Edwards, Daniel F. O'Sullivan, and Harold O. Rosser will be the directors of O'Sullivan after the completion of the merger. Messrs. Edwards and Rosser will be new directors of O'Sullivan. A brief description of their business experience is set forth in Appendix E.

FEDERAL INCOME TAX CONSEQUENCES

    The following summary of federal income tax consequences of the merger and the ownership and disposition of the senior preferred stock received in the merger is for general information only and is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect. The summary does not address any foreign, state, or local tax consequences of the merger and the ownership and disposition of the senior preferred stock received in the merger.

QUALIFICATIONS

    The summary assumes that the O'Sullivan common stock is, and the senior preferred stock to be issued in the merger will be, held as a capital asset. Moreover, the summary does not address all tax consequences of the merger that may be relevant to O'Sullivan stockholders in light of their particular circumstances or to some types of stockholders subject to special treatment under federal income tax law, including:

    - insurance companies,

    - tax-exempt organizations,

    - financial institutions,

    - S Corporations,

    - employees of O'Sullivan,

    - investment companies,

    - broker-dealers,

    - dealers in securities or currencies,

    - traders in securities or currencies,

    - foreign corporations,

    - persons who are not citizens or residents of the United States,

    - persons who acquired their shares by exercising employee stock options or otherwise as compensation, or

    - persons who hold our common stock as part of a "straddle," "hedge," conversion transaction or other integrated investment composed of a share of O'Sullivan common stock and one or more other investments.

    Furthermore, the summary does not address the tax treatment of the following persons:

    - persons who actually own, or are deemed to constructively own under
      Section 302(c) of the Internal Revenue Code, O'Sullivan common stock immediately after the merger or who acquire, actually or constructively, O'Sullivan common stock after the merger, and

    - persons who exercise dissenter's rights in the merger.

EACH HOLDER SHOULD CONSULT THE HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

THE MERGER

    The receipt of cash and shares of senior preferred stock for O'Sullivan common stock under the merger by holders will be a taxable event for federal income tax purposes. A holder of O'Sullivan common stock will be treated as having disposed of O'Sullivan common stock in a sale or exchange and will recognize gain or loss equal to the difference between (1) the sum of the amount of cash received and the fair market value of the shares of senior preferred stock received and (2) the holder's tax basis in the shares of O'Sullivan common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for O'Sullivan common stock exceeds one year.

DISTRIBUTIONS ON SENIOR PREFERRED STOCK

    CASH DISTRIBUTIONS

    Cash distributions on the senior preferred stock received will be taxable to a holder as ordinary dividend income to the extent that the cash amount does not exceed O'Sullivan's current or accumulated earnings and profits for federal income tax purposes.

    To the extent that the amount of any distribution on the senior preferred stock exceeds O'Sullivan's current or accumulated earnings and profits for federal income tax purposes, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the senior preferred stock. The amount of the excess distribution that is greater than the holder's adjusted tax basis in the senior preferred stock will be treated as gain from a sale or exchange. The gain will be capital gain and will be long-term capital gain if the holder's holding period for the senior preferred stock exceeds one year.

    ACCRUED DIVIDENDS

    The declaration and payment of cash dividends with respect to the senior preferred stock will, after the effective time of the merger, be limited under the terms of our financing arrangements. Dividends that are not declared currently and which have not previously been declared and paid will be required to be paid at the time the senior preferred stock is redeemed or exchanged or at the time O'Sullivan is liquidated. The tax treatment of dividends that accrue and increase the liquidation preference and/or the redemption price of the senior preferred stock is not free from doubt. O'Sullivan intends to take the position that holders of the senior preferred stock are not required to include any accrued and unpaid dividends in income until dividends are declared or paid in cash, and O'Sullivan does not intend to treat any accruing but undeclared and unpaid dividends as distributions to holders of the senior preferred stock under the information reporting rules. Holders should be aware that the Internal Revenue Service could take the position that dividends are includable in income as they accrue prior to the time that dividends are declared or paid in cash.

    DISCOUNT

    The senior preferred stock is subject to mandatory redemption on the twelfth anniversary of the date of its issuance. In addition, subject to restrictions, the senior preferred stock is redeemable at any time or from time to time at O'Sullivan's option. In the event that the fair market value of a share of the senior preferred stock at the time of the merger is determined to be less than its stated liquidation preference, holders of the senior preferred stock may be required to treat a portion of the difference between the senior preferred stock's liquidation preference and its fair market value as constructive distributions of property includable in income on a periodic basis as it accrues.

    MANDATORY REDEMPTION FEATURE. The entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is taxable as a constructive distribution to the holder over the period from issuance to the date of the mandatory redemption using a constant yield method. The constructive distribution is treated as a dividend to the extent of O'Sullivan's current or accumulated earnings and profits and otherwise subject to the treatment described above for cash distributions.

    The senior preferred stock will generally be considered to have a redemption premium to the extent its mandatory redemption price exceeds its issue price (i.e., its fair market value at the time of issuance) if the mandatory redemption price exceeds the issue price by more than a DE MINIMIS amount. For this purpose, the redemption premium will be treated as zero if the excess of the mandatory redemption price over the issue price is less than 0.25% of the redemption price multiplied by the number of complete years from the date of issuance of the senior preferred stock until the senior preferred stock must be redeemed.

    OPTIONAL REDEMPTION FEATURE. Under applicable regulations, some optional redemption features may also result in constructive distributions over the period from the date of issue to the date of the optional redemption distribution. We do not believe that the optional redemption rights will result in constructive distributions to holders of the senior preferred stock under these rules.

    DIVIDENDS RECEIVED DEDUCTION

    To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the 70% dividends-received deduction under Section 243 of the Internal Revenue Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, including restrictions relating to (1) the holding period of the stock on which the dividends are sought to be deducted, (2) debt-financed portfolio stock, and (3) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which exceptions and restrictions may apply to their particular factual situations.

    EXTRAORDINARY DIVIDENDS

    Under Section 1059 of the Internal Revenue Code, the tax basis of the senior preferred stock that has been held by a corporate stockholder for two years or less is generally reduced, but not below zero, by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent that a corporate holder's tax basis in its senior preferred stock would have been reduced below zero, the holder must generally recognize gain upon receipt of an "extraordinary dividend."

    Generally, an "extraordinary dividend" is a dividend that (1) equals or exceeds 5% of the holder's basis in the senior preferred stock (treating all dividends that have ex-dividend dates within an 85-day period as a single dividend) or (2) exceeds 20% of the holder's adjusted basis in the senior preferred stock (treating all dividends having ex-dividend dates within 365-day period as a single dividend). An "extraordinary dividend" also includes the proceeds of a non-pro-rata redemption of the senior preferred stock, if O'Sullivan has sufficient earnings and profits for tax purposes, without regard to the period the corporate holder held the stock.

CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE CODE TO THEIR OWNERSHIP OF THE SENIOR PREFERRED STOCK.

SALE OR REDEMPTION OF THE SENIOR PREFERRED STOCK RECEIVED IN THE MERGER

    Redemption of shares of the senior preferred stock for cash will be a taxable event. A redemption of shares of the senior preferred stock for cash will generally be treated as a sale or exchange and should result in gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the senior preferred stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the board of directors prior to the redemption (the dividends being separately taxable as described above). Similarly, upon the sale of the senior preferred stock, the difference between (1) the sum of the amount of cash and the fair market value of other property received and (2) the holder's adjusted basis in the senior preferred stock will be treated as gain or loss from a sale or exchange of the senior preferred stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for the senior preferred stock exceeds one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    O'Sullivan will be required to report information to the IRS with respect to the payment of dividends on the senior preferred stock. Owners of O'Sullivan common stock should be aware that O'Sullivan will be required in some cases to withhold and remit to the United States Treasury 31% of amounts payable in the merger or as dividends on, or in redemption of, senior preferred stock to any person (1) who has provided either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (3) who has failed to certify to O'Sullivan that he is not subject to backup withholding or that he is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

REGULATORY MATTERS

    We cannot complete the merger until we give notification and furnish information to the Federal Trade Commission and the Department of Justice and the specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Department of Justice on June 11, 1999. The waiting period for antitrust review by the regulatory authorities expires on July 11, 1999 unless the regulatory authorities grant early termination. This period may be extended by the regulatory authorities if they want additional information.

ACCOUNTING TREATMENT OF THE MERGER

    We expect the transaction to qualify as a recapitalization for accounting purposes. If the transaction is accounted as a recapitalization, the historical basis of O'Sullivan's assets and liabilities will not be affected. See "Unaudited Pro Forma Financial Data".

TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT WITH TANDY

    Prior to our initial public offering in 1994, we were owned by Tandy Corporation. As part of the initial public offering, we entered into a tax sharing and tax benefit reimbursement agreement with Tandy. The structure of the public offering increased our basis in our assets for tax purposes. This increase in basis of our assets increases our tax deductions for depreciation and amortization each year. The deductions reduce our income taxes that we otherwise would have paid to the IRS. Under the tax sharing and tax benefit reimbursement agreement, we agreed to pay Tandy nearly all of any benefit we receive from reducing our taxable income by these increased deductions. This tax sharing agreement will remain in effect after the completion of the merger.

    Since the initial public offering, we have deducted interest expense incurred in determining the benefit payment to Tandy under the tax sharing agreement. We will incur a significant increase in interest expense associated with our higher debt levels incurred in connection with the financing of the merger. We believe that our increased interest expense should be taken into account in determining the payments we are required to make to Tandy. Tandy has advised us that it believes the increase in our interest expense should not be taken into account. If the increased interest expense is not allowable in determining the payment to Tandy, our cash flow may be significantly reduced after the completion of the merger. We can provide no assurance that our payments to Tandy under the tax sharing agreement will be reduced.

LITIGATION CHALLENGING THE MERGER

    Five lawsuits have been filed as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative, to rescind the merger and recover monetary damages. The complaints name as defendants O'Sullivan, all of its directors and, in some cases, BRS.

The complaints allege that our directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger are inadequate and unfair to O'Sullivan's stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan's stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of the O'Sullivan's stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted the alleged breaches of fiduciary duties. The defendants do not have to respond to the lawsuits until after the plaintiffs have combined their complaints into one complaint. In addition, the parties to the litigation must agree when the defendants must move or answer in response to the combined complaint. We believe that the claims are without merit and intend to vigorously defend the lawsuit.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Estimated fees and expenses for the merger are as follows:

                                  DESCRIPTION                                       AMOUNT
-------------------------------------------------------------------------------  -------------
Advisory fees and expenses.....................................................  $   5,950,000
Debt financing fees and expenses...............................................      9,113,000
Legal fees and expenses........................................................      2,250,000
Transaction fees and expenses..................................................      4,000,000
Accounting fees and expenses...................................................        100,000
Printing and mailing costs.....................................................        500,000
Miscellaneous expenses.........................................................        200,000
                                                                                 -------------
    Total......................................................................  $  22,113,000
                                                                                 -------------
                                                                                 -------------

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, stockholders of O'Sullivan will vote on a proposal to approve and adopt the merger agreement and approve the merger. If the terms and conditions of the merger agreement are met, OSI will merge with and into O'Sullivan. After the completion of the merger, OSI will cease to exist and O'Sullivan will be the surviving company with new owners.

    With the directors who are management participants in the buyout abstaining, the board of directors has unanimously:

    - approved the merger agreement and the merger,

    - determined that the consideration to be paid in the merger is fair to, and in the best interests of, the stockholders, and

    - recommended that stockholders of O'Sullivan vote "for" approval and adoption of the merger agreement and approval of the merger.

VOTES REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT

    The affirmative vote of holders of a majority of the outstanding shares of O'Sullivan common stock is required to approve the merger agreement. Each share of O'Sullivan common stock is entitled to one vote.

    Only holders of record of common stock at the close of business on       ,
1999 will be entitled to receive notice of and vote at the special meeting. As of that date, there were [16,048,988] shares of O'Sullivan common stock outstanding. Holders of a majority of the outstanding common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum.

    A list of O'Sullivan stockholders entitled to vote will be available for
examination at [            , Kansas City, Missouri] during the ten day period
prior to the special meeting.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    If you abstain or fail to vote your shares, it will have the same effect as voting against the merger. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

    Under New York Stock Exchange rules, your broker cannot vote O'Sullivan common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to vote your shares, your shares will not be voted. This will have the same effect as voting against the merger.

HOW TO REVOKE A PROXY

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

    A stockholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Rowland
H. Geddie, III, Vice President, General Counsel and Secretary, 1900 Gulf Street, Lamar, Missouri 64759-1899.

    In addition, you may revoke your proxy by voting your shares in person at the special meeting.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the O'Sullivan board of directors. We will arrange for and pay the costs of brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will also reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket
expenses. [      ] will assist in the solicitation of proxies for a fee of
$      , plus reimbursement of reasonable out-of-pocket expenses. O'Sullivan will indemnify our proxy solicitor against specific liabilities and expenses, including liabilities and expenses under the federal securities laws.

RIGHTS OF STOCKHOLDERS NOT VOTING FOR THE MERGER

    Stockholders who do not support the merger and who do not wish to receive the cash and senior preferred stock consideration to be paid in the merger have the right to demand that a court appraise their shares. These stockholders will be entitled to receive in cash the fair value of their shares as determined by the court if the merger is completed. In order to qualify for this right, a stockholder must:

    - be the owner of record on the date the stockholder demands appraisal and not sell his or her shares before completion of the merger;

    - not vote for the merger agreement;

    - make a written demand for appraisal prior to the special meeting; and

    - follow the other procedures required by law.

    See "Appraisal Rights of Dissenting Stockholders" for a description of these procedures.

                                 THE COMPANIES

O'SULLIVAN INDUSTRIES HOLDINGS, INC.

    We are a leading designer, manufacturer and distributer of ready-to-assemble furniture products, with over 45 years of experience. We sell primarily to the rapidly growing home office and home entertainment markets. We manufacture approximately 450 stock keeping units of ready-to-assemble furniture at retail price points from $20 to $999. Our product offerings include ready-to-assemble desks, computer workcenters, home entertainment centers, audio equipment racks, pantries and microwave oven carts. We also manufacture a variety of other ready-to-assemble furniture for home office, home entertainment and other home uses. We design our products to provide high quality, strong value and ease of assembly by the consumer using straight-forward, diagramed instructions.

    We distribute our products primarily through office superstores, including OfficeMax, Office Depot and Staples, discount mass merchants including Wal-Mart, Target and Kmart, as well as through other retail channels. We own three modern manufacturing facilities totaling over 2.1 million square feet that are strategically located across the United States. This network of manufacturing facilities positions us closer to our customers and reduces freight costs. Freight costs represent a significant portion of total product cost. For the nine months ended March 31, 1999, we had sales of $294.0 million, EBITDA of $38.5 million and net income of $16.2 million.

    The $3.1 billion ready-to-assemble segment of the North American furniture market grew at a compound annual growth rate of 11.0% from 1993 through 1998. This growth rate was significantly faster than the 5.8% compound annual growth rate of the total $53.0 billion domestic residential furniture market from 1993 to 1997. The market for residential furniture, which includes upholstered furniture and wood furniture shipped fully assembled by the manufacturer, is influenced by a variety of factors, including home sales, housing starts and general economic conditions. We believe the faster growth of ready-to-assemble furniture products is the result of changes in the needs of consumers, changes in retail distribution channels and significant improvements in product quality.

    - CHANGES IN THE NEEDS OF CONSUMERS. Consumer demand for personal computers, larger screen televisions, and related equipment, coupled with the rapid growth of the Internet have driven the demand for more sophisticated ready-to-assemble home office and home entertainment furniture. We expect these trends to continue as the number of households owning personal computers, home theaters and other audio and video equipment expands;

    - CHANGES IN RETAIL DISTRIBUTION CHANNELS. Office superstores and discount mass merchants have altered the way many products are sold in the United States. The ready-to-assemble furniture segment has been positively impacted by their collective fast growth and increased market share of distribution. These two classes of distributors accounted for over 50% of the ready-to-assemble market in 1997; and

    - IMPROVEMENTS IN PRODUCT QUALITY. Improved equipment, software and manufacturing processes have enabled the ready-to-assemble furniture industry to produce higher quality, more durable products at a lower cost than comparable wood furniture shipped fully assembled by the manufacturer. Consequently, ready-to-assemble furniture more closely resembles the quality and durability of comparable wood furniture shipped fully assembled, but is relatively less expensive.

We believe these trends will continue to drive the growth of the ready-to-assemble segment of the retail furniture market.

COMPETITIVE STRENGTHS

    We believe we are able to compete effectively due to the following strengths:

    LEADING MARKET SHARE POSITION. We are the second largest North American ready-to-assemble furniture manufacturer in terms of domestic sales. In calendar year 1998, our estimated share of the ready-to-assemble furniture market was approximately 16%. We have maintained this position for the past ten years. Many of our largest customers, including office superstores and discount mass merchants, have substantial purchasing requirements across the country. We are able to satisfy these requirements because of our large manufacturing capacity and our innovative, high quality products.

    LEADER IN PRODUCT QUALITY, INNOVATION AND DESIGN. We believe that we are recognized as a leader in product quality, innovation and design in the ready-to-assemble furniture industry. Our computer-aided design software and our modern manufacturing processes enable us to develop more than 150 new products per year. Consequently, about one-third of our products are new each year. Our ability to innovate allows us to keep pace with changes in retailer and consumer tastes and demands.

    WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. We have well established relationships with many of the largest retailers of ready-to-assemble furniture in the United States. These include office superstores like OfficeMax, Office Depot and Staples. They also include national discount mass merchants, like Wal-Mart, Target and Kmart. Over the past two years, we have also established relationships with leading electronic superstores like Best Buy and Circuit City. We believe we have a long history as a trusted vendor and have earned a reputation for product quality and innovation, customer responsiveness and manufacturing flexibility.

    RECENT CAPACITY EXPANSION AND SYSTEM UPGRADES POSITION US FOR GROWTH. We recently completed a $20 million capacity expansion program in our Virginia plant. This expansion increased our total manufacturing capacity by 15%. We also recently completed a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we recently completed an upgrade of our management information systems. This upgrade included a corporate-wide conversion to JD Edwards software. We also installed new point-of-sale analytical software that allows our sales force to better analyze sales trends and consumer preferences. In addition, we now have Pro-engineering, a computer-aided design software package. This software enhances our product design capabilities and reduces the time before newly conceived products reach the market.

    LOW COST, GEOGRAPHICALLY DIVERSIFIED MANUFACTURING OPERATIONS. We believe that we are a low-cost ready-to-assemble furniture producer due to our large scale, modern facilities and efficient manufacturing processes. We are the only major ready-to-assemble furniture manufacturer with a plant in each of the eastern, central and western regions of the United States. This allows our plants to receive particle board and fiberboard from the manufacturers located nearest to them. This network of manufacturing facilities positions us closer to our customers. It also reduces shipping costs, which represent a significant proportion of product cost. We are the only ready-to-assemble furniture manufacturer with a manufacturing facility in the western United States, the fastest growing region of the nation for ready-to-assemble furniture sales.

    EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our senior management team has extensive experience in the ready-to-assemble industry. Our top nine executives have been with us for an average of over 18 years. In addition, we have broadened our management's expertise by hiring executives from other leading manufacturers. Management participants in the buyout will retain equity in O'Sullivan valued at a total of $12.1 million in connection with the recapitalization and merger. This retained equity includes an interest of approximately 28.4% in the outstanding common stock of the surviving corporation. As a result of its substantial equity interest, we believe the management participants in the buyout will have significant incentive to continue to increase our sales and profitability.

GROWTH STRATEGY

    Sales of ready-to-assemble furniture, although expanding more rapidly than sales of traditional casegood furniture, still represent approximately 6% of the overall domestic residential furniture market. As the quality of ready-to-assemble furniture continues to improve, and office superstores and discount mass merchants continue to expand, we expect ready-to-assemble furniture to gain additional market share.

    The key elements of our growth strategy are as follows:

    CONTINUE TO DEVELOP A BROAD RANGE OF INNOVATIVE, HIGH QUALITY PRODUCTS. We are dedicated to offering a broad range of high quality products at a variety of retail prices. We believe that by maintaining a broad product line, we can appeal to a greater number of consumers and penetrate a larger number of distribution channels. We seek to drive demand for our products and maintain profitability in an otherwise price-rigid environment by providing a steady stream of high quality product introductions. In fiscal year 1998, we introduced more than 150 new products.

    FURTHER PENETRATE EXISTING AND NEW, GROWING DISTRIBUTION CHANNELS. We have increased sales to office superstores and discount mass merchants, our core distribution channels. Sales to these channels grew at a compound annual growth rate of about [14%] since fiscal year 1995 to over $200 million in fiscal year 1998. To increase sales to our existing customer base, we have developed several initiatives. These initiatives include dedicated product lines, enhanced customer service and tailored marketing programs. We have also focused on increasing sales to other growing distribution channels. These channels include electronic specialty retailers and home improvement centers. These retailers are increasing the ready-to-assemble component of their product mix. Our broad product mix, the multi-regional locations of our manufacturing facilities and our efficient distribution systems are well-suited for the large retail chains which dominate these channels.

    LOWER PRODUCTION COSTS. Producing ready-to-assemble furniture cost effectively is vital to our competitive position. This belief was the premise for our recently completed capital expansion and

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
management information systems upgrade. Our capital investments have increased our total manufacturing capacity and we are standardizing some of our manufacturing processes to reduce set-up downtime. New equipment and employee training has also improved our inventory management, order fulfillment rates and cost structure. In addition, our JD Edwards and Pro-engineering software has strengthened our customer responsiveness and improved our product design capability. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

    REMAIN COMMITTED TO CUSTOMER SERVICE. We are committed to providing superior customer service to maintain strong relationships with our customers. We strive to develop marketing strategies that are consistent with our customers' needs and their position in the marketplace. The recent investments we have made to improve our management information systems and increase our manufacturing capacity should enable us to provide a higher level of customer responsiveness, improve the look and quality of our products and enhance our ability to forecast orders.

INDUSTRY OVERVIEW

    GENERAL

    The $3.1 billion domestic ready-to-assemble segment of the retail furniture market is comprised of all sales of prefinished, or unfinished, non-upholstered furniture purchased in component form and then assembled by the consumer. Domestic ready-to-assemble furniture is generally made from particle board or fiberboard laminated to replicate the appearance of various types of wood or other surfaces. Through improvements in product quality, innovation and assembly, ready-to-assemble furniture manufacturers today can offer a broad array of products ranging from $20 tv/vcr stands to $999 computer workcenters. Although technological advances allow ready-to-assemble furniture manufacturers to imitate the look and durability of casegood furniture, ready-to-assemble furniture manufacturers are generally able to sell at lower price points due to lower raw material, manufacturing and transportation costs.

    The ready-to-assemble segment of the retail furniture market has grown at a 11.0% compound annual growth rate from 1993 to 1998, compared to the compound annual growth rate of the United States gross domestic product of 5.4% over the same period. We believe the growing popularity of ready-to-assemble furniture products is the result of basic structural changes in the retail distribution channels and increased demand created by the changes in the needs of consumers, changes in retail distribution channels and improvements in product quality.

    IMPROVEMENTS IN PRODUCT QUALITY AND POPULARITY

    During the past ten years, ready-to-assemble furniture has evolved and improved dramatically. Industry studies and publications indicate that consumers' attitudes regarding ready-to-assemble furniture have followed suit to a large extent. Due to improvements in the ready-to-assemble furniture manufacturing process, the quality of ready-to-assemble furniture, while lower in cost, is now more comparable to that of wood furniture shipped assembled by the manufacturer. Ready-to-assemble furniture manufacturers are able to provide additional competitive advantages relative to assembled wood furniture. These advantages include a broader range of surfaces and colors, enhanced design to support the most recent home office/entertainment equipment and immediate product availability.

    EXPANSION OF KEY CUSTOMERS

    The growth in the office superstore and mass merchant retail channels has fueled the growth of ready-to-assemble furniture in the United States. These channels currently account for over 50% of all ready-to-assemble furniture sales. Some mass merchants and office superstores have announced that they will open new domestic stores in 1999. These include approximately 200 stores for Wal-Mart, 60

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
stores for Target, 105 stores for OfficeMax, 105 stores for Office Depot and 150 stores for Staples. We anticipate having our products included in the majority of these new stores.

    GROWTH IN HOME OFFICE FURNITURE

    Ready-to-assemble furniture currently accounts for over 60% of the home office furniture sold in the United States. As the number of households owning at least one and in some cases multiple personal computers continues to increase, we expect the demand for home office furniture to increase. As the price of lower-end personal computers has steadily declined below $1,000 in the past three years, computer ownership in median and lower income households has increased significantly. Personal computer shipments in 1998 increased to an estimated 12.8 million units, up 16.4% from 11.0 million units in 1997. The penetration rate of personal computers in U.S. households due to declining prices and increased use of the Internet is expected to increase to 51% by 2001 from 43% in 1997.

    CONTINUING GROWTH AND INNOVATION IN THE HOME ENTERTAINMENT MARKET

    The demand for larger television sets and related audio and video equipment has created increased demand for ready-to-assemble furniture. In 1998, an estimated 22.2 million televisions were sold in the United States. In 1998, television sales increased 1.6%, to $6.1 billion from $6.0 billion in 1997. During this period, the market for large screen televisions, defined as 32" or larger, increased 57.1%, from $2.1 billion in 1997 to $3.3 billion in 1998. The surge in overall sales and sales of large screen televisions has occurred in part due to a general price decline. For example, prices for 32" screen televisions have dropped 40% since 1996. Many entertainment centers sold over the past decade accommodated televisions with a maximum screen size of 27". These entertainment centers will need to be replaced by new furniture products to accommodate larger screen televisions.

PRODUCT OVERVIEW

    We group our product offerings into three distinct categories:

    - furniture for the home office, including desks, computer work centers, bookcases, filing cabinets and computer storage racks;

    - electronics display furniture, including home entertainment centers, home theater systems, television and stereo tables and cabinets, and audio and video storage racks; and

    - home decor furniture, including microwave oven carts, pantries, living room and recreation room furniture and bedroom pieces, including dressers, night stands and wardrobes.

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
    The following is a description of some of our products.

              PRODUCT                             DESCRIPTION                          KEY CUSTOMERS
------------------------------------  ------------------------------------  ------------------------------------
Living Dimensions...................  Contemporary small office/home        OfficeMax, Office Depot, Best Buy,
                                      office and entertainment furniture.   Office World, Circuit City, Service
                                      Upscale features include              Merchandise
                                      Armortop-Registered Trademark-
                                      laminates and Quikfit-TM- fastener
                                      system.

Ovations............................  Transition style entertainment        Best Buy, Circuit City, Montgomery
                                      furniture collection in both medium   Ward
                                      Mystique Maple and light Snow Maple
                                      finish.

Scandinavian........................  Contemporary small office/home        Office Depot, OfficeMax, Ames,
                                      office and entertainment furniture    Target, Best Buy
                                      collection in medium Alder finish.

Xpressions-TM-......................  Generation X targeted home office     Wal-Mart, Circuit City, Meijer,
                                      and tertainment furniture             Ames, Staples, Montgomery Ward
                                      collection. Features include
                                      mini-stereo system compatibility,
                                      lavish media storage and youthful
                                      high contrast, two-tone finish.

French Gardens......................  Country French style collection with  OfficeMax, Shopko, Montgomery Ward antique Odessa Pine finish. Both
                                      home office and entertainment
                                      products.

Carmel                                Transitional styled home office and   Ames, Montgomery Ward, Service
  Valley-Registered Trademark-......  tertainment furniture collection in   Merchandise, Best Buy
                                      a medium oak finish.

PRODUCT DESIGN AND DEVELOPMENT

    We believe we are an industry leader in product quality and innovation. We are committed to the continuing development of unique furniture that meets consumer needs. With over 50% of our sales to the home office market, we believe we are recognized as one of the industry's premier producers of contemporary home office ready-to-assemble furniture. As evidence of our commitment to quality and innovation, we introduce over 150 products per year. By providing a continuous stream of new product introductions, we are able to drive demand for our products and we believe we can maintain profit margin in an otherwise price-rigid environment.

    We maintain an in-house product design staff that collaborates with our marketing personnel and customers to develop new products based on demographic and consumer information. The product design professionals then work with our engineering division to produce full-scale prototypes. The engineering staff uses computer-aided design Pro-engineering software, which provides the latest three-dimensional graphics capabilities. Pro-engineering software allows a design engineer to accelerate the time-to-completion for a new product design. This allows us to reduce the time before newly conceived products reach the market. We then show out prototypes to our customers to gauge interest. If initial

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
indications of product appeal are favorable, we usually can commence production within twelve weeks. In fiscal year 1998, we spent approximately $900,000 on product design and development.

CUSTOMERS

    Ready-to-assemble furniture is sold through a broad array of distribution channels, including discount mass merchants, office superstores, electronic superstores, national department stores and home centers. While the ready-to-assemble segment historically has been dominated by discount mass merchants like Wal-Mart, Target and Kmart, office superstores have quickly become the second largest distribution channel. The office superstores are the fastest growing channel with 21% of total 1997 ready-to-assemble furniture sales. We have a leading market share position in both of the two major distribution channels and longstanding relationships with key customers.

    In fiscal year 1998, over 60% of our sales were made through the office superstore and discount mass merchant channels. In that same period, sales to OfficeMax accounted for 20.1% of our total sales and Office Depot accounted for 11.6% of our total sales. Similar to other large ready-to-assemble furniture manufacturers, our sales are fairly concentrated. See "Risk Factors."

SALES AND MARKETING

    We manage our customer relationships through both a direct sales force and a network of independent sales representatives. Key accounts like OfficeMax and Office Depot are called on jointly by our sales force and independent sales representatives. Smaller customers are serviced mainly by independent sales representatives. Sales and marketing activities are reviewed by our in-house sales force. As of May 31, 1999, we employed 15 people in our sales department and 14 people in our marketing department.

    We work extensively with our customers to meet their specific merchandising needs. Through customer presentations and other direct feedback from the customer and consumers, we identify the consumer tastes and profiles of a particular retailer. With this information, we make product recommendations to our customers. We maintain a close dialogue with customers to ensure that the design and functional requirements of our products are fulfilled.

    Our products are promoted by our customers to the public under cooperative and other advertising agreements, including newspaper inserts and catalogs. Under these agreements, we cover a portion of the customer's advertising expenses if the customer places approved advertisements mentioning us and our products by name. We may also provide support to some customers' advertising programs. We generally do not advertise directly to consumers. We do, however, advertise in trade publications to promote O'Sullivan as a producer of high quality ready-to-assemble furniture.

    We provide crucial service support needed by our customers. This support includes designing and installing product displays, educating retailers' sales forces and maintaining floor displays. We have been recognized for our commitment to our retail partners and have earned several recognitions in recent years. These recognitions include the 1998 Vendor of the Year award in the ready-to-assemble furniture category from both Kmart and Shopko.

    We participate in the eight-day furniture markets held in High Point, North Carolina in April and October of each year. High Point is the principal international market in the furniture industry. It attracts buyers from the United States and abroad. We maintain over 16,000 square feet of leased showroom space at High Point. We also maintain two other showrooms to market our product lines. In addition, we participate in other trade shows, including the international furniture show in Cologne, Germany.

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
MANUFACTURING

    We operate three modern manufacturing facilities. They are located in Lamar, Missouri, South Boston, Virginia and Cedar City, Utah. The facilities have in total over 2.1 million total square feet. We have invested over $35 million in capital improvements to expand production capacity and increase manufacturing efficiency in these facilities since the beginning of fiscal year 1997.

    We believe that our capacity expansion and equipment upgrade efforts should add over 15% in additional manufacturing capacity. These efforts have provided significant production improvements, including:

    - IMPROVED PRODUCT STYLING AND EFFICIENCY. We were one of the first ready-to-assemble furniture manufacturers to utilize combi-former machines. These machines provide a significant advantage in product styling by creating rounded and other curved edges on furniture parts.

    - IMPROVED MANUFACTURING EFFICIENCY. Our new equipment is highly automated and efficient. However, it is also complex and requires extensive training. As our employees have become more familiar with the new equipment, their productivity has improved. We expect these improvements to continue.

    - INCREASED MANUFACTURING FLEXIBILITY. The new equipment installed at our South Boston, Virginia plant has provided expanded capacity and manufacturing flexibility. As a result, the South Boston facility is now capable of manufacturing a broader spectrum of parts. Some of these parts were formerly manufactured only in our Lamar plant. We believe that our expanded manufacturing capacity will increase manufacturing flexibility, reduce freight costs and allow us to better serve East Coast markets.

RAW MATERIALS

    The materials used in our manufacturing operations include particle board, fiberboard, coated paper laminates, glass, furniture hardware and packaging materials. Our largest raw material cost is particle board. We purchase all of our raw material needs from outside suppliers. We buy our particle board and fiberboard at market-based prices from several independent wood product suppliers. We purchase other raw materials from a limited number of vendors. These raw materials are generally available from other suppliers, although the cost from alternate suppliers might be higher.

    As is customary in the ready-to-assemble furniture industry, we do not maintain long-term supply contracts with our suppliers. We do, however, have long standing relationships with all of our key suppliers and encourage supplier partnerships. Our supplier base is sufficiently diversified so that the loss of any one supplier in any given commodity should not have a material adverse effect on our operations. We have never been unable to secure needed raw materials. However, there could be adverse effects on our operations and financial condition if we are unable to secure necessary raw materials like particle board and fiberboard.

    Because we purchase all of our raw materials from outside suppliers, we are subject to fluctuations in prices of raw materials. For example, our results of operations were significantly affected in fiscal year 1995 by higher particle board and fiberboard prices. Future increases in the price of raw materials could again affect our results of operations. See "Risk Factors".

COMPETITION

    The residential furniture market is very competitive and includes a large number of both domestic and foreign manufacturers. Our competitors include both manufacturers of ready-to-assemble and assembled furniture. Although a large number of companies manufacture ready-to-assemble furniture, the top five ready-to-assemble furniture manufacturers account for an estimated 65% of the domestic ready-to-assemble furniture market. Our top five competitors in terms of market share of the ready-to-assemble segment of the residential furniture market are Sauder Woodworking, Inc., Bush Industries, Inc., Dorel Industries, Inc., Mills Pride, and Creative Interiors. Some of our competitors have greater sales volume and financial resources than us.

    We, along with some of our competitors, have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. The current increases in production capacity could again cause excess capacity and increased competition if anticipated sales increases do not materialize. This could adversely affect our margins and results of operations. See "Risk Factors".

PATENTS AND TRADEMARKS

    We have a United States trademark registration and international trademark registrations or applications for the use of the O'Sullivan-Registered Trademark- name on furniture. We believe that the O'Sullivan name and trademark are well-recognized and associated with high quality by both our customers and consumers. Our products are sold under a variety of trademarks in addition to O'Sullivan. Some of these names are registered trademarks. We do not believe that the other trademarks we own enjoy the same level of recognition as the O'Sullivan trademark. We also do not believe that the loss of the right to use any one of these other trademarks would be material to our business. We hold a number of patents and licenses. None of these patents and licenses are individually considered by us to be material to our business.

SHIPPING

    We offer customers the choice of paying their own freight costs or having us absorb freight costs. If we absorb the freight costs, our product prices are adjusted accordingly. When we pay freight costs, we use independent trucking companies with whom we have negotiated competitive transportation rates.

BACKLOG

    Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

SEASONALITY

    We generally experience a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling seasons.

PROPERTIES

    We own the following facilities:

    - LAMAR, MISSOURI. Opened in 1965, this facility has about 1.1 million square feet. It is the largest of our three facilities and has the capability to produce our entire product offering. This facility also serves as our corporate headquarters.

    - SOUTH BOSTON, VIRGINIA. Opened in 1989, our South Boston facility has been expanded to approximately 480,000 square feet. This includes a 100,000 square foot expansion in 1993 and an additional 30,000 square foot expansion in 1998. The South Boston facility has the capability to manufacture substantially all of our products. As a part of our expansion in 1998, we added a strip line, a laminator, a combi-former machine and a new wrap line to the facility.

    - CEDAR CITY, UTAH. This facility was opened in the spring of 1995. Our newest plant encompasses about 530,000 square feet. It has about 25% of the production capacity of our Lamar facility. We opened this facility in Utah to be closer to western customers and particle board suppliers in order to reduce transportation costs. The building in Cedar City is now utilizing approximately 50% of its available manufacturing space. It could accommodate substantial capacity expansion.

    We lease distribution warehouses in Lamar, Missouri and South Boston, Virginia. We utilize space in bonded warehouses for a distribution facility in Markham, Ontario for our Canadian operations and in a distribution facility in Oxfordshire, United Kingdom to serve our European customers.

INSURANCE

    We maintain liability insurance at levels that we believe are adequate for our needs. We believe these levels are comparable with the level of insurance maintained by other companies in the furniture manufacturing business.

EMPLOYEES

    As of March 31, 1999, we had approximately 2,500 employees. 64% of these employees are located in Lamar. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

ENVIRONMENTAL AND SAFETY REGULATIONS

    Our operations are subject to extensive federal, state and local environmental laws, regulations and ordinances. Some of our operations require permits. These permits are subject to revocation, modification and renewal by governmental authorities.

    Governmental authorities have the power to enforce compliance with their regulations. Violators may be subject to fines, injunction or both. Compliance with these regulations has not in the past had a significant effect on our earnings, capital expenditures or competitive position. We anticipate increased federal and state environmental regulations affecting us as a manufacturer, particularly regarding emissions and the use of various materials in the production process. In particular, regulations to be issued under the Clean Air Act Amendments of 1990 will likely subject us to new standards regulating emissions of some air pollutants from our wood furniture manufacturing operations. We cannot at this time estimate the impact of these new standards on our operations, future capital expenditure requirements or the cost of compliance. We have applied for air emission permits under Title V of the Clean Air Act Amendments of 1990.

    Our manufacturing process creates by-products, including sawdust and particle board flats. At the South Boston facility, this material is given to a recycler or disposed of in landfills. At the Lamar facility, the material has been sent to a recycler and off-site disposal sites. Wood by-products generated at the Cedar City facility are shipped to a local landfill. Our by-product disposal costs were approximately $1,213,325 for fiscal 1998, $953,000 for fiscal 1997, and $850,000 for fiscal year 1996.

    Our manufacturing facilities ship waste products to various disposal sites. If our waste products include hazardous substances and are discharged into the environment, we are potentially liable under various laws. These laws may impose liability for releases of hazardous substances into the environment. These laws may also provide for liability for damage to natural resources. One example of these laws is the federal Comprehensive Environmental Response, Compensation and Liability Act. Generally, liability under this act is joint and several and is determined without regard to fault. In addition to the Comprehensive Environmental Response, Compensation and Liability Act, similar state or other laws and regulations may impose the same or even broader liability for releases of hazardous substances.

    We have been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act for the cost of cleaning up a disposal site in Diaz, Arkansas. We entered into a DE MINIMIS buyout agreement with some of the other potentially responsible parties. We have contributed $2,000 to date toward cleanup costs under this agreement. The agreement subjects potentially responsible parties with only very small potential liability to liability for additional contributions if cleanup costs exceed $9 million. In this event, we would be liable for our share of the excess. Cleanup expenses have approached $9 million. The state has approved a plan providing that groundwater at the site be monitored. No further remediation activity is presently required to be undertaken unless further problems are discovered. The monitoring activities should not require the potentially responsible parties to make additional payments. We believe that the amounts we may be required to pay in the future, if any, relating to this site will be immaterial.

    Our operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder. We believe that we are in substantial compliance with all of these laws and regulations.

OSI ACQUISITION, INC.

    OSI is a newly formed Delaware corporation formed by principals of BRS for the purpose of completing the merger. The address of OSI's principal executive offices is c/o Bruckmann, Rosser, Sherrill & Co., L.L.C., 126 East 56th Street, New York, NY 10022. OSI will not have any significant assets or liabilities, except as described in this document. OSI will not engage in any activities other than those related to completing the merger.

    All of the outstanding capital stock of OSI is owned by BRS. Information about the directors and executive officers of OSI is set forth in Appendix E to this document.

BRS

    BRS is a private equity firm formed in 1995 that specializes in leveraged acquisitions. BRS seeks to acquire quality businesses in alliance with proven operating management. BRS professionals currently manage two funds with total committed capital of more than $800,000,000. Since its formation, BRS has completed 15 acquisitions, including acquisitions in the manufacturing and retailing industries. From the mid-1980's until BRS's formation, the principals of BRS worked together as senior officers of Citicorp Venture Capital. While at Citicorp Venture Capital, the principals of BRS completed 25 acquisitions, including furniture companies Chromcraft Revington, Inc. and Cort Business Services Corporation.

    Bruckmann, Rosser, Sherrill & Co. II, L.P., its affiliates and the management participants in the buyout will own 100% of OSI immediately prior to the completion of the merger. BRSE, LLC is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. BRS is the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P. Information about the members of BRS and BRSE, LLC is set forth in Appendix E to this document. The services of BRS and its affiliates include forming OSI, planning the capital structure of OSI and the surviving corporation, obtaining commitments for debt financing and negotiating definitive agreements with respect to the financing and negotiation of the merger agreement.

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                              THE MERGER AGREEMENT

    This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

    When the merger is completed, OSI will be merged with and into O'Sullivan. The separate corporate existence of OSI will cease and O'Sullivan will be the surviving corporation in the merger. The merger will have the effects specified in the Delaware General Corporation Law.

EFFECTIVE TIME OF THE MERGER

    The merger will be completed when we file a certificate of merger with the Secretary of State of the State of Delaware. However, we may agree to a later time, and specify that time in the certificate of merger. We expect to complete the merger in the third calendar quarter of 1999. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived. See "THE MERGER--Conditions".

EXCHANGE PROCEDURES

    [ ] will be the paying agent and exchange agent. After the merger is completed, [ ] will mail a letter of transmittal to each person who held shares of O'Sullivan common stock at the time of the completion of the merger. You should use that letter of transmittal in forwarding and exchanging O'Sullivan stock certificates. Instructions for doing so will be included in the letter of transmittal. After an O'Sullivan stock certificate and a letter of transmittal is received by [ ], you will be entitled to receive $17.50 in cash plus one share of senior preferred stock of O'Sullivan for each share of O'Sullivan common stock surrendered. [ ] will cancel the surrendered certificates. DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

    No interest will be paid on the cash payable upon surrender of any certificate. In the event of a transfer of ownership of O'Sullivan common stock that is not registered in the transfer records of O'Sullivan, documentary evidence of the transfer and prior payment of applicable taxes will be required by [ ] before payment is made to the stockholder.

    Any O'Sullivan stockholder who has not complied with the exchange procedures within nine months after the completion of the merger may look only to O'Sullivan for payment in exchange for his shares. Neither O'Sullivan, BRS, [ ] nor any other person will be liable to you for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    If your O'Sullivan stock certificate has been lost, stolen or destroyed, you will only be entitled to receive payment for your common stock by making an affidavit and, if required by O'Sullivan, posting a bond in an amount sufficient to protect us against claims related to your stock certificate.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties made by us to OSI, including representations and warranties relating to:

    (1) due organization, power and standing and other corporate matters;

    (2) authorization, execution, delivery and enforceability of the merger agreement;

    (3) compliance with applicable laws;

    (4) capital structure and securities;

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    (5) subsidiaries;

    (6) conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

    (7) documents filed with the SEC and the accuracy of the information in those documents;

    (8) litigation and liabilities;

    (9) conduct of business in the ordinary course and the absence of adverse changes and material adverse effects;

    (10) tax matters;

    (11) retirement and other employee benefit plans;

    (12) labor matters;

    (13) brokers' and finders' fees with respect to the merger;

    (14) intellectual property and compliance with year 2000 computer issues;

    (15) permits;

    (16) environmental matters;

    (17) title to assets;

    (18) insurance;

    (19) material contracts;

    (20) receipt of a fairness opinion from Salomon Smith Barney;

    (21) amendment of the shareholder rights agreement;

    (22) undisclosed liabilities;

    (23) real property;

    (24) debt instruments;

    (25) authorization of a trust for employee benefits and its inapplicability to the merger;

    (26) authority of the special committee;

    (27) recommendation of the board of directors; and

    (28) vote of the stockholders.

    The merger agreement also contains representations and warranties made by OSI to us, including representations and warranties relating to:

    (1) due organization, power and standing, and other corporate matters;

    (2) authorization, execution, delivery and enforceability of the merger agreement;

    (3) compliance with applicable laws;

    (4) interim operations of OSI;

    (5) financing of the merger; and

    (6) litigation.

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COVENANTS

    O'Sullivan and its subsidiaries have agreed to conduct their operations in the ordinary course of business consistent with past practice pending completion of the merger. We have also agreed to use our commercially reasonable efforts to:

    - keep intact our business organization and goodwill;

    - keep available the services of our officers and employees; and

    - maintain satisfactory relationships with persons having existing business relations with us.

    In addition, we have agreed that before the completion of the merger, unless OSI agrees in writing or as otherwise permitted by the merger agreement, neither O'Sullivan nor any of its subsidiaries will:

    (1) amend its certificate of incorporation or bylaws;

    (2) issue, sell or pledge any shares of its capital stock or other ownership interest;

    (3) effect any stock split or otherwise change its capitalization;

    (4) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock;

    (5) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

    (6) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

    (7) sell, lease, license, abandon, transfer, mortgage pledge or otherwise encumber or subject to any lien or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with past practice and which would not be material to O'Sullivan and its subsidiaries taken as a whole;

    (8) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire or make commitments to acquire any assets which would be material, except for purchases of inventory, supplies, equipment parts or capital equipment;

    (9) incur or assume any long-term or short-term debt, except for working capital purposes;

    (10) assume, guarantee or otherwise become liable or responsible for the obligations of any other person;

    (11) make or forgive any loans, advances or capital continuations to, or investments in, in an amount more than $10,000 for any one transaction or $50,000 in total;

    (12) grant any stock-related or performance awards, other than performance awards in the ordinary course of business consistent with past practice and, in the case of stock related awards, other than in a total amount not to exceed 210,000 shares of common stock;

    (13) enter into, amend or renew any employment, severance, consulting or salary continuation agreements, grant any severance or termination pay or grant any increases in compensation or benefits to employees other than in the ordinary course of business consistent with past practice;

    (14) adopt or amend in any respect or make any new grants or awards under any employee benefit plan or arrangement;

    (15) amend, change or waive the shareholders rights agreement;

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    (16) amend, modify or waive any material term of any outstanding security of
       O'Sullivan;

    (17) fail to (A) maintain in all material respects any real property owed by O'Sullivan or its subsidiaries, (B) timely pay in all material respects all taxes, water and sewer rents, assessments and insurance premiums affecting real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to or affecting real property;

    (18) enter into any labor or collective bargaining agreement, or any other agreement or commitment to or relating to any labor union;

    (19) adopt a plan of complete or partial liquidation;

    (20) settle or compromise any material claims or litigation;

    (21) take any action with respect to accounting policies or procedures, except as may be required by law or generally accepted accounting principles;

    (22) make any material tax election or amend any material tax return or any material insurance policy without notice to OSI;

    (23) take, or agree or commit to take, any action that would, or is reasonably likely to, make inaccurate any representation or warranty of O'Sullivan under the merger agreement; or

    (24) agree in writing or otherwise to take any of the foregoing actions.

    O'Sullivan and OSI have also agreed to cooperate in the: (1) prompt preparation and filing of documents under federal and state securities laws and with applicable government authorities, (2) issuing of press releases and (3) the delisting of O'Sullivan common stock from the NYSE.

NO SOLICITATION OF TRANSACTIONS

    We are not permitted to solicit any offers, inquiries or proposals regarding, or engage in, a merger, acquisition or similar transaction that involves more than 10% of our capital stock or a material portion of our assets. However, our special committee may engage in discussions about an unsolicited proposal for a merger, asset sale or similar transaction with a third party under limited circumstances. The conditions to engaging in these discussions include:

    - a confidentiality agreement being signed that is no less favorable to us than the confidentiality agreement we have with BRS;

    - outside legal counsel advising us that failure to engage in substantive discussions with the third party carries a material risk that our board of directors will breach its fiduciary duties; and

    - the special committee determining after consulting with its financial and legal advisors that the third party's proposal is:

       - more favorable to our stockholders than the merger agreement;

       - not subject to any material contingency which the third party is not likely to overcome;

       - reasonably likely to be consummated; and

       - in the best interests of our stockholders.

    The special committee has agreed to:

    - advise OSI in writing of the receipt of any inquiries or proposals by a third party made after May 17, 1999;

    - furnish to OSI a copy of any written proposals; and

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    - notify OSI of its intention to enter into any agreement with a third party to acquire O'Sullivan.

BOARD'S COVENANT TO RECOMMEND

    The board of directors agreed to recommend the approval and adoption of the merger agreement to O'Sullivan stockholders.

    The board of directors also agreed that, subject to its fiduciary duties under applicable law, it will not withdraw or modify its approval or recommendation of the merger agreement and the merger.

BENEFIT PLANS

    After the completion of the merger, the surviving corporation has agreed to honor all of the existing obligations under the O'Sullivan benefits plans and employment agreements. For a period of one year following the completion of the merger, we will provide employee benefits no less favorable in the aggregate than those provided by O'Sullivan at the time the merger agreement was signed.

INDEMNIFICATION AND INSURANCE

    Each present and former director and officer of O'Sullivan or any of its subsidiaries, when acting in that capacity, will be indemnified by O'Sullivan against all costs or expenses, judgments, fines, losses, claims, damages, or liabilities related to any claim, action, suit, proceeding or investigation for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under the Delaware General Corporation Law or other applicable law. In addition, for a period of at least six years after the completion of the merger, O'Sullivan will maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the completion of the merger with coverage in amount and scope at least as favorable as O'Sullivan's existing directors' and officers' liability insurance coverage. If the existing directors' and officers' liability insurance expires or terminates, or if the annual premium is more than 300% of the last annualized premium paid before the date on which the merger agreement was signed, O'Sullivan must obtain directors' and officers' liability insurance in an amount and scope as it can obtain for the remainder of that period for a premium not in excess of 300% per annum of the last annualized premium paid before the date on which the merger agreement was signed.

    O'Sullivan will maintain all provisions in its certificate of incorporation and bylaws that relate to indemnification of or liability insurance for all past and present officers and directors of O'Sullivan, including provisions that relate to the right to have expenses paid by O'Sullivan before a claim is resolved. These provisions will be maintained for at least six years after completion of the merger. In addition, if a claim arises within six years of completion of the merger, these provisions will continue in effect with respect to that matter until it is resolved. O'Sullivan will not change these provisions except as required to do so by law or to enhance the indemnification rights of past or present officers and directors, including the right to have expenses paid by O'Sullivan before a claim is resolved.

CONDITIONS

    Both O'Sullivan and OSI are required to complete the merger only if each of the following conditions is met:

    (1) the holders of a majority of the outstanding shares of O'Sullivan common stock entitled to vote have approved and adopted the merger agreement and approved the merger;

    (2) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expires or terminates;

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    (3) there is no order, decree or injunction making the merger illegal or otherwise prohibiting the completion of the merger;

    (4) the registration statement on Form S-4 of which this document is a part is effective under the Securities Act;

    (5) we have satisfied all state securities or "blue sky" laws;

    (6) the representations and warranties of the other party in the merger agreement are true and correct as of the closing date, except for those representations made as of an earlier date, with the same force and effect as if made on and as of the date of the completion of the merger, except that representations and warranties which are not qualified as to materiality or material adverse effect will be true and correct in all material respects;

    (7) the other party has materially complied with all agreements and covenants required by the merger agreement; and

    (8) the other party has furnished on the date of the completion of the merger a certificate from its chairman, president or any vice president stating that its representations and warranties are true and correct in all material respects and that it has performed and complied in all material respects with all of its obligations, covenants and agreements under the merger agreement.

    Additionally, the merger agreement obligates OSI to complete the merger only if each of the following conditions are met:

    (1) the holders of no more than 5% of the outstanding shares demand appraisal rights;

    (2) there has not been any material adverse change since the merger agreement was signed in the business, results of operations, or financial condition of O'Sullivan or on the ability of O'Sullivan to consummate the merger or to conduct O'Sullivan's business consistent with past practice, except for material adverse changes resulting from or relating to:

       - the merger agreement;

       - changes or conditions affecting the furniture industry or the ready-to-assemble segment of the furniture industry;

       - changes in economic, financial market, regulatory or political conditions; or

       - any matters disclosed by us at the time the merger agreement was signed;

    (3) OSI has received the cash proceeds of financings necessary to complete the merger and to pay all related fees and expenses;

    (4) OSI has entered into financing arrangements to provide adequate working capital for O'Sullivan after the completion of the merger;

    (5) O'Sullivan has terminated all agreements with its directors and affiliates, except for agreements between us and our subsidiaries, agreements disclosed by us at the time the merger agreement was signed and agreements with BRS; and

    (6) O'Sullivan has received necessary consents under our loan agreements.

    O'Sullivan is not obligated to complete the merger unless OSI has deposited the merger consideration with as the paying agent and exchange agent.

TERMINATION

    We may terminate the merger agreement and abandon the merger at any time before we complete the merger with the written consent of OSI.

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
    Either O'Sullivan or OSI may terminate the merger agreement if:

    (1) the merger does not occur by November 30, 1999;

    (2) the O'Sullivan stockholders fail to approve the merger agreement and the merger at the special meeting;

    (3) any governmental entity issues a final and nonappealable order making the merger illegal or permanently prohibiting the merger, as long as the party seeking to terminate the merger agreement has used its reasonable best efforts to have this order lifted or vacated; or

    (4) any of the representations, warranties or obligations under the merger agreement is materially breached, and the breach is not cured within five days after written notice is received by the party alleged to be in breach.

    We may also terminate the merger agreement if we receive an unsolicited proposal which the special committee believes would be more favorable to and in the best interests of the O'Sullivan stockholders. However, before terminating the merger agreement as a result of a more favorable proposal, the special committee has to:

    (1) receive a written opinion from a financial advisor that the unsolicited proposal is fair from a financial point of view to the stockholders;

    (2) receive outside legal advice that there is a material risk that failure to approve the unsolicited proposal would constitute a material breach of fiduciary duties under applicable law; and

    (3) give written notice to OSI of our intention to terminate the merger agreement at least two full business days prior to termination.

    OSI may terminate the merger agreement if our board of directors withdraws or modifies its favorable recommendation of the merger or if our board of directors recommends any proposal for a merger, asset sale or similar transaction with a third party.

TERMINATION FEES

    We agreed to pay up to $11.5 million to OSI as a termination fee and for reimbursement of OSI's expenses relating to the merger agreement in a limited number of circumstances.

    Specifically, we agreed to pay a termination fee and/or to reimburse OSI for its out-of-pocket expenses if:

    (1) OSI terminates the merger agreement because our board of directors withdrew or modified its favorable recommendation of the merger or because we materially breached our obligations under the merger agreement.

       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI at the time an agreement with a third party for a merger, asset sale or similar transaction is completed, if the third party agreement is:

             - signed within 180 days of the termination of the merger
               agreement, and

             - completed within 360 days of the termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    (2) We receive a third party proposal for a merger, asset sale or similar transaction offering higher value for our stockholders and the merger agreement is terminated after that time for any reason.

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       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI at the same time an agreement for a merger, asset sale or similar transaction with the third party who had made the higher proposal is completed, if the third party agreement is:

        - signed within 180 days of the termination of the merger agreement, and

        - completed within 360 days of the termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses at the same time as the execution of the agreement with the third party.

    (3) We receive an unsolicited third party proposal for a merger, asset sale or similar transaction and, after complying with our obligations under the merger agreement, we decide to accept the third party proposal.

       - The amount of the termination fee will be between $4.75 million and $9.5 million.

       - $4.75 million of the termination fee will be paid prior to our termination of the merger agreement.

       - We will pay to OSI an additional termination fee of $4.75 million at the time of completion of an agreement for a merger, asset sale or similar transaction with the same third party if completion occurs within 360 days of our termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses prior to our termination of the merger agreement.

    (4) OSI terminates the merger agreement because, after complying with our obligations under the merger agreement, we recommended to our stockholders a third party proposal for a merger, asset sale or similar transaction.

       - The amount of the termination fee will be between $4.75 million and $9.5 million.

       - $4.75 million of the termination fee will be paid within two business days of termination of the merger agreement.

       - We will pay to OSI an additional termination fee of $4.75 million at the time of the completion of an agreement with the same third party if completion occurs within 360 days of our termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    (5) OSI terminates the merger agreement because we initiated, solicited, facilitated or encouraged the submission of a third party proposal for a merger, asset sale or similar transaction.

       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI within two business days after termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    We will only be required to pay to OSI its expenses and/or the termination fee under these limited circumstances. In the event that these amounts are payable under more than one of those circumstances, OSI may elect to be paid pursuant to any one, but only one, of these provisions.

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OTHER EXPENSES

    The merger agreement provides that the following expenses will be shared equally by O'Sullivan and OSI:

    - the filing fee for the filing of the registration statement with the SEC covering the senior preferred stock, and

    - the expenses incurred for printing and mailing this document.

    All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    We describe here the steps which you must take if you are an O'Sullivan stockholder and you wish to exercise appraisal rights with respect to the merger. The description is not complete. You should read Section 262 of the Delaware General Corporate Law which is attached to this document as Appendix C. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF YOUR DISSENTER RIGHTS UNDER THE DELAWARE GENERAL CORPORATE LAW. If you are considering dissenting, you should consult your own legal advisor.

    To exercise rights of appraisal, you must satisfy five conditions:

    - you must be a stockholder of record on the date of your demand and you must continue to be the record owner until the merger is completed;

    - you must not vote in favor of the merger;

    - you must deliver a written demand for appraisal of your shares before the vote on the merger;

    - within four months after the completion of the merger, you must file a petition in court for a determination of the fair value of your common stock; and

    - if the court requests, you must send the court your certificates of common stock so it can be noted on the certificate that demand for appraisal has been made.

    The following is a more detailed description of the conditions you must satisfy to perfect your appraisal rights:

    1. MUST BE A STOCKHOLDER OF RECORD. To be entitled to appraisal rights, you must at the time of your appraisal demand be the record owner of the shares of O'Sullivan common stock for which you are making the demand. You must continue to be the record owner until the merger is completed. If you have a beneficial interest in O'Sullivan common stock which is held of record in the name of another person, you must act promptly to cause the stockholder of record to follow the steps described below.

    2. NO VOTE IN FAVOR OF THE MERGER. You must not vote your shares in favor of the approval and adoption of the merger agreement and approval of the merger. This requirement will be satisfied:

       - if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

       - if no proxy is returned and no vote is cast at the special meeting in favor of the merger; or

       - if you revoke a proxy and later vote "against" the merger or "abstain" from this vote.

    A VOTE FOR THE MERGER IS A WAIVER OF YOUR APPRAISAL RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger agreement and will

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constitute a waiver of your appraisal rights. Failure to vote does not constitute a waiver of your appraisal rights.

    3. FILING A WRITTEN DEMAND. You must serve a written demand for appraisal upon O'Sullivan before the time of the special meeting. The demand must specify your name and address. The demand must be sent to our Corporate Secretary, Rowland H. Geddie, III. It must clearly inform us that you intend to demand the appraisal of your shares. VOTING AGAINST THE MERGER IS NOT A WRITTEN DEMAND AS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW. You must submit a separate written demand for appraisal.

    4. PETITIONS TO BE FILED IN COURT. Within four months after the completion of the merger, you must file a petition in the Delaware Court of Chancery, demanding appraisal of your shares. No later than 10 days after the completion of the merger, we are required to notify each stockholder who filed a written demand for appraisal that the merger has been completed. Although O'Sullivan is also permitted to file a petition, we have no intention to do so. The court will conduct a hearing to determine the stockholders entitled to appraisal rights and to determine the fair value of those shares. The court will then direct us to pay you the fair value of your shares, together with interest, if any. The costs of the proceeding will be paid as the court determines. This means that dissenting stockholders may have to pay all or part of the court costs. THE FAIR VALUE OF YOUR SHARES MAY BE HIGHER, THE SAME OR LOWER THAN THE MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF THE COMPLETION OF THE MERGER OR THE MERGER CONSIDERATION. In determining fair value, the court will not consider any value related to the fact that the merger is completed or expected to be completed.

    5. DELIVERY OF CERTIFICATES TO THE COURT FOR NOTATION. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares to submit their stock certificates to the Register of Chancery for notation upon the certificate of the pendency of appraisal proceedings. You must submit your certificates if the court so requests.

    You have the right to withdraw your demand for appraisal within 60 days after the completion of the merger. After this 60 day period has ended, you may only withdraw your demand for appraisal with O'Sullivan's approval.

    The right to appraisal of your common stock will terminate if:

    - for any reason the merger is not completed;

    - you fail to make a timely written demand on O'Sullivan;

    - you fail to file a timely petition with the Delaware Court of Chancery;

    - you do not, upon request of the court, timely surrender certificates for notation that demand for appraisal has been made; or

    - you withdraw your demand in writing within 60 days after the completion of the merger or with our written approval.

    If you have properly demanded appraisal of your common stock, your rights as a stockholder will be suspended at the time of the completion of the merger. After that time, you will not be entitled to vote your shares for any purpose or be entitled to receive dividends or other distributions on your shares. If the right to appraisal is terminated, you will receive the payments that had been made to non-dissenting stockholders.

    If holders of 5% or more of the total amount of outstanding O'Sullivan common stock exercise appraisal rights, OSI will have the right to terminate the merger agreement.

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                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables show selected financial data reflecting the merger that we refer to as "pro forma" information. They are based on adjustments to the historical consolidated financial statements to give effect to the merger using recapitalization accounting and to the financing of the merger. The pro forma information, while helpful in illustrating the financial characteristics of O'Sullivan after the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how we would actually have performed had the merger been effective throughout these periods.

    Pro forma balance sheet data is provided as of March 31, 1999, as if the merger was completed on that date. The pro forma statement of operations data for the fiscal year ended on June 30, 1998 gives effect to the merger as if it was completed on July 1, 1997. The pro forma statement of operations data for the nine months ended March 31, 1999 gives effect to the merger as if it was completed on July 1, 1998. The pro forma financial information is based on assumptions which we believe are reasonable.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)

                                              PRO FORMA
                                HISTORICAL   ADJUSTMENTS       PRO FORMA
                                ----------   -----------       ----------
Assets
  Cash and cash equivalents...   $   1,869    $  (1,869)(b)    $       --
  Trade receivables, net......      78,720                         78,720
  Inventory...................      48,880                         48,880
  Prepaid expenses and other
    current assets............       3,302                          3,302
                                ----------   -----------       ----------
    Total current assets......     132,771       (1,869)          130,902

  Property, plant and
    equipment, net............      97,413                         97,413
  Other non-current assets,
    net.......................          --       10,000(a)         10,000
  Goodwill, net...............      41,839                         41,839
                                ----------   -----------       ----------
    Total assets..............   $ 272,023    $   8,131        $  280,154
                                ----------   -----------       ----------
                                ----------   -----------       ----------
Liabilities
  Accounts payable............   $  17,056    $      58(b)     $   17,114
  Current portion of long-term
    debt......................       4,000       (4,000)(c)            --
  Accrued liabilities.........      23,726                         23,726
  Income taxes payable........       2,984                          2,984
                                ----------   -----------       ----------
    Total current
      liabilities.............      47,766       (3,942)           43,824

  Existing long-term debt.....      29,000      (19,000)(c)        10,000
  New credit facility.........          --      165,000(d)        165,000
  Senior subordinated notes...          --      115,000(d)        115,000
  Deferred income taxes.......      15,690           --            15,690
                                ----------   -----------       ----------
    Total liabilities.........      92,456      257,058           349,514

Mandatorily Redeemable
  Preferred Stock
  Senior preferred (h)........          --       20,791(e)         20,791

Stockholders' Deficit
  Series A junior preferred
    stock (h).................          --           --(e)             --
  Series B junior preferred
    stock (h).................          --       43,326(e)         43,326
  Common stock (h)............      16,820      (16,820)(f)            --
                                                  1,140(e)          1,140
  Additional paid-in
    capital...................      87,416      (74,621)(f)(g)     12,795
  Foreign currency
    translation...............         (67)          --               (67)
  Retained earnings
    (deficit).................      84,496     (205,006)(f)
                                                (26,835)(g)      (147,345)
  Treasury stock at cost......      (9,098)       9,098(f)             --
                                ----------   -----------       ----------
  Total stockholders'
    deficit...................     179,567     (269,718)          (90,151)
                                ----------   -----------       ----------
    Total liabilities and
      stockholders' deficit...   $ 272,023    $   8,131        $  280,154
                                ----------   -----------       ----------
                                ----------   -----------       ----------

   See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

     NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

    (a) Reflects the payment of deferred financing fees related to the new credit facility and senior subordinated notes. O'Sullivan has no significant deferred financing fees in its historical balance sheet.

    (b) Reflects non-recurring charges for the prepayment of the long-term New York Life debt and the termination of the interest swap with NationsBank. We recorded these amounts as a reduction of cash, with excess amounts recorded as accounts payable liabilities.

                                                                             NINE MONTHS ENDED
(IN THOUSANDS)                                                                MARCH 31, 1999
                                                                            -------------------
Prepayment penalty........................................................       $     950
NationsBank swap..........................................................             977
                                                                                    ------
    Total.................................................................       $   1,927
                                                                                    ------
                                                                                    ------

        These amounts will be different at the time of the completion of the merger.

    (c) Reflects the repayment of borrowings outstanding under the existing credit facility with a portion of the proceeds from the new credit facility.

    (d) Reflects the borrowings under the new credit facility and senior subordinated notes.

    (e) Reflects the new shares of O'Sullivan securities issued to BRS and the management participants in the buyout as well as shares of senior preferred stock, valued at estimated fair value, to be issued in the merger to the existing O'Sullivan stockholders, as follows:

                                                                             MANAGEMENT
                                                                           PARTICIPANTS IN    EXISTING
(IN THOUSANDS)                                                     BRS       THE BUYOUT     STOCKHOLDERS    TOTAL
                                                                ---------  ---------------  ------------  ---------
Mandatorily Redeemable Preferred Stock
  Senior preferred............................................         --            --      $   20,791   $  20,791
Stockholders' Equity:
  Series A junior preferred...................................         --            --              --          --
  Series B junior preferred...................................  $  36,267     $   7,059                   $  43,326
  Common stock................................................  $     816     $     324                   $   1,140

        Data for the management participants in the buyout exclude options to purchase series A junior preferred stock with an estimated "in-the-money" value of $4,674,000.

    (f) Reflects the cancellation of shares of O'Sullivan common stock in the merger, assuming that no stockholders exercise appraisal rights. At the time of the merger, these shares will be purchased using debt proceeds of $280 million, the issuance of the senior preferred stock and an equity infusion of $49.2 million from BRS and the management participants in the buyout. See "Special Factors--Financing of the Merger".

    (g) Reflects the fees and expenses anticipated to be paid to complete the merger. These fees and expenses are excluded from the unaudited pro forma condensed consolidated statement of operations since they are nonrecurring and result directly from the completion of the merger.

                                                                            NINE MONTHS ENDED
                                                                              MARCH 31, 1999
                                                                            ------------------
Prepayment penalty........................................................      $      950
Interest rate swap........................................................             977
Compensation expense--option exercises....................................          12,795
Merger related expenses...................................................          12,113
                                                                                   -------
    Total.................................................................      $   26,835
                                                                                   -------
                                                                                   -------

    (h) After the merger is completed, senior preferred stock, series A junior preferred stock, series B junior preferred stock and common stock will have the following shares authorized, issued and outstanding:

                                                                                ISSUED AND
                       (IN THOUSANDS)                         AUTHORIZED        OUTSTANDING
                                                              -----------  ---------------------
Senior preferred stock......................................      17,000            16,633
Series A junior preferred stock.............................         250                 0
Series B junior preferred stock.............................         750               433
Common stock................................................       2,000             1,140

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1998

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                PRO FORMA
                                                                                  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                                  ----------   -----------   ---------
Net Sales.......................................................................   $ 339,407                 $339,407
Costs and expenses:
  Cost of sales.................................................................     244,086                  244,086
  Selling, marketing and administrative.........................................      69,212    $    750(a)    69,962
                                                                                  ----------   -----------   ---------
Total costs and expenses........................................................     313,298         750      314,048

Operating income................................................................      26,109        (750)      25,359
Interest expense, net...........................................................       2,468      26,427(b)    28,895
                                                                                  ----------   -----------   ---------
Income (loss) before income taxes...............................................      23,641     (27,177)      (3,536)
Income tax provision (benefit)..................................................       8,742     (10,055)(c)   (1,313)
                                                                                  ----------   -----------   ---------
Net income (loss)...............................................................      14,899     (17,122)      (2,223)
Preferred stock dividends.......................................................          --     (10,252)(d)  (10,252)
                                                                                  ----------   -----------   ---------
Net Income (loss) Available for Common Stockholders.............................   $  14,899    $(27,374)(e) $(12,475)
                                                                                  ----------   -----------   ---------
                                                                                  ----------   -----------   ---------
Earnings Per Common Share
  Basic.........................................................................   $    0.91                 $ (10.94)
  Diluted.......................................................................   $    0.89                 $ (10.94)

Weighted Average Shares Outstanding
  Basic.........................................................................      16,339                    1,140
  Diluted.......................................................................      16,715                    1,140

Other Data:
  EBITDA (h)....................................................................   $  38,418    $   (750)(a) $ 37,668
  Depreciation and amortization.................................................      12,309                   12,309
  Capital expenditures..........................................................      28,359                   28,359

Selected Ratios:
  Ratio of earnings to combined fixed charges and preferred stock dividends.....        9.21                       (f)
  Ratio of earnings to fixed charges............................................        9.21                       (g)
  Ratio of pro forma EBITDA to interest expense.................................          --                     1.30
  Ratio of senior debt to pro forma EBITDA......................................          --                     4.38
  Ratio of total debt to pro forma EBITDA.......................................          --                     7.70

     See notes to the unaudited pro forma condensed statement of operations

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PRO FORMA
                                HISTORICAL   ADJUSTMENTS   PRO FORMA
                                ----------   -----------   ---------
Net Sales.....................   $ 293,988                 $293,988
Costs and expenses:
  Cost of sales...............     208,187                  208,187
  Selling, marketing and
    administrative............      58,240    $    563(a)    58,803
                                ----------   -----------   ---------
Total costs and expenses......     266,427         563      266,990

Operating income..............      27,561        (563)      26,998
Interest expense, net.........       2,284      19,387(b)    21,671
                                ----------   -----------   ---------
Income before income taxes....      25,277     (19,950)       5,327
Income tax provision..........       9,098      (7,182)(c)    1,916
                                ----------   -----------   ---------
Net income....................      16,179     (12,768)       3,411
Preferred stock dividends.....          --      (7,689)(d)   (7,689)
                                ----------   -----------   ---------
Net Income (loss) Available
  for Common Stockholders.....   $  16,179    $(20,457)(e) $ (4,278)
                                ----------   -----------   ---------
                                ----------   -----------   ---------
Earnings Per Common Share
  Basic.......................   $    1.01                 $  (3.75)
  Diluted.....................   $    1.00                 $  (3.75)

Weighted Average Shares
  Outstanding
  Basic.......................      15,951                    1,140
  Diluted.....................      16,250                    1,140

Other Data:
  EBITDA (h)..................   $  38,489    $   (563)(a) $ 37,926
  Depreciation and
    amortization..............      10,928                   10,928
  Capital expenditures........      13,294                   13,294

Selected Ratios:
  Ratio of earnings to
    combined fixed charges and
    preferred stock
    dividends.................       10.58                       (f)
  Ratio of earnings to fixed
    charges...................       10.58                     1.24
  Ratio of pro forma EBITDA to
    interest expense..........          --                     1.75
  Ratio of senior debt to pro
    forma EBITDA..............          --                     4.35
  Ratio of total debt to pro
    forma EBITDA..............          --                     7.65

     See notes to the unaudited pro forma condensed statement of operations

      NOTES TO THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(a) Reflects the annual management fee to be paid to BRS after completion of the merger. The management fee for the nine month period ended March 31, 1999 has been pro-rated. See "Special Factors--Conflicts of Interest; Arrangements with Management".

(b) Reflects the interest expense related to the existing variable rate demand notes, the new credit facility and the senior subordinated notes after taking into account repayment of O'Sullivan's existing long-term debt, as follows:

                                                                             ASSUMED
                                                                          INTEREST RATE  ANNUAL COST  NINE MONTHS
                                                                          -------------  -----------  ------------
                                                                                       (IN THOUSANDS)
Existing variable rate demand notes.....................................         7.00%    $     700    $      525
New Credit Facility
  Term loan A of $40 million............................................         8.25%        3,300         2,474
  Term loan B of $125 million...........................................         8.50%       10,625         7,969
  Commitment fee........................................................                        300           225
Senior subordinated notes...............................................        11.00%       12,650         9,488
Amortization of debt issue costs........................................                      1,320           990
                                                                                         -----------  ------------
Total pro forma interest expense........................................                     28,895        21,671
Historical interest expense.............................................                     (2,468)       (2,284)
                                                                                         -----------  ------------
  Pro forma adjustment..................................................                  $  26,427    $   19,387
                                                                                         -----------  ------------
                                                                                         -----------  ------------

(c) Reflects an incremental tax expense of 37% for the period ended June 30, 1998 and 36% for the period ended March 31, 1999. See "Risk Factors" and "Special Factors--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy".

(d) Senior preferred stock dividends accumulate and compound at a rate of 12%. $693,000 has been included to provide for the annual addition to the value of senior preferred stock from its estimated fair value of $1.25 per share at the time of the completion of the merger to its liquidation value of $1.75 per share in the year 2011. Junior preferred stock dividends accumulate and compound at a rate of 14%. See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

(e) Excluded from "net income (loss) available for common stockholders" are one-time, non-recurring charges which do not affect future results of operations. The charges reflect the prepayment penalty associated with the existing New York Life debt, the termination of the interest rate swap with NationsBank, compensation charges associated with the exercise of stock options and fees and expenses associated with the merger which do not effect future periods.

                                                                                                NINE MONTHS ENDED
(IN THOUSANDS)                                                                                    MARCH 31, 1999
                                                                                                ------------------
Prepayment penalty............................................................................      $      950
Interest rate swap............................................................................             977
Compensation expense-option exercises.........................................................          12,795
Merger related expenses.......................................................................          12,113
                                                                                                       -------
    Total.....................................................................................      $   26,835
                                                                                                       -------
                                                                                                       -------

(f) Fixed charges and preferred stock dividend requirements exceed earnings by $19,809,000 for the year ending June 30, 1998 and $6,687,000 for the nine months ending March 31, 1999.

(g) Fixed charges exceed earnings by $3,536,000 for the year ended June 30, 1998.

(h) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA does not represent cash flows provided by operating activities in accordance with generally accepted accounting principles, is not to be considered as an alternative to net income or any other measurement under generally accepted accounting principles used as a measure of operating performance, and is not necessarily indicative of cash available to fund cash needs. EBITDA may differ in the method of calculation from similar terms used by other companies.

                                 LEGAL MATTERS

    The validity of the issuance of the senior preferred stock being offered by this document will be passed upon by Kirkland & Ellis, New York, New York, counsel for BRS.

                                    EXPERTS

    The financial statements incorporated in this document by reference to the Annual Report on Form 10-K of O'Sullivan Industries Holdings, Inc. for the year ended June 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Our 1999 annual meeting of O'Sullivan stockholders is presently scheduled to be held on November 12, 1999. If the merger has been completed before that time, the annual meeting will not be held. In the event that the meeting is held, any proposals of O'Sullivan stockholders intended to be presented at the 1999 annual meeting must have been received by the Corporate Secretary by May 28, 1999 in order to be considered for inclusion in 1999 annual meeting proxy materials. Any stockholder proposal included in the proxy solicitation materials for our 1999 annual meeting or otherwise to be considered at the annual meeting will be subject to the requirements of our bylaws and the proxy rules promulgated under the Exchange Act.

    Stockholders who wish to nominate persons for election as directors at the 1999 annual meeting must give written notice of their intention to do so to the Corporate Secretary on or before August 13, 1999. Each notice must set forth:

    (1) the name and address of the stockholder who intends to make the nomination and of the persons to be nominated;

    (2) a representation that the stockholder is a holder of record of stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting;

    (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

    (4) other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

    (5) the consent of each nominee to serve as a director of O'Sullivan if so elected.

    If a stockholder desires to present a proposal to the 1999 annual meeting, but does not desire the proposal to be included in the proxy statement for the annual meeting, notice of the proposal must be delivered to and received by the Corporate Secretary by September 12, 1999. If the meeting date is changed, the notice is due at least 60 days before the meeting date. If the changed date is publicly disclosed less than 70 days before the meeting, the notice of a stockholder proposal is due within ten days after notice of the meeting is mailed or publicly disclosed. Notice of a stockholder proposal must include:

    (1) a brief description of the proposal and the reasons for conducting the business at the annual meeting;

    (2) the name and address of the proposing stockholder and any other stockholders known to be supporting the proposal;

    (3) the number of shares of common stock beneficially owned by the proponent and his supporters as of the date of the stockholder's notice; and

    (4) any financial interest of the proponent in the proposal.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the senior preferred stock to be issued in the merger. In addition, BRS, OSI, O'Sullivan Properties, Inc. and the directors and officers who are management participants in the buyout have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act. The registration statement and the Schedule 13E-3 contain additional relevant. The rules and regulations of the SEC allow us to omit some information included in the registration statement or the Schedule 13E-3 from this document.

    In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street,
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including O'Sullivan, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" information into this document. This means that O'Sullivan can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about O'Sullivan and its financial condition. Some of these filings have been amended by later filings, which are also listed.

SEC FILINGS (FILE NO. 001-12754)               DESCRIPTION OR PERIOD/AS OF DATE
Annual Report on Form 10-K                     Year ended June 30, 1998
Quarterly Reports on Form 10-Q                 Quarters ended September 30, 1998; December
                                               31, 1998; and March 31, 1999
Current Reports on Form 8-K, as amended        May 18, 1999; and June       , 1999

    We incorporate by reference additional documents that O'Sullivan may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference in this document through O'Sullivan or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from O'Sullivan without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

                      O'Sullivan Industries Holdings, Inc.
                                1900 Gulf Street
                             Lamar, Missouri 64759
                       Attention: Rowland H. Geddie, III
                                 (417) 682-3322

    If you would like to request documents, please do so by             , 1999
to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the senior preferred stock or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about O'Sullivan after the completion of the merger has been supplied by BRS or the management participants in the buyout, information about O'Sullivan before the completion of the merger has been supplied by O'Sullivan and information about BRS and OSI has been supplied by BRS.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                             OSI ACQUISITION, INC.

                                      AND

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                            DATED AS OF MAY 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                               ---------
ARTICLE 1....................................................................................................        A-1
      1. Intentionally Omitted...............................................................................        A-1
ARTICLE 2....................................................................................................        A-1
      2. The Merger..........................................................................................        A-1
                2.1.       The Merger........................................................................        A-1
                2.2.       The Closing.......................................................................        A-1
                2.3.       Effective Time....................................................................        A-2
                2.4.       Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving
                           Corporation.......................................................................        A-2
                2.5.       Additional Actions................................................................        A-2
ARTICLE 3....................................................................................................        A-2
      3. Effect of the Merger on Securities of Purchaser and the Company.....................................        A-2
                3.1.       Purchaser Stock...................................................................        A-2
                3.2.       Company Securities................................................................        A-3
                3.3.       Exchange of Certificates Representing Common Stock................................        A-4
                3.4.       Adjustment of Merger Consideration................................................        A-5
                3.5.       Dissenting Company Stockholders...................................................        A-5
                3.6.       Adjustment of Merger Consideration, the Retained Share Merger Consideration and
                           Option Consideration..............................................................        A-6
                3.7.       Withholding Taxes.................................................................        A-6
ARTICLE 4....................................................................................................        A-6
      4. Representations and Warranties of the Company.......................................................        A-6
                4.1.       Existence; Good Standing; Corporate Authority.....................................        A-6
                4.2.       Authorization, Validity and Effect of Agreements..................................        A-7
                4.3.       Compliance with Laws..............................................................        A-7
                4.4.       Capitalization....................................................................        A-7
                4.5.       Subsidiaries......................................................................        A-8
                4.6.       No Violation......................................................................        A-8
                4.7.       Company Reports...................................................................        A-9
                4.8.       Litigation........................................................................        A-9
                4.9.       Absence of Certain Changes........................................................        A-9
                4.10.      Taxes.............................................................................        A-9
                4.11.      Employee Benefit Plans............................................................       A-10
                4.12.      Labor and Employment Matters......................................................       A-11
                4.13.      Brokers...........................................................................       A-11
                4.14.      Intellectual Property Rights; Year 2000 Compliance................................       A-11
                4.15.      Permits...........................................................................       A-12
                4.16.      Environmental Compliance..........................................................       A-12
                4.17.      Title to Assets...................................................................       A-13
                4.18.      Insurance Policies................................................................       A-13
                4.19.      Material Contracts................................................................       A-13
                4.20.      Opinion of Financial Advisor......................................................       A-14
                4.21.      Rights Agreement..................................................................       A-14
                4.22.      No Undisclosed Liabilities........................................................       A-14
                4.23.      Real Property.....................................................................       A-14
                4.24.      Debt Instruments..................................................................       A-15
                4.25.      Rabbi Trust.......................................................................       A-15
                4.26.      Special Committee.................................................................       A-15

                                                                                                                 PAGE
                                                                                                               ---------
                4.27.      Board Recommendation..............................................................       A-15
                4.28.      Required Company Vote.............................................................       A-15
ARTICLE 5....................................................................................................       A-15
      5. Representations and Warranties of Purchaser.........................................................       A-15
                5.1.       Existence; Good Standing; Corporate Authority.....................................       A-15
                5.2.       Authorization, Validity and Effect of Agreements..................................       A-16
                5.3.       No Violation......................................................................       A-16
                5.4.       Interim Operations of Purchaser...................................................       A-16
                5.5.       Financing.........................................................................       A-16
                5.6.       Litigation........................................................................       A-16
ARTICLE 6....................................................................................................       A-17
      6. Covenants...........................................................................................       A-17
                6.1.       Alternative Proposals.............................................................       A-17
                6.2.       Interim Operations................................................................       A-18
                6.3.       Company Stockholder Approval; Proxy Statement.....................................       A-20
                6.4.       Filings; Other Action.............................................................       A-21
                6.5.       Access to Information.............................................................       A-21
                6.6.       Publicity.........................................................................       A-22
                6.7.       Further Action....................................................................       A-22
                6.8.       Insurance; Indemnity..............................................................       A-22
                6.9.       Employee Benefit Plans............................................................       A-23
                6.10.      State Takeover Laws...............................................................       A-24
                6.11.      Delisting.........................................................................       A-24
                6.12.      Litigation........................................................................       A-24
                6.13.      Rights Agreement..................................................................       A-24
                6.14.      Substitute Financing Commitments..................................................       A-24
ARTICLE 7....................................................................................................       A-24
      7. Conditions..........................................................................................       A-24
                7.1.       Conditions to Each Party's Obligation to Effect the Merger........................       A-24
                7.2.       Conditions to Obligation of Purchaser to Effect the Merger........................       A-25
                7.3.       Conditions to the Obligation of the Company.......................................       A-26
ARTICLE 8....................................................................................................       A-26
      8. Termination.........................................................................................       A-26
                8.1.       Termination.......................................................................       A-26
                8.2.       Effect of Termination and Abandonment.............................................       A-27
                8.3.       Fees and Expenses.................................................................       A-28
                8.4.       Extension; Waiver.................................................................       A-29
ARTICLE 9....................................................................................................       A-29
      9. General Provisions..................................................................................       A-29
                9.1.       Nonsurvival of Representations and Warranties.....................................       A-29
                9.2.       Notices...........................................................................       A-29
                9.3.       Assignment; Binding Effect........................................................       A-29
                9.4.       Entire Agreement..................................................................       A-30
                9.5.       Governing Law.....................................................................       A-30
                9.6.       Fee and Expenses..................................................................       A-30
                9.7.       Certain Definitions...............................................................       A-30
                9.8.       Headings..........................................................................       A-31
                9.9.       Interpretation....................................................................       A-31
                9.10.      Waivers...........................................................................       A-31
                9.11.      Severability......................................................................       A-31

                                                                                                                 PAGE
                                                                                                               ---------
                9.12.      Enforcement of Agreement..........................................................       A-31
                9.13.      Counterparts......................................................................       A-32
                9.14.      Specific Performance..............................................................       A-32
                9.15.      Time Is of the Essence............................................................       A-32
                9.16.      Waiver of Jury Trial..............................................................       A-32

Exhibits:

Exhibit 3.2                Retained Shares
Exhibit 5.5                Commitment Letters
Exhibit 9.7                Terms of Senior Preferred Stock

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 17, 1999, between OSI Acquisition, Inc., a Delaware corporation ("Purchaser"), and O'Sullivan Industries Holdings, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the Board of Directors of the Company (the "Company Board" or the "Board") has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders and (v) received a written opinion of the Financial Advisor (as defined in Section 4.13) as set forth in
Section 4.20 herein;

    WHEREAS, the Company Board and the Board of Directors of Purchaser have approved the merger of Purchaser with and into the Company with the Company as the surviving corporation as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), whereby (i) each issued and outstanding share of the common stock, par value $1.00 per share ("Common Stock"), of the Company (other than shares held as treasury stock by the Company, other than Retained Shares (as defined below) and other than Dissenting Common Stock (as defined herein) (the "Shares") shall be converted into the right to receive the Merger Consideration (as defined herein) and (ii) each Retained Share shall be converted into the right to receive Retained Share Merger Consideration (as defined herein);

    WHEREAS, it is intended that the Merger be a recapitalization for financial accounting purposes; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the merger.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

    1. [Intentionally Omitted]

                                   ARTICLE 2

    2. THE MERGER

        2.1. THE MERGER. At the Effective Time (as defined in Section 2.3), subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

        2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, on the second business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 7, unless another place, date or time is agreed to in writing by the Company and Purchaser. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        2.3. EFFECTIVE TIME. Simultaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

        2.4. CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Unless otherwise agreed by the Company and Purchaser prior to the Closing, at the Effective Time:

        (a) The Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law and by such Certificate of Incorporation) the certificate of incorporation of the Surviving Corporation, except that the Certificate of Incorporation shall be amended to (i) eliminate the Series A Junior Participating Preferred Stock, (ii) add the Senior Preferred Stock having the rights, designations and preferences substantially as set forth in Exhibit 9.7 hereof and (iii) create the junior preferred stock, par value $1.00 per share, on terms and conditions satisfactory to Purchaser in its sole discretion (such junior preferred stock of the Surviving Corporation, hereinafter referred to as the "Junior Preferred Stock");

        (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Certificate of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

        (c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

        (d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

        2.5. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Subsidiaries (as defined in Section
4.1 hereof), or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE 3

    3. EFFECT OF THE MERGER ON SECURITIES OF PURCHASER AND THE COMPANY.

        3.1. PURCHASER STOCK. At the Effective Time, each share of common stock, $.01 par value per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Corporation, and each share of preferred stock, par value $1.00 per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Junior Preferred Stock.

        3.2. COMPANY SECURITIES. (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $17.50 in cash, without interest thereon (the "Per Share Cash Amount") and (ii) one (1) share of Senior Preferred Stock (as hereinafter defined and, together with the Per Share Cash Amount, the "Merger Consideration"). The persons set forth on the list attached hereto as Exhibit
3.2 shall have the right to elect, by written notice to the Company and the Purchaser prior to the Effective Time, to exchange, in the aggregate, up to the number of shares of Common Stock set forth on Exhibit 3.2 (each share of Common Stock elected to be exchanged, a "Retained Share" and collectively, the "Retained Shares") into the right to receive, in lieu of the Merger Consideration, such number and type of Surviving Corporation securities as shall be determined by the Purchaser and the electing person prior to the Effective Time (the "Retained Share Merger Consideration"). Purchaser and each electing person shall provide the Company, prior to the Effective Time, with the number of shares of Common Stock for which the person elects to treat as Retained Shares. The persons set forth on the attached Exhibit 3.2 shall be entitled to receive in the aggregate no more than 27.0% of the Surviving Corporation's common equity securities whether as Retained Share Merger Consideration or pursuant to Section 3.1.

        (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Common Stock (other than Retained Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Purchaser and holders of Retained Shares) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 3.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock. At the Effective Time, each Retained Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become such number and type of shares of the Surviving Corporation as shall be designated on Exhibit 3.2 to be provided by Purchaser to the Company prior to the Effective Time and consented to in writing by each stockholder listed thereon.

        (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

        (d) For purposes of this Agreement, the term "Option" means each unexercised option, warrant or other security (other than Retained Options, as defined below, but otherwise including any Company Stock Option, as hereafter defined) pursuant to which the holder thereof has the right to purchase Common Stock from the Company (whether or not such option is vested or exercisable) that is outstanding at the Effective Time. The term "Company Stock Options" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company Stock Option Plan (as defined in Section
9.7 hereof), as amended from time to time. The Company shall use its commercially reasonable efforts to modify or amend each Company Stock Option Plan or take such other action as may be reasonably necessary or appropriate in order that as of the Effective Time, each Option that by its terms is exercisable from and after the Effective Time and has an exercise price which is less than $19.25 per share, (each, an "In the Money Option") shall be extinguished and represent at the Effective Time the right to receive one (1.0) share of Senior Preferred Stock for each share of Common Stock issuable upon exercise of such In the Money Option, and a cash amount equal to the product of
(w) the excess, if any, of the Per Share Cash Amount over the exercise price of such Option (the "Cash Option Amount") multiplied by (x) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided, however, that each In the Money Option with an exercise price in excess of the Per Share Cash Amount shall entitle the holder thereof to receive only a number of shares of Senior Preferred Stock equal to the product of (y) a fraction, the numerator of which is equal to $19.25 minus the exercise price and the denominator of which is $1.75 (the initial liquidation preference of the Senior Preferred Stock), multiplied by (z) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided further, that each holder of any In the Money Options shall be entitled to receive cash in lieu of any fractional shares of Senior Preferred Stock held thereby. The Company shall (i) use its commercially reasonable best efforts to obtain any necessary consents from holders of Options to terminate the Company Stock Option Plan; (ii) terminate the Company Stock Option Plan as of the Effective Time; (iii) terminate the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary as of the Effective Time, and (iv) use its commercially reasonable best efforts to ensure that following the Effective Time no participant in the Company Stock Option Plan or other plans, programs or arrangements of the Company or any of the Subsidiaries shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, or any of the Subsidiaries. The persons set forth on the list attached as Exhibit 3.2 shall have the right to elect, by notice to the Company and the Purchaser prior to the Effective Time, to exchange up to the number of Company Stock Options held by such person and set forth on such Exhibit 3.2 (as agreed by the Purchaser prior to the Effective Time) ("Retained Options") into options to receive shares of the Surviving Corporation's preferred securities. The number of Retained Options and the number of new options for which the Retained Options may be exchanged, with respect to each person set forth on such Exhibit 3.2, shall be designated on
Exhibit 3.2 and consented to in writing by each option holder listed thereon prior to the Effective Time.

        3.3. EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK. (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of both Purchaser and the Company, to act as paying agent, registrar and transfer agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall take all steps necessary to cause the Surviving Corporation at the Closing to provide the Paying Agent with (i) cash in amounts necessary to pay (the "Exchange Fund") (A) the Per Share Cash Amount for all the shares of Common Stock pursuant to Section 3.2(a) and (B) the Options, pursuant to Section 3.2(d), and (ii) a stock certificate issued in the name of the Paying Agent (or its nominee) representing the number of shares of Senior Preferred Stock deliverable pursuant to Section 3.2. The Paying Agent shall act as the registrar and the transfer agent for the Senior Preferred Stock and shall be authorized to issue to each holder of a Certificate a new certificate representing that number of shares of Senior Preferred Stock to which such holder is entitled as set forth in Section 3.3(b).

        (b) As promptly as possible after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than the holders of record of Dissenting Common Stock, as defined in Section 3.5) (i) a notice of the effectiveness of the Merger; (ii) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and (iii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Purchaser shall cause the Paying Agent to issue to such holder, the amount of cash and the number of shares of Senior Preferred Stock into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the

Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrender as contemplated by this Article 3, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon surrender the Merger Consideration applicable to the shares of Common Stock evidenced by such Certificate.

        (c) The Merger Consideration issued upon surrender of Certificates in accordance with this Section 3.3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock formerly represented thereby. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3.

        (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains undistributed to the former stockholders of the Company nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall, subject to Section 3.3(e), thereafter look only to the Surviving Corporation for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement. All income earned in connection with the Exchange Fund shall be for the benefit of the Surviving Corporation and, at the same time, all risks and losses incurred by the Exchange Fund shall be borne by the Surviving Corporation. Accordingly, Purchaser and the Surviving Corporation hereby guarantee or will otherwise ensure that the Paying Agent has sufficient funds to pay the Merger Consideration pursuant to this Section 3.3.

        (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        3.4. ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

        3.5. DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will receive a notice of the effectiveness of the Merger and will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the

Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration, if any, to which such holder is entitled without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock prior to the Effective Time and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        3.6. ADJUSTMENT OF MERGER CONSIDERATION, THE RETAINED SHARE MERGER CONSIDERATION AND OPTION CONSIDERATION. The Merger Consideration, the Retained Share Merger Consideration and the Option Consideration, each payable pursuant to Section 3.2, have been calculated based upon the representations and warranties made by the Company in Section 4.4. In the event that, at the Effective Time, the actual number of shares of Common Stock outstanding and/or the actual number of shares of Common Stock issuable upon the exercise of outstanding options, warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or a recapitalization) is more than as described in Section 4.4 (plus any such issuances permitted pursuant to Section 6.2(b)(xii) hereof), the Merger Consideration, the Retained Share Merger Consideration and the Option Consideration shall be appropriately adjusted downward; provided that, no adjustment shall be made pursuant to this Section 3.6 unless, at the Effective Time, the actual number of shares of Common Stock outstanding plus the actual number of shares of Common Stock issuable upon the exercise of all such options, warrants or similar agreements or upon the conversion of securities is more than 1,000 (without giving effect to any securities issued pursuant to Section 6.2(b)(xii) hereof) more than as described pursuant to Section 4.4. The provisions of this Section 3.6 shall not, in any event, derogate from the representation and warranty set forth in Section 4.4.

        3.7. WITHHOLDING TAXES. Purchaser or the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of shares of Common Stock pursuant to the Merger (i) any amounts required to be withheld as a result of a change in the Internal Revenue Code of 1986, as amended (the "Code"), in any applicable provision of state, local or foreign tax law, or in any regulatory or judicial interpretation thereof, between the date of this Agreement and the date of payment; and (ii) any amounts required to be withheld in connection with payments made with respect to employee or director stock options. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction or withholding was made.

                                   ARTICLE 4

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter (and subject to the terms thereof), dated this date, delivered by the Company to Purchaser (the "Company Disclosure Letter"), the Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

        4.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its subsidiaries, O'Sullivan Industries, Inc., a Delaware corporation, O'Sullivan Industries - Virginia, Inc., a Virginia corporation, and O'Sullivan Industries International, Inc., a Barbados company (each, a "Subsidiary" and, collectively, the "Subsidiaries") is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions hereunder or on the ability of the Company and the Subsidiaries, taken as a whole, to conduct its business after the Closing consistent with the manner conducted in the past (a "Material Adverse Effect"), except any such effect resulting from or arising in connection with (A) any of the Agreement, the transactions contemplated by the Agreement or the announcement thereof, (B) changes or conditions (including changes in generally accepted accounting principles ("GAAP"), law, regulation or judicial or other interpretation) affecting the furniture industry generally or the ready-to-assemble segment of the furniture industry generally, (C) changes in economic, financial market, regulatory or political conditions generally or
(D) any matters specifically disclosed in the Company Disclosure Letter. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties in all material respects and carry on its business as now conducted in all material respects. The Company has heretofore delivered to Purchaser true and correct copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

        4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other approvals or corporate proceedings are necessary to authorize the Company's execution and delivery of this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby other than the approval of this Agreement by the holders of a majority of the shares of Common Stock. This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.3. COMPLIANCE WITH LAWS. Neither the Company nor any of the Subsidiaries is in violation of any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any arbitration board or tribunal ("Governmental Entity"), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("Laws") applicable to the Company or the Subsidiaries or any of their respective properties or assets, the effect of which would, individually or in the aggregate, be material to the Company and the Subsidiaries taken as a whole.

        4.4. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $1.00 par value, of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock ("Preferred Stock") in connection with the Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement, dated as of February 1, 1994, between the Company and The First National Bank of Boston, as amended (the "Rights Agreement"). As of May 12, 1999, (a) 16,048,988 shares of Common Stock were issued and outstanding, (b) no shares of Preferred Stock were outstanding and no other shares of preferred stock are issued and outstanding, (c) 1,592,881 options for shares of Common Stock were outstanding and 1,927,264 shares of Common Stock were reserved for issuance upon the exercise of stock options and
(d) 770,962 shares of Common Stock were held by the Company in its treasury. Except for the Rights and the aforementioned stock options, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights and the aforementioned stock options and other than pursuant to the Company Benefit Plans (as defined in Section 4.11), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or the Subsidiaries to (i) issue, transfer or sell any shares of capital stock of the Company or the Subsidiaries or any other securities convertible into, or exercisable for, or evidencing the right to subscribe for, any such shares of Common Stock or any other capital stock of the Company or any of the Subsidiaries or (ii) purchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock of the Company. Set forth in Section 4.4 of the Company Disclosure Letter is a list of all outstanding options, warrants and rights to purchase shares of Common Stock and the exercise prices relating thereto. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 6.11). There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company and, to the Company's knowledge, there are no such agreements among its stockholders that individually cover more than 5% of the Company's outstanding capital stock other than those listed on
Schedule 4.4 of the Disclosure Letter. To the Company's knowledge, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary that cover more than 5% of the Company's outstanding capital stock.

        4.5. SUBSIDIARIES. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries. Each of the outstanding shares of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Schedule 4.5 in the Company Disclosure Letter sets forth for each Subsidiary: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and
(iii) the holder or holders of such shares. Except for the Company's interests in the Subsidiaries or as set forth in Schedule 4.5, neither the Company nor any of the Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

        4.6. NO VIOLATION. Neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or the Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect; or
(iii) other than the filings provided for in Section 2.3 and the filings required under the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act") and the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), require any material consent, approval or authorization of, or material declaration, filing or registration with, any Governmental Entity, the lack of which could prevent the consummation of the transactions contemplated hereby.

        4.7. COMPANY REPORTS. Since July 1, 1995, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (collectively, including, without limitation, all exhibits, financial statements and schedules included with such documents, the "Company Reports"). The Company has delivered or made available to Purchaser each Company Report, each in the form (including exhibits and any amendments thereto) filed with the SEC. At the time filed (or, if amended, at the time of such amended filing), or in the case of registration statements, on their respective effective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in the Company Reports fairly presents in all material respects the consolidated financial position of the Company and the Subsidiaries as of its date, and each of the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company included in the Company Reports fairly presents in all material respects the results of operations, changes in stockholders' equity or cash flows of the Company and the Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        4.8. LITIGATION. Except as set forth in the Company Reports, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries, at law or in equity, (a) other than those in the ordinary course of business that, individually or in the aggregate, would not have a Material Adverse Effect or
(b) that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and (ii) there are no claims, actions, suits, proceedings or arbitrations by a non-Governmental Entity third party pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries, at law or at equity, (a) other than those in the ordinary course of business that individually or in the aggregate, would not have a Material Adverse Effect, or
(b) that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

        4.9. ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Reports, since July 1, 1998, the Company and the Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any event or state of fact that, individually or in the aggregate, would have a Material Adverse Effect other than such effect resulting or arising from any of the conditions set forth in clauses (A), (B), (C) and (D) in Section 4.1 hereof; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or any other acquisition by the Company or the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Subsidiaries; or (iii) any material change in accounting principles, practices or methods.

        4.10. TAXES. (a) The Company and the Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by each of them. Except as would not have a Material Adverse Effect and except for those Taxes (as defined below) being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with GAAP, the Company and the Subsidiaries have paid all Taxes required to be paid by each of them. There is no action, suit, claim or assessment pending with respect to Taxes which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. The Company and the

Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and
(B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        (b) No claim has been made since July 1, 1994 by an authority in a jurisdiction where any of the Company or the Subsidiaries does not file Tax Returns asserting or alleging that the Company so not filing is or may be subject to taxation by that jurisdiction.

        (c) There is no dispute or claim concerning any Tax liability of any of the Company or the Subsidiaries claimed or raised by any authority in writing.
Section 4.10 of the Disclosure Letter lists those Tax Returns which, to the Company's knowledge, are currently the subject of audit.

        (d) None of the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

        (e) None of the Company nor any of the Subsidiaries has filed a consent under Code Section341(f) concerning collapsible corporations.

        (f) None of the Company nor any of the Subsidiaries has any liability for the Taxes of any Person other than itself and the liability for Taxes of Tandy Corporation, TE Electronics Inc. and their affiliates (collectively, "Tandy") pursuant to the Tax Sharing Agreement (1) under Treas. Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), or
(2) by contract.

        (g) None of the Company nor any of the Subsidiaries owns an interest in an entity which is treated as a partnership or whose separate existence is ignored for federal income tax purposes.

        4.11. EMPLOYEE BENEFIT PLANS. (a) All material employee benefit plans, compensation arrangements and other benefit arrangements of the Company or any of the Subsidiaries covering employees or former employees of the Company or the Subsidiaries (the "Company Benefit Plans") and all employee agreements (excluding offer letters establishing the terms of at will employment and non-U.S. employment agreements involving an annual salary of less than $100,000) providing compensation, severance or other benefits to any employee or former employee of the Company or the Subsidiaries are listed in the Company Reports or are set forth in Schedule 4.11 of the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Purchaser. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification except for the absence of which, individually or in the aggregate would not have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate of the Company maintains, contributes to, or has since July 1, 1994 maintained or contributed to, any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability or potential liability under Title IV of ERISA. No Company Benefit Plan nor the Company nor any of the Subsidiaries has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction which is reasonably likely to result in any such liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. Except as described in the Company Reports or as required by Law, neither the Company nor any of the Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment. All material contributions or premium payments required to be made under or pursuant to any employee benefit plan have been made or properly accrued.

        (b) For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or a member of an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

        (c) All obligations and agreements of the Company or any of its Subsidiaries that could obligate any such entity to make any payments that will not be deductible under Code Section280G or Code Section162(m) have been disclosed to Purchaser, its parent corporation or their advisers.

        4.12. LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect and, as of the date hereof, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries relating to their business,
(ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

        4.13. BROKERS. Except for Salomon Smith Barney Inc. (the "Financial Advisor"), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to the Purchaser.

        4.14. INTELLECTUAL PROPERTY RIGHTS; YEAR 2000 COMPLIANCE. (a) Other than as set forth in the Disclosure Letter, (i) the Company and the Subsidiaries own free and clear of any encumbrances or have a valid and enforceable right to use pursuant to license, sub-license, agreement or permission, all Intellectual Property used in the business of the Company as currently conducted (as defined below), except where the lack thereof, individually or in the aggregate, would not have a Material Adverse Effect, (ii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in any way, (iii) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Intellectual Property of the Company or the Subsidiaries, and (iv) all Intellectual Property owned or used by the Company or the Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Company or the Subsidiaries on substantially identical terms and conditions immediately subsequent to the Effective Time. "Intellectual

Property" means patents, patent applications, trademarks, service marks, logos, trade names, domain names, corporate names, copyrights, computer software, management information systems, inventions, know-how and trade secrets. Schedule
4.14 of the Company Disclosure Letter sets forth a list of (i) all material patents and registered Intellectual Property owned by the Company or the Subsidiaries, and all pending patent applications and applications for the registration of other Intellectual Property owned by the Company or the Subsidiaries; (ii) all material trade or corporate names used by the Company and the Subsidiaries; and (iii) all material licenses and rights granted by or to the Company or the Subsidiaries with respect to Intellectual Property.

        (b) The Company and the Subsidiaries have conducted a commercially reasonable inventory and assessment of the hardware, software and computerized machinery and equipment (the "Computer Systems") used by the Company and the Subsidiaries in its businesses, in order to determine which parts of the Computer Systems are not yet Year 2000 Compliant. Based on the above assessment, the estimated aggregate cost of making the Computer Systems Year 2000 Compliant will not be material. The Company and the Subsidiaries have made and are making commercially reasonable efforts to ensure that all Computer Systems used or relied on by the Company or the Subsidiaries in the conduct of their respective businesses are Year 2000 Compliant, except where the lack of such compliance would not have a Material Adverse Effect. For the purposes of this Agreement, Year 2000 Compliant means that all Computer Systems recognize and shall recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 and the operation and functionality of all Computer Systems will not be affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

        4.15. PERMITS. The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Material Adverse Effect. As of the date hereof, all of the Company's Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Material Adverse Effect.

        4.16. ENVIRONMENTAL COMPLIANCE. (a)(i) The Company and the Subsidiaries are in material compliance with all applicable Laws relating to Environmental Matters (as defined below) and have been in material compliance with such laws since July 1, 1994; (ii) to the Company's knowledge, the Company and the Subsidiaries have obtained, and are in material compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Laws relating to Environmental Matters; and (iii) to the Company's knowledge, there are no past or present events, conditions, or activities by the Company or the Subsidiaries that would prevent material compliance or continued material compliance with any Law or give rise to any material Environmental Liability (as defined below).

        (b) As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. "Environmental Liability" shall mean any liability or obligation arising under any Law or any applicable theory of law or equity (including any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

        (c) The Company and the Subsidiaries have made available to Purchaser all of the following to the extent in the Company's possession or control: (i) environmental audits, compliance reports, "Phase I" and "Phase II" studies, data and analysis of soil, air, water or groundwater sampling, and reports of environmental cleanups relating to the Company and the Subsidiaries and their respective facilities and operations, except for any such materials prepared in the ordinary course of business; (ii) material notices of violations, complaints, information requests and responses, compliance orders, consent decrees relating to Environmental Matters that are either unresolved as of the date of this Agreement or have arisen since July 1, 1994 and (iii) material correspondence from persons alleging nuisance, injury, property damage or environmental damage arising from odors, noise, releases of hazardous materials, or pollutants or contaminants relating to the Company or the Subsidiaries or their respective facilities or operations.

        (d) Notwithstanding any other provisions in this Agreement, the Company's representations and warranties with respect to Environmental Matters shall be limited to this Section 4.16, and the Company makes no other representations or warranties with respect to Environmental Matters.

        4.17. TITLE TO ASSETS. The Company and the Subsidiaries have good and marketable title to all of their real and material personal properties and assets reflected in the audited consolidated balance sheet of the Company as of June 30, 1998 (the "1998 Balance Sheet") (other than assets disposed of since June 30, 1998 in the ordinary course of business, and properties and assets acquired since June 30, 1998), in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness reflected in the Company Reports; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1998 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not be likely to have a Material Adverse Effect. The Company and the Subsidiaries own, or have valid leasehold or license interests in, all properties and assets used in the conduct of their business except where the absence of such ownership, leasehold or license interest would not, individually or in the aggregate, have a Material Adverse Effect.

        4.18. INSURANCE POLICIES. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have a Material Adverse Effect.

        4.19. MATERIAL CONTRACTS. Schedule 4.19 of the Company Disclosure Letter sets forth a list of all (i) Contracts for borrowed money or guarantees thereof involving a current availability of principal amount in excess of $1,000,000,
(ii) Contracts containing non-compete covenants by the Company or any of the Subsidiaries, and (iii) other Contracts requiring the payment or receipt of $5,000,000 or more per year (the items listed in clauses (i), (ii) and (iii), collectively, the "Material Contracts"). Neither the Company nor any of the Subsidiaries is, or has received any written notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract. All Contracts to which the Company or any of the Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable, individually or in the aggregate, would not have a Material Adverse Effect.

        4.20. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of the Financial Advisor to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement).

        4.21. RIGHTS AGREEMENT. Subject to the execution of the amendment to the Rights Agreement by the Rights Agent, the Company has taken all actions necessary to cause the Rights Agreement to be inapplicable to this Agreement and any other action contemplated hereby (the "Disabling Actions"). The Board resolution for the Disabling Actions is attached hereto as Schedule 4.21 of the Company Disclosure Letter, is in full force on the date hereof, and shall be effective as of the Closing. Other than the Disabling Actions and execution thereof by the Rights Agent, no other actions, approvals or corporate proceeding are necessary to cause the Rights Agreement to be inapplicable to this Agreement and other actions contemplated hereby.

        4.22. NO UNDISCLOSED LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement and (c) as disclosed in the Company Reports or as set forth in the Company Disclosure Letter, since July 1, 1998, the Company and the Subsidiaries have not incurred any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect and that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with GAAP.

        4.23. REAL PROPERTY. (a) Attached as Schedule 4.23(a) of the Company Disclosure Letter is a legal description of each parcel of real property owned by the Company or any of the Subsidiaries as of the date hereof (the "Owned Property"). The Company or the Subsidiaries have good and marketable title in and to all of the Owned Property, subject to no Encumbrances, encroachments, leases, rights of possession or other defects in title (collectively, "Liens"), except as described on Schedule 4.23(a) of the Company Disclosure Letter and except for Liens which would not, individually or in the aggregate, materially interfere with the use, value or marketability of such property.

        (b) Attached as Schedule 4.23(b) of the Company Disclosure Letter is a list of all written leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property to which the Company or any Subsidiary is a party (the "Leased Property"; the "Owned Property" and the "Leased Property" collectively, the "Real Property"). The Company or the Subsidiaries have a good and valid leasehold interest in and to all of the Leased Property. To the Company's knowledge, each Lease is in full force and effect and is enforceable in accordance with its terms. As of the date hereof there exists no default or condition which, with the giving of notice, the passage of time or both could become a default under any Lease, except where such default or condition would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously delivered or made available to Purchaser true and complete copies of all the Leases. Except as described on Schedule 4.23(b) of the Company Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any material Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        (c) As of the date hereof, the Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and the Subsidiaries. The Real Property is in all material respects sufficient and appropriate for the conduct of the business of the Company and the Subsidiaries as of the date hereof. Other than the Company, the Subsidiaries and the landlords under the Leases, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. Except for any non-compliance or violation which, individually or in the aggregate, would not have a Material Adverse Effect, (i) the Owned Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations; (ii) there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Owned Property. All improvements located on the Owned Property have direct access to a public road adjoining such Owned Property. No such improvements or accessways encroach on land not included in the Owned Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Owned Property, except as would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company or the Subsidiaries, any threatened condemnation proceeding affecting any portion of the Owned Property.

        4.24. DEBT INSTRUMENTS. (a) The Disclosure Letter contains a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as hereinafter defined) of the Company or any of the Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of the date hereof.

        (b) As of May 15, 1999, the total outstanding amount of Indebtedness (including any interest and all prepayment penalties, fees or expenses which would be due if such Indebtedness was paid on May 15, 1999) was not more than $40,000,000.

        4.25. RABBI TRUST. The Company has taken all actions necessary to terminate the authorization of the Rabbi Trust adopted by the Company Board at the January 22, 1994 special meeting of the Company Board (the "Rabbi Trust Authorization"). The Board resolution for such actions is attached as Schedule
4.25 of the Company Disclosure Letter, is in effect on the date hereof and will remain effective as of the Closing. No other actions, approvals or corporate proceedings are necessary to terminate the Rabbi Trust Authorization.

        4.26. SPECIAL COMMITTEE. The Special Committee has all requisite authority pursuant to resolutions of the Board (the "Special Committee Authorization") to act on behalf of the Company with respect to this Agreement and the transactions contemplated hereby, subject to applicable law. A copy of the Special Committee Authorization has been provided to Purchaser and the Special Committee Authorization has not been modified or revoked as of the date hereof and shall be effective as of the Closing.

        4.27. BOARD RECOMMENDATION. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

        4.28. REQUIRED COMPANY VOTE. The affirmative vote of a majority of the votes cast by the shares of Common Stock entitled to vote, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Ancillary Documents, the Merger and the other transactions contemplated hereby and thereby.

                                   ARTICLE 5

    5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:

        5.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect Purchaser.

        5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by the Purchaser, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) other than the filings provided for in Section 2.3 and the filings required under the Exchange Act, the Securities Act and the HSR Act, require any material consent, approval or authorization of, or material declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, could prevent the Purchaser from consummating the transactions contemplated hereby,
(iii) violate any Laws applicable to the Purchaser or any of its respective assets, except for violations which, individually or in the aggregate, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties of the Purchaser under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Purchaser is bound, except for any of the foregoing matters which, individually or in the aggregate, would not have a material adverse effect on the Purchaser.

        5.4. INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

        5.5. FINANCING. Attached hereto as Exhibit 5.5 are commitment letters from (i) Lehman Brothers Inc. and Lehman Commercial Paper Inc. with respect to the debt financing (the "Lehman Commitment Letters"), and (ii) Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") with respect to the purchase of equity of the Surviving Corporation (together with the Lehman Commitment Letters, the "Commitment Letters"), all with respect to the funds necessary for the consummation of the transactions contemplated hereby.

        5.6. LITIGATION. There are no claims, actions, suits, proceedings or arbitrations pending against Purchaser or, to the knowledge of Purchaser, threatened against Purchaser, BRS or any of their affiliates, at law or at equity, that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent Purchaser from performing its obligations under this Agreement.

                                   ARTICLE 6

    6. COVENANTS.

        6.1. ALTERNATIVE PROPOSALS. (a) Except as contemplated hereby, the Company agrees that, prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, it shall not, and shall not authorize or permit any of the Subsidiaries to, and shall use its reasonable best efforts to cause its and the Subsidiaries' directors, officers, employees, agents, representatives or affiliates, directly or indirectly, not to, solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation, share exchange, business combination or similar event involving the Company or any of the Subsidiaries, or the acquisition of more than 10% of the capital stock of the Company or any of the Subsidiaries or rights with respect thereto, or any material portion of the assets (except for sales of inventory in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Alternative Transaction") or negotiate, explore or otherwise engage in substantive discussions with any Person (other than Purchaser or its respective directors, officers, employees, agents, representatives and affiliates), or enter into any agreement, with respect to any Alternative Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, prior to the date of the Stockholders Meeting, in response to a bona fide unsolicited written proposal with respect to an Alternative Transaction received from a third party after the date of this Agreement (an "Acquisition Proposal"), if, and to the extent that such person first enters into a confidentiality agreement with the Special Committee (as hereinafter defined) on terms no less favorable to the Company than the terms contained in the Confidentiality Agreement (the "Confidentiality Agreement"), dated February 26, 1999, between the Financial Advisor on behalf of the Special Committee and BRS, furnish or disclose non-public information to, and negotiate, explore or otherwise engage in substantive discussions with, or enter into any such agreement, arrangement or understanding with, such third party, if and so long as (i) the Special Committee determines in good faith by a majority vote, after consultation with the Financial Advisor (or other nationally reputable financial advisor) and legal advisors that such proposal (A) is more favorable to the stockholders of the Company (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Purchaser in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interests of the Stockholders of the Company (provided that, only for purposes of clauses (B) and (C) above, the Special Committee or its advisors shall be permitted to contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation) and (ii) the Company has received advice from its outside legal counsel that there is a material risk that failure to negotiate, explore or otherwise engage in substantive discussions with, or enter into an agreement with such third party will constitute a breach of the Board's fiduciary duties under applicable law; provided that, immediately prior to entering into an agreement for an Alternative Transaction, the Company shall have complied with the provisions of Section 8.1(c) hereof, and the Company shall comply with Section 8.3 hereof. Nothing in this Section 6.1 shall prohibit the Company or the Special Committee from making such disclosures to the Company's stockholders which, in the judgment of the Special Committee based upon the advice of outside counsel, is required under applicable law.

        (b) The Special Committee shall as promptly as practicable advise Purchaser in writing of the receipt by the Special Committee or its representatives, agents or advisors of any inquiries or proposals

(including any modifications or resubmissions of any proposals made prior to the date hereof) made after the date hereof, and of its intention to enter into any agreement, relating to an Alternative Transaction and any actions taken pursuant to Section 6.1(a) hereof and furnish to Purchaser a copy of such written proposals, if any.

        (c) Neither the Company nor any of the Subsidiaries shall cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to or after the date of this Agreement.

        6.2. INTERIM OPERATIONS. (a) From the date of this Agreement until the Effective Time, except as set forth in Schedule 6.2(a) of the Company Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall, and shall cause the Subsidiaries to, (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

        (b) From and after the date of this Agreement until the Effective Time, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit the Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in the Company Disclosure Letter) or the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (except as permitted under clause (xii) of this Section 6.2(b));
(iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock or any stock appreciation rights, phantom stock plans or profit sharing plans (except as permitted under clause (xii) of this Section 6.2(b)) or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the terms of such unexercisable options); (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the Subsidiaries to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Subsidiaries; (vii) sell, lease, license, abandon, transfer, mortgage pledge or otherwise encumber or subject to any lien or otherwise dispose of any of its assets (including capital stock of the Subsidiaries), other than the sale or disposition of inventory in the ordinary course of business, the disposition of damaged, non-saleable or defective inventory consistent with past practice, or the sale, lease or other disposition of assets consistent with past practice which, individually or in the aggregate, are not material to the Company and the Subsidiaries taken as a whole; (viii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire or make commitments to acquire any assets which would be material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, except for purchases of inventory, supplies, equipment parts or capital equipment in the ordinary course of business consistent with past practice; (ix) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business consistent with past practice under the Company's existing credit agreements set forth in Schedule 4.19 of the Company Disclosure Letter in accordance with the terms thereof; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for the obligations of the Subsidiaries permitted under this Agreement; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other person other than loans and advances to officers or employees in the ordinary course of business consistent with past practice, but in no event in an amount more than $10,000 for any one transaction or $50,000 in the aggregate; (xii) grant any stock-related or performance awards, other than performance awards in the ordinary course of business consistent with past practice pursuant to the terms and conditions of the Company Benefits Plans and, in the case of stock related awards, other than in an aggregate amount not to exceed 210,000 shares of Common Stock (including any options, warrants, convertible securities or other rights to acquire Common Stock); (xiii) other than in the ordinary course of business consistent with past practice, enter into, amend or renew any employment, severance, consulting or salary continuation agreements with any officers, directors or employees, grant any severance or termination pay to any director, officer or employee or grant any increases in compensation or benefits to employees other than in the ordinary course of business consistent with past practice or as set forth in the Disclosure Letter; (xiv) except to the extent required by this Agreement, law or in the ordinary course of business consistent with past practice, adopt or amend in any respect or make any new grants or awards under any employee benefit plan or arrangement; (xv) amend, change or waive (or exempt any person or entity, other than the Purchaser, from the effect of) the Rights Agreement, except in connection with the exercise of fiduciary duties by the Board as set forth in Section 6.1 of this Agreement or as contemplated by Section 4.21; (xvi) amend, modify or waive any material term of any outstanding security of the Company and the Subsidiaries, except as required by this Agreement; (xvii) fail to (A) maintain in all material respects any real property to which the Company and the Subsidiaries have ownership (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (B) timely pay in all material respects all taxes, water and sewer rents, assessments and insurance premiums affecting such real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to or affecting such real property and the use and operation thereof; (xviii) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union; (xix) adopt a plan of complete or partial liquidation or adopt resolutions providing for complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization, other than the Merger;
(xx) settle or compromise any material claims or litigation, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms; (xxi) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or GAAP; (xxii) make any material tax election or amend any material Tax Return or any material insurance policy naming it as beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser; (xxiii) take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company hereunder inaccurate at, or as of any time prior to, the Effective Time or in any of the conditions to the Merger set forth in Article VIII not being satisfied, or omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such conditions from not being satisfied; or (xxiv) agree in writing or otherwise to take any of the foregoing actions.

        6.3. COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT. (a) The Company, acting through the Board, shall, in accordance with the DGCL, its Certificate of Incorporation and its Bylaws (i) call a meeting of its stockholders (the "Stockholders Meeting") as soon as reasonably practicable after the registration statement on Form S-4 with respect to the Senior Preferred Stock (the "Form S-4") becomes effective for the purpose of voting upon the Merger and this Agreement, in accordance with the DGCL, its Certificate of Incorporation and its Bylaws, and (ii) subject to its fiduciary duties under applicable law, recommend to its stockholders the approval of the Merger and this Agreement and the Company shall not withdraw or modify such recommendation.

        (b) Purchaser will prepare and file after consultation with the Company, and the Company will cooperate with Purchaser in the preparation and filing of, the Schedule 13E-3 and the Form S-4 with the SEC with respect to the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Purchaser should not be required to qualify to do business in any jurisdiction in which it is not now so qualified.) In connection with the Stockholders' Meeting contemplated by Section 6.3(a) above, the Company shall prepare and file a preliminary proxy statement (the "Preliminary Proxy") relating to the transactions contemplated by this Agreement which shall be included as part of the registration statement on Form S-4 to be filed by Purchaser with the SEC. Purchaser and the Company shall use their reasonable best efforts, as applicable, to respond to the comments of the SEC thereon so as to cause the Form S-4 to be declared effective by the SEC. The Company shall use its reasonable best efforts to cause a final proxy statement (together with the Preliminary Proxy, the "Definitive Proxy Statement") to be mailed to the Company's stockholders as soon as reasonably practicable. Each party to this Agreement will notify the other party promptly of the receipt of the comments of the SEC, if any. Each party hereto will supply the other party (as appropriate) with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement. If at any time prior to the Stockholders' Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement, or (ii) any event should occur relating to Purchaser, BRS or any of its Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement, then the Company or Purchaser (as applicable), will, upon learning of such event, promptly inform the other party of such event, and Purchaser or the Company, as the case may be, will prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to the filing or mailing of any such amendment or supplement, each party shall be afforded the opportunity to comment thereon. Purchaser will furnish to the Company the information relating to Purchaser, BRS and their Affiliates, and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, that is required to be set forth in the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder, or as may be reasonably requested in connection with any of the forgoing. The Company will furnish to Purchaser the information relating to the Company and the Subsidiaries that is required to be set forth in the Schedule 13E-3 or the Form S-4 under the Exchange Act and the rules and regulations of the SEC thereunder, or as may be reasonably requested in connection with any of the foregoing.

        (c) Purchaser represents and warrants that the Schedule 13E-3 and the Form S-4 will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Purchaser makes no representation or warranty as to any information included in the Schedule 13E-3 and the Form S-4 (or any amendment or supplement thereto) that was provided by the Company. The Company represents and warrants that none of the information supplied by the Company in writing for inclusion in the Form S-4 and the
Schedule 13E-3 (or any amendment or supplement thereto) will, at the respective times provided to Purchaser for filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (d) The Company represents and warrants that the Definitive Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the time filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Definitive Proxy Statement (or any amendment or supplement thereto) that was provided by Purchaser. Purchaser represents and warrants that none of the information supplied by Purchaser in writing for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will, at the respective times provided to the Company for filing with the SEC or distributing to the stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        6.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and the Company shall (and shall cause their respective subsidiaries, and use all reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (i) seeking early termination of any waiting period under the HSR Act and (ii) in general, consummating and making effective the transactions contemplated by this Agreement. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

        6.5. ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Subsidiaries to, (i) give Purchaser and its lenders and authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and the Subsidiaries and their accountants and accountants' work papers,
(ii) permit Purchaser and its authorized representatives and lenders to make such copies and inspections thereof as Purchaser may reasonably request and
(iii) furnish Purchaser and its authorized representatives and lenders with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Purchaser and its authorized representatives and lenders may from time to time reasonably request; provided that the lenders shall subject to the exceptions contained in Section 6.5(b) below have agreed in writing to be bound by the terms contained in the Confidentiality Agreement; and provided, further, that no investigation or information furnished pursuant to this Section 6.5 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement. The Company agrees to use its reasonable best efforts to cause its and the Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with Purchaser and its lenders and authorized representatives in connection with such review of the Company and the Financing, including the preparation by Purchaser and its financing sources of any offering memorandum or other documents related to such Financing.

        (b) All confidential information obtained by or provided to Purchaser and its authorized representatives and lenders pursuant to this Section 6.5 or otherwise shall be subject to the terms and conditions of the Confidentiality Agreement, other than such information which would customarily be (i) contained in any offering memorandum prepared in connection with the registration, offering, placement, or syndication of financing, (ii) disclosed in the process of marketing the financing or (iii) contained in any filing with the SEC, the New York Stock Exchange ("NYSE") or any other national securities exchange.

        6.6. PUBLICITY. Except as otherwise required by applicable law or by any rule or regulation of the NYSE on the advice of counsel, each party hereto shall not, and shall cause its affiliates not to, issue any press release, make any public statement or make any filing with any Governmental Entity or national securities exchange with respect to this Agreement or the transactions contemplated hereby without providing, and using commercially reasonable efforts to provide, the other party hereto the opportunity to review and comment thereon (subject to time restraints imposed by applicable law); provided that, except as required by applicable law, the Company shall not use the name of BRS or any Affiliate thereof without BRS's prior written consent (which consent will not be unreasonably withheld).

        6.7. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger and the transactions contemplated hereby. Each of the parties hereto agrees to use its reasonable best efforts to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

        6.8. INSURANCE; INDEMNITY. (a) Purchaser will cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than three times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

        (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, reasonable costs or reasonable expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Purchaser shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the full extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that the Surviving Corporation and any Indemnified Party have conflicting interests in the outcome of such Action.

        (c) The Surviving Corporation shall keep in effect for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) all provisions in the Surviving Corporation's Certificate of Incorporation and By-Laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

        (d) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

        (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        6.9. EMPLOYEE BENEFIT PLANS. (a) For a period of one year following the Effective Time, Purchaser shall cause the Surviving Corporation to provide employees of the Company and any of the Subsidiaries employee benefits no less favorable in the aggregate to such employees than those provided by the Company and the Subsidiaries on the date hereof.

        (b) From and after the Effective Time, the Surviving Corporation and the Subsidiaries shall honor, pay and perform all of their respective covenants and obligations under all employment, stock plan, severance, termination protection, consulting and other employee agreements between the Company or any of the Subsidiaries and any officer, director or employee of the Company or any of the Subsidiaries, in accordance with the terms thereof as in effect immediately prior to the date hereof, and (ii) the Company Benefit Plans or, subject to clause (a) immediately above, any replacements or substitutes thereof.

        (c) For purposes of determining eligibility and vesting (but not for benefit accrual) under any Purchaser benefit plans, employees of the Company or any of the Subsidiaries (each a "Company Employee" and collectively "Company Employees") shall be credited with their years of service with the Company or the Subsidiaries. To the extent that any Purchaser benefit plan in which a Company Employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Company Benefit Plans, and Purchaser shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

        6.10. STATE TAKEOVER LAWS. The Company shall take all reasonable steps to exempt the transactions contemplated by this Agreement, including the Merger, from the requirements of any applicable state takeover law and to assist in any challenge by Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

        6.11. DELISTING. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company's securities from the NYSE and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        6.12. LITIGATION. The Company shall give Purchaser, at its own cost and expense, the opportunity to participate in the defense or settlement of any litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Purchaser's consent, which consent shall not be unreasonably withheld.

        6.13. RIGHTS AGREEMENT. As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to cause the Rights Agent to execute the amendment to the Rights Agreement as set forth in Section 4.21 hereof.

        6.14. SUBSTITUTE FINANCING COMMITMENTS. If for any reason any portion of the Financing shall not be available, Purchaser shall use its reasonable best efforts to secure one or more substitute financing commitments on terms no less favorable to Purchaser than those contained in the Commitment Letters until the earlier of the termination of this Agreement and November 30, 1999. The terms of any such substitute financing commitments shall not require the issuance of any equity, shall not contain any incremental fees and if provided as a senior subordinated note offering, shall be on terms and conditions satisfactory to Purchaser in its sole discretion.

                                   ARTICLE 7

    7. CONDITIONS.

        7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

        (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

        (b) There shall not have been issued any injunction, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

        (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

        (d) The Form S-4 shall have become effective prior to the mailing of the Definitive Proxy Statement to the Company's stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect.

        (e) All consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses or permits as may be required under state securities or "blue sky" laws in connection with the shares of Senior Preferred Stock to be issued pursuant to the Merger shall have been obtained.

        7.2. CONDITIONS TO OBLIGATION OF PURCHASER TO EFFECT THE MERGER. The obligation of Purchaser to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions (unless expressly waived in writing by Purchaser prior to the Closing):

        (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any amendments to the Company Disclosure Letter made without the prior written consent of Purchaser), except for representations and warranties which are not qualified as to Material Adverse Effect, which shall be true and correct in all material respects; provided that representations and warranties made as of a specified date need be true and correct only as of such specified date;

        (b) The Company and the Subsidiaries shall have performed in all material respects each obligation and agreement, and shall have complied in all material respects with each covenant to be performed and complied with by it or them hereunder, at or prior to the Effective Time;

        (c) The Company shall have furnished Purchaser with a certificate, dated as of the Closing Date, signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

        (d) The Dissenting Common Stock, if any, shall not include greater than 5% of the issued and outstanding Shares;

        (e) There shall have been no material adverse change from the date hereof in the business, results of operations, or financial condition of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company and the Subsidiaries taken as a whole to consummate the transactions hereunder or to conduct its business consistent with the manner conducted in the past other than such effect resulting or arising from any of the conditions set forth in clauses (A), (B), (C) and (D) in Section 4.1 hereof;

        (f) Purchaser shall have received the cash proceeds of financings in an amount necessary to consummate the Merger and the other transactions contemplated hereby and to pay all fees and expenses in connection therewith and to provide adequate working capital for the Surviving Corporation, all on terms and conditions satisfactory to Purchaser (it being understood that the terms and conditions specifically set forth in the Commitment Letters are satisfactory to Purchaser);

        (g) The Company shall have terminated all agreements and transactions (other than intra-Company agreements and transactions) with any of its directors or affiliates, except as set forth in Schedule 7.2(g) of the Company Disclosure Letter or in the Company Reports, or entered into with Purchaser, BRS or any of their affiliates; and

        (h) The Company shall have obtained consents or waivers in form and substance reasonably satisfactory to Purchaser with respect to the agreements set forth in Schedule 7.2(h) of the Company Disclosure Letter.

        7.3. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Effective Time, to each of the following conditions (unless expressly waived in writing prior to the Closing):

        (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any amendments to the Purchaser Disclosure Letter made without the prior written consent of the Company), except for representations and warranties which are not qualified as to materiality or material adverse effect, which shall be true and correct in all material respects; provided that representations and warranties made as of a specified date need be true and correct only as of such specified date;

        (b) Purchaser shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it or them hereunder, at or prior to the Effective Time;

        (c) Purchaser shall have furnished the Company with a certificate, dated as of the Closing Date, signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied; and

        (d) Purchaser shall have deposited the Merger Consideration with the Paying Agent simultaneously with the Closing.

                                   ARTICLE 8

    8. TERMINATION.

        8.1. TERMINATION. This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time (each a "Termination"):

        (a) by mutual written consent of the Company and the Purchaser;

        (b) by the Purchaser or the Company:

           (i) if the Effective Time shall not have occurred on or before November 30, 1999;

           (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable best efforts to remove such judgment, injunction, order, decree or ruling); or

           (iii) upon a vote at a duly held meeting, or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law.

        (c) by the Company at any time prior to the Stockholder's Meeting, by action of the Special Committee, if the Company shall have received after the date hereof an Acquisition Proposal from a third party for an Alternative Transaction that was not initiated, solicited or encouraged by the Company or any of the Subsidiaries in violation of this Agreement and that does not materially violate or breach any confidentiality or standstill agreement executed by such party with respect to the

Company and (i) the Special Committee determines in good faith by a majority vote, after consultation with its financial and legal advisors, that such Acquisition Proposal is (A) more favorable to the stockholders of the Company (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Purchaser in response to such Acquisition Proposal), (B) not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) reasonably likely to be consummated and in the best interests of the stockholders of the Company, (ii) the Special Committee has received both (W) advice from its outside legal counsel that there is a material risk that failure to approve such an Acquisition Proposal will constitute a breach of the Company's fiduciary duties under applicable law and (X) a written opinion (a copy of which has been delivered to Purchaser) from the Financial Advisor that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company (other than any stockholders participating in the buying group in such transaction); provided that, any such termination shall not be effective unless: (Y) the Special Committee has provided Purchaser with written notice that it intends to terminate this Agreement pursuant to this
Section 8.1(c), identifying the Alternative Transaction (and the parties thereto) then determined to be more favorable, and delivering to Purchaser a copy of the written agreement for such Alternative Transaction in the form to be entered into, and (Z) at least two full business days after the Company has provided the notice referred to in clause (Y) above, the Special Committee delivers to Purchaser a written notice of termination of this Agreement pursuant to this Section 8.1(c), and (iii) upon delivery of the termination notice referred to in clause (ii) above, the Company has delivered to Purchaser a check or wire transfer of same day funds in the amount of Purchaser's Transaction Expenses and one half (i.e., 50%) of the Termination Fee (as defined in Section
8.3 hereof) and written acknowledgment from the Company and such other parties to the Alternative Transaction that the Company and such other parties have irrevocably waived any right to contest or object to such payment;

        (d) by the Purchaser if the Board (i) withdraws or modifies in a manner adverse to Purchaser the Board's favorable recommendation of the Merger or (ii) shall have recommended any Acquisition Proposal with a party other than Purchaser or any of its Affiliates;

        (e) by the Purchaser at any time prior to the Effective Time, if the Company shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five days after notice thereof is received by the Company (provided that the Company shall not be entitled to a cure period for a material breach of
Section 6.1 hereof); or

        (f) by the Company at any time prior to the Effective Time, if Purchaser shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five days after notice thereof is received by Purchaser.

        8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.2 and Sections 6.5(b), 6.6, 8.3, 9.5 and
9.6. Nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Specifically, and without limiting the generality of the foregoing, Purchaser agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Purchaser of its representations, warranties and covenants under this Agreement; provided, that, no such termination shall relieve the Company or

Purchaser from liability for damages arising from (a) any willful or intentional breach of this Agreement, or (b) their obligations under this Section 8.2,
Section 8.3 and Article 9.

        8.3. FEES AND EXPENSES. (a) In the event that this Agreement shall have been terminated by Purchaser pursuant to Section 8.1(d)(i) or Section 8.1(e),
(i) the Company shall pay to Purchaser the Purchaser's Transaction Expenses (as defined below) within two business days after termination of this Agreement and
(ii) if the Company enters into a definitive agreement for an Alternative Transaction with a third party with a purchase price per share for the Shares having a value greater than the per share Merger Consideration (a "Superior Agreement") within 180 days after such termination of this Agreement and such Alternative Transaction is consummated within 360 days after that termination of the Agreement, then the Company shall make a payment to Purchaser of $9,500,000 (the "Termination Fee") contemporaneously with the consummation of the Alternative Transaction. "Purchaser's Transaction Expenses" shall mean an amount, not to exceed $2,000,000, equal to Purchaser's actual out-of-pocket expenses (as the same may be estimated in writing signed by the chairman or president of Purchaser in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon definitive determination of such costs) directly attributable to the proposed acquisition of the Company (including negotiation and execution of this Agreement and reasonable attorneys' fees and expenses) and the attempted financing and completion of the Merger.

        (b) In the event that (i) the Company receives an Acquisition Proposal from a third party (the "Third Party Bidder") subsequent to the date hereof and prior to termination of this Agreement, (ii) this Agreement is thereafter terminated, and (iii) a Superior Agreement is entered into with that same Third Party Bidder within 180 days after such termination of this Agreement, then the Company shall pay to Purchaser the Purchaser's Transaction Expenses contemporaneously with the execution of such Superior Agreement. If the Superior Agreement with that same Third Party Bidder is consummated within 360 days after the termination of this Agreement, then the Company shall pay to Purchaser the Termination Fee contemporaneously with such consummation.

        (c) In the event that this Agreement shall have been terminated (1) by the Company pursuant to Section 8.1(c) hereof (in which case the Company shall have paid to Purchaser the Purchaser's Transaction Expenses plus 50% of the Termination Fee as a condition precedent to such termination), and the Company consummates the Alternative Transaction contemplated by that Superior Agreement within 360 days after the termination of this Agreement pursuant to Section 8.1(c) hereof, then the Company shall pay to Purchaser the balance of the Termination Fee (i.e., the remaining 50%) contemporaneously with such consummation or (2) by Purchaser pursuant to Section 8.1(d)(ii) hereof, (A) the Company shall pay to Purchaser the Purchaser's Transaction Expenses plus 50% of the Termination Fee within two business days following such termination and, (B) if the Company then enters into a Superior Agreement within 180 days after a termination by Purchaser pursuant to Section 8.1(d)(ii) and consummates the Alternative Transaction contemplated by that Superior Agreement within 360 days after such termination, then the Company shall pay to Purchaser the balance of the Termination Fee (i.e., the remaining 50%) contemporaneously with such consummation.

        (d) In the event that this Agreement shall have been terminated by the Purchaser pursuant to Section 8.1(e) hereof as a result of the Company's material breach of Section 6.1 hereof, the Company shall pay to Purchaser the Purchaser's Transaction Expenses and the entire Termination Fee within two business days after such termination.

        (e) The Company shall only be required to pay to Purchaser the Purchaser's Transaction Expenses and the Termination Fee under the limited circumstances set forth in paragraphs (a), (b), (c) and (d) of this Section 8.3. In the event that the Purchaser's Transaction Expenses and/or the Termination Fee are payable under more than one such circumstance, Purchaser may elect to be paid pursuant to any one, but only one, of these provisions. Any payments to be made to Purchaser shall be made by check or wire transfer of same day funds.

        (f) Purchaser agrees that in the event that Purchaser has received both the Purchaser's Transaction Expenses and the Termination Fee in cash when required to be received pursuant to this Article 8, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Transaction or the Company's exercise of its right to terminate this Agreement; provided that, the Company and any third parties to a Superior Agreement irrevocably waive in writing their right, if any, to contest or object to payment of the Termination Fee or any portion thereof which shall have been paid or be due to Purchaser in accordance with this Article 8.

        8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

    9. GENERAL PROVISIONS.

        9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

        9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

IF TO PURCHASER:                               IF TO THE COMPANY:
OSI Acquisition, Inc.                          O'Sullivan Industries Holdings, Inc.
  c/o Bruckmann, Rosser, Sherill & Co., Inc.   1900 Gulf Street
  126 E. 56th Street, 29th Floor               Lamar, Missouri 64759
  New York, New York                           Attention: Rowland H. Geddie, III, Esq.
  Attention: Stephen F. Edwards                Facsimile: (417) 682-8113
  Facsimile: (212) 521-3799

With a copy to:                                With a copy to:
  Kirkland & Ellis                             Fried, Frank, Harris, Shriver & Jacobson
  153 East 53rd Street                         One New York Plaza
  New York, New York 10022                     New York, New York 10004
  Attention: Kirk A. Radke, Esq.               Attention: Jeffrey Bagner, Esq.
  Facsimile: (212) 446-4900                    Facsimile: (212) 859-4000

        9.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights hereunder (i) to a wholly owned subsidiary of Purchaser or
(ii) for collateral security purposes to any source of financing to BRS, Purchaser or the Surviving Corporation; and, further provided that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.8 and 6.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        9.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

        9.6. FEE AND EXPENSES. Except as provided in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the party incurring such costs and expenses (it being expressly understood that all costs and expenses related to HSR filings shall be borne by Purchaser) and the filing fees with respect to the Form S-4 and expenses of printing and mailing the Proxy Statement shall be borne equally by the Company and Purchaser. All transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation other than as provided in Section 3.3(b) hereof.

        9.7. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

        (i) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

        (ii) "Company Stock Option Plan" means the Company's Amended and Restated 1994 Incentive Stock Plan, as amended.

        (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (iv) "Equity Letters" means the equity commitment letter dated April 30, 1999 from BRS to Purchaser.

        (v) "Financing" means the financing pursuant to the terms of the Equity Letters and the Financing Letters.

        (vi) "Financing Letters" means each of the engagement letters dated April 30, 1999 from Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc. to BRS and Purchaser and the commitment letter dated April 30, 1999 from Lehman Brothers Inc. to BRS and Purchaser.

        (vii) "Indebtedness" means all indebtedness of the Company and the Subsidiaries, including, without limitation, (i) all obligations of any of the Company and the Subsidiaries for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar instruments, (ii) obligations as lessee under capital leases, (iii) obligations to pay the deferred purchase price of property or services, except amounts payable arising in the ordinary course of business and amounts owed pursuant to the Tandy Tax Sharing Agreement, (iv) all debts of others guaranteed or otherwise supported by any of the Company and the Subsidiaries or secured by a lien on any of the assets of any of the Company and the Subsidiaries, (v) all amounts owed by any of the Company and the Subsidiaries or obligations of any of the Company and the Subsidiaries to any Affiliate of the Company and the Subsidiaries, (vi) unfunded liabilities under the Company's Deferred Compensation Plan and (vii) any interest, principal, prepayment penalty, fees, or expenses in respect of those items listed in clauses (i) through (v) of this defined term.

        (viii) "knowledge" of any party hereto shall mean the actual knowledge of any of the executive officers of that party without further inquiry by such officers.

        (ix) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

        (x) "Senior Preferred Stock" means the Senior Preferred Stock of the Surviving Corporation, par value $1.00 per share, the principal terms of which are attached hereto as Exhibit 9.7.

        (xi) "Special Committee" means the Special Committee of the Board of Directors of the Company.

        (xii) "Tax Sharing Agreement" means the Amended and Restated Tax Sharing and Tax Benefit Reimbursement Agreement dated as of June 19, 1997 among Tandy Corporation, a Delaware corporation, TE Electronics Inc., a Delaware corporation, and the Company.

        9.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        9.10. WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        9.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        9.14. SPECIFIC PERFORMANCE. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

        9.15. TIME IS OF THE ESSENCE. The parties hereto acknowledge that time is of the essence in the performance of this Agreement.

        9.16. WAIVER OF JURY TRIAL. Each of the parties hereto waives any right to a trial by jury in any litigation or proceeding to enforce or defend any right under this Agreement or any other document required in connection with the transactions contemplated hereby. Each of the parties hereto further agree that any such litigation or proceeding shall be tried before a court and not before a jury.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

ATTEST:

By:                                                   By:                 /s/ RICHARD D. DAVIDSON
           ----------------------------------------              ----------------------------------------

                                                      OSI ACQUISITION, INC.

ATTEST:

By:                                                   By:                 /s/ STEPHEN F. EDWARDS
           ----------------------------------------              ----------------------------------------

                                                           EXHIBIT 9.7 (AMENDED)

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                      TERMS OF THE SENIOR PREFERRED STOCK

    Certain capitalized terms used herein are defined in Section 5 hereof.

    Section 1.  DIVIDENDS.

    1A. GENERAL OBLIGATION. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Senior Preferred Stock, par value $1.00 per share (the "Senior Preferred Stock") as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Senior Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

    1B. DIVIDEND REFERENCE DATES. To the extent not paid on June 30 and December 31 of each year, beginning on December 31, 1999 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

    1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Senior Preferred Stock, such payment shall be distributed ratably among the holders of the Senior Preferred Stock based upon the number of Shares held by each such holder.

    Section 2. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Senior Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all Shares held by such holder, and the holders of Senior Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Senior Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

    Section 3.  REDEMPTIONS.

    3A. REDEMPTION PAYMENT. For each Share which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof upon surrender by such holder at the Corporation's principal office of the certificate representing such Share (the "Redemption Date") an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds will immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

    3B. NOTICE OF REDEMPTION. The Corporation shall mail written notice of each redemption of any Senior Preferred Stock to each record holder of Senior Preferred Stock not more than 30 nor less than 3 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

    3C.  DETERMINATION OF THE NUMBER OF EACH HOLDER'S SHARES TO BE
REDEEMED. The number of Shares of Senior Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares of Senior Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of Shares of Senior Preferred Stock then held by such holder and the denominator of which shall be the total number of Shares of Senior Preferred Stock then outstanding.

    3D. DIVIDENDS AFTER REDEMPTION. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

    3E. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

    3F. OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Senior Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Senior Preferred Stock on the basis of the number of Shares of Senior Preferred Stock owned by each such holder. So long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities; provided that, the Corporation may purchase Junior Securities from present or former employees pursuant to written contracts with such employees [parameters of such repurchases to be agreed between OSI Acquisition, Inc. and O'Sullivan Industries Holdings, Inc.].

    3G. OPTIONAL REDEMPTIONS. The Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, the Senior Preferred Stock.

    3H. SCHEDULED REDEMPTIONS. The Corporation shall redeem all outstanding Shares of Senior Preferred Stock on the 12th anniversary of the date of issuance of such Shares at a price per Share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

    3I. MANDATORY REDEMPTION. The Corporation shall redeem all outstanding Shares of Senior Preferred Stock upon the consummation of a Change in Control at a price per Share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

    Section 4. VOTING RIGHTS. Except as otherwise required by law, the Senior Preferred Stock shall have no voting rights.

    Section 5.  DEFINITIONS.

    "CHANGE IN CONTROL" means any transaction or series of related transactions as a result of which any Unaffiliated Third Party acquires more than 50% of the Common Stock outstanding on a fully diluted basis at the time of such transaction.

    "COMMON STOCK" means the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

    "JUNIOR SECURITIES" means any of the Corporation's equity securities other than the Senior Preferred Stock.

    "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to $1.75.

    "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

    "REDEMPTION DATE" is defined in paragraph 3A.

    "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

    "UNAFFILIATED THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

    Section 6. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision hereof without the prior written consent of the holders of at least 51% of the Senior Preferred Stock outstanding at the time.

    Section 7. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                                                      APPENDIX B

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

May 17, 1999

The Special Committee of the Board of Directors
O'Sullivan Industries Holdings, Inc.
1900 Gulf Street
Lamar, Missouri 64759

Members of the Special Committee:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of O'Sullivan Industries Holdings, Inc. ("O'Sullivan"), other than Rollover Holders (defined below), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 17, 1999 (the "Merger Agreement"), between OSI Acquisition, Inc. ("OSI"), an entity formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement by Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), and O'Sullivan. As more fully described in the Merger Agreement, (i) OSI will be merged with and into O'Sullivan (the "Merger") and (ii) each outstanding share of the common stock, par value $1.00 per share, of O'Sullivan (the "O'Sullivan Common Stock") will be converted into the right to receive (i) $17.50 in cash (the "Cash Consideration") and (ii) one share of newly issued senior preferred stock, par value $1.00 per share, of the surviving corporation in the Merger (the "Surviving Corporation"), with a liquidation preference of $1.75 per share (the "Senior Preferred Stock" and, together with the Cash Consideration, the "Merger Consideration"). We have been advised by representatives of O'Sullivan that certain stockholders and option holders will, in connection with the transactions contemplated by the Merger, have the right to exchange a portion of their shares of O'Sullivan Common Stock or options to purchase such shares, as the case may be, for newly issued securities of the Surviving Corporation or options to purchase such securities (such stockholders and option holders, the "Rollover Holders"); provided that, the Rollover Holders will be entitled to receive no more than 27% of the common equity securities of the Surviving Corporation.

    In arriving at our opinion, we reviewed the Merger Agreement and the terms of the Senior Preferred Stock attached as an exhibit thereto, and held discussions with certain senior officers, directors and other representatives and advisors of O'Sullivan and certain senior officers and other representatives of BRS concerning the business, operations and prospects of O'Sullivan. We examined certain publicly available business and financial information relating to O'Sullivan as well as certain financial forecasts and other information and data for O'Sullivan which were provided to or otherwise discussed with us by the management of O'Sullivan. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of O'Sullivan Common Stock; the financial condition, historical and projected earnings and other operating data of O'Sullivan; and the capitalization of O'Sullivan and the Surviving Corporation. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of O'Sullivan. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of O'Sullivan. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Special Committee of the Board of Directors
O'Sullivan Industries Holdings, Inc.
May 17, 1999
Page 2

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of O'Sullivan that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of O'Sullivan as to the future financial performance of O'Sullivan. We have assumed, with your consent, that the Merger will be recorded as a recapitalization for financial reporting purposes. We are not expressing any opinion as to what the value of the Senior Preferred Stock or other securities of the Surviving Corporation actually will be when issued pursuant to the Merger or the price at which the Senior Preferred Stock or other securities of the Surviving Corporation will trade or otherwise be transferable subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of O'Sullivan nor have we made any physical inspection of the properties or assets of O'Sullivan. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for O'Sullivan or the effect of any other transaction in which O'Sullivan might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Salomon Smith Barney Inc. has acted as financial advisor to O'Sullivan in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. We have in the past provided investment banking services to BRS and its affiliates unrelated to the proposed Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of O'Sullivan for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with O'Sullivan, BRS and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of O'Sullivan in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of O'Sullivan Common Stock (other than the Rollover Holders).

Very truly yours,

/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

                                                                      APPENDIX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                        DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

   TRANSACTIONS INVOLVING O'SULLIVAN COMMON STOCK BY BRS, BRUCKMANN, ROSSER,
     SHERRILL & CO. II, L.P., BRSE, LLC, O'SULLIVAN AND EXECUTIVE OFFICERS
                          AND DIRECTORS OF O'SULLIVAN

PURCHASES OF O'SULLIVAN COMMON STOCK BY THE EXECUTIVE OFFICERS AND DIRECTORS OF
  O'SULLIVAN

                                                                        SHARES                              AVERAGE
                    NAME                          QUARTER ENDED        PURCHASED        PRICE RANGE          PRICE
--------------------------------------------  ----------------------  -----------  ----------------------  ---------
Daniel F. O'Sullivan........................  June 30, 1998               10,700                    $7.50  $    7.50
Richard D. Davidson.........................  September 30, 1996          40,000          $7.50 to $8.375  $    7.97
                                              March 31, 1997              30,000         $12.75 to $13.00  $   12.83
                                              September 30, 1997          10,000        $12.375 to $12.50  $   12.48
                                              December 31, 1997           30,000                    $9.50  $    9.50
                                              September 30, 1998           5,000       $13.50 to $13.9375  $   13.68
Terry L. Crump..............................  September 30, 1996           2,000                   $8.625  $    8.63
                                              March 31, 1997               2,000                  $10.875  $   10.88
                                              September 30, 1997           8,080                  $6.1875  $    6.19
Thomas M. O'Sullivan, Jr....................  March 31, 1997               2,300        $10.75 to $10.875  $   10.82
Michael P. O'Sullivan.......................  September 30, 1998           3,000                  $8.3125  $    8.31
Rowland H. Geddie, III......................  March 31, 1997                 500                   $11.00  $   11.00
                                              September 30, 1998             500                    $9.00  $    9.00

The information set forth in this table does not include shares purchased through the Stock Purchase Program and the Savings & Profit Sharing Plan, stock option grants or units purchased under the Deferred Compensation Plan. Some of these units may be paid in the form of O'Sullivan common stock.

    The following table sets forth purchases of O'Sullivan common stock by O'Sullivan's executive officers and directors within 60 days preceding June 21, 1999. All of the shares were purchased under O'Sullivan's employee benefit plans, the Stock Purchase Program and the Savings and Profit Sharing Plan. Under these plans, each participant may adjust the level of contribution from the participant's salary and bonus from month to month. No executive officer or director of O'Sullivan has adjusted his contribution level since May 1, 1998. The monthly contributions to the plans are matched by O'Sullivan and paid to the trustee or custodian for each plan. The trustee or custodian then purchases shares of O'Sullivan common stock on behalf of each participant. These shares are purchased from O'Sullivan or through private or public transactions. These purchases are made at fair market value at the time of each purchase.

                                                                                                       STOCK PURCHASE
                                                                          SAVINGS PLAN PURCHASES      PROGRAM PURCHASES
                                                                          -----------------------  -----------------------
                                                                          PRICE PER                PRICE PER
     NAME                                                                   SHARE       SHARES       SHARE       SHARES
------------------------------------------------------------------------  ----------  -----------  ----------  -----------
Daniel F. O'Sullivan
    May 1999............................................................  $  17.8750           2   $  17.4375         136
    June 1999...........................................................                       0   $  16.7326          94
Richard D. Davidson
    May 1999............................................................  $  17.8750          17   $  17.4375         104
    June 1999...........................................................  $  16.57            21   $  16.7326          72
Tyrone E. Riegel
    May 1999............................................................  $  17.8750          17   $  17.4375          97
    June 1999...........................................................                       0   $  16.7326          67
Terry L. Crump
    May 1999............................................................  $  17.8750          16   $  17.4375          74
    June 1999...........................................................                       0   $  16.7326          51
Thomas M. O'Sullivan, Jr.
    May 1999............................................................  $  17.8750          38   $  17.4375          65
    June 1999...........................................................  $  16.57            27   $  16.7326          45
Rowland H. Geddie, III
    May 1999............................................................  $  17.8750          62   $  17.4375          63
    June 1999...........................................................  $  16.57            44   $  16.7326          44
E. Thomas Riegel
    May 1999............................................................  $  17.8750          35   $  17.4375          64
    June 1999...........................................................  $  16.57            25   $  16.7326          44
James C. Hillman
    May 1999............................................................  $  17.8750          52   $  17.4375          54
    June 1999...........................................................  $  16.57            38   $  16.7326          37
Michael P. O'Sullivan
    May 1999............................................................  $  17.8750          58   $  17.4375          60
    June 1999...........................................................  $  16.57            42   $  16.7326          41

PURCHASES OF O'SULLIVAN COMMON STOCK BY O'SULLIVAN INDUSTRIES HOLDINGS INC.

                          SHARES                              AVERAGE PURCHASE
    QUARTER ENDED        PURCHASED      LOW       HIGH         PRICE PER SHARE
----------------------  -----------  ---------  ---------  -----------------------
    September 30, 1997      90,000        7.13       8.25
     December 31, 1997      63,900       11.00      12.63
        March 31, 1997      48,500       12.13      13.00
         June 30, 1997      94,800       14.75      15.50
    September 30, 1998     295,100       12.04      13.56
     December 31, 1998     349,700        9.55      13.94
        March 31, 1998     182,500        9.50      12.63
         June 30, 1998     171,600       12.44      15.94
    September 30, 1999     132,100        8.88      13.69
     December 31, 1999     125,000        9.50       9.50
        March 31, 1999          --
         June 30, 1999          --

PURCHASES OF O'SULLIVAN COMMON STOCK BY BRS, BRUCKMANN, ROSSER, SHERRILL & CO.
  II, L.P. AND BRSE, LLC

    None

                                                                      APPENDIX E

    INFORMATION RELATING TO BRS, BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.,
                 BRSE, LLC AND THEIR RESPECTIVE PRINCIPALS AND
                    THE EXECUTIVE OFFICERS AND DIRECTORS OF
                OSI, O'SULLIVAN, AND O'SULLIVAN PROPERTIES, INC.

 (I) The name, business address, present principal occupation or employment and five-year employment history of each member of BRSE, LLC, a Delaware limited liability company, are set forth below. BRSE, LLC is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. Bruckmann, Rosser, Sherrill & Co. II, L.P is an affiliate of BRS. The business address of each member of BRSE, LLC is 126 East 56(th) Street, 29(th) Floor, New York, New York.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND BUSINESS ADDRESS                                     AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------

Bruce C. Bruckmann........................  Mr. Bruckmann was an officer of Citicorp Venture Capital Ltd. from
                                            1983 through 1994. Prior to joining Citicorp Venture Capital Ltd.,
                                            Mr. Bruckmann was an associate at the New York law firm of Patterson,
                                            Belknap, Webb & Tyler. He received his A.B. from Harvard College and his J.D. from Harvard Law School. Mr. Bruckmann is a director of
                                            Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft
                                            Revington Corporation, Cort Business Services Corporation,
                                            Jitney-Jungle Stores of America, Inc., Town Sports International,
                                            Inc., Anvil Knitwear, Inc., California Pizza Kitchen, Inc., Mediq
                                            Incorporated, Acapulco Restaurants, Inc. and Penhall International,
                                            Inc.

Harold O. Rosser..........................  Mr. Rosser was an officer of Citicorp Venture Capital Ltd. from 1987 through 1994. Previously, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser earned his B.S. from Clarkson University and attended Management Development
                                            Programs at Carnegie-Mellon University and the Stanford University
                                            Business School. He is a director of Jitney-Jungle Stores of America,
                                            Inc., B&G Foods, Inc., California Pizza Kitchen, Inc., American Paper
                                            Group, Inc., Acapulco Restaurants, Inc. and Penhall International,
                                            Inc. Mr. Rosser is also Chairman of the Board of Trustees of Hope
                                            Church in Wilton, Connecticut.

Stephen C. Sherrill.......................  Mr. Sherrill was an officer of Citicorp Venture Capital Ltd. from
                                            1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. He earned his
                                            B.A. at Yale University and his J.D. at Columbia Law School. Mr.
                                            Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of
                                            America, Inc., Doane Pet Care Enterprises, Inc., B&G Foods, Inc.,
                                            HealthPlus Corporation, Alliance Laundry Systems LLC and Mediq
                                            Incorporated. He is also a member of the Board of Trustees of Philips
                                            Academy and the Board of Overseers of Memorial Sloan-Kettering Cancer
                                            Center.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND BUSINESS ADDRESS                                     AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  ---------------------------------------------------------------------
Stephen F. Edwards........................  Mr. Edwards was an officer of Citicorp Venture Capital Ltd. from 1993 through 1994. From 1988 through 1991, he was an associate at Citicorp
                                            Venture Capital Ltd. Prior to joining Citicorp Venture Capital Ltd.,
                                            Mr. Edwards worked with Citicorp/Citibank in various corporate finance positions. He received his B.A. from Yale University and his
                                            M.B.A. from the Harvard Business School. Mr. Edwards is a director of
                                            Town Sports International, Inc., Anvil Knitwear, Inc., and American
                                            Paper Group, Inc.

Paul D. Kaminski..........................  Mr. Kaminski joined Bruckmann, Rosser, Sherrill & Co. II, L.P. at its inception in 1995. From 1984 to 1995, Mr. Kaminski worked in Coopers
                                            & Lybrand's Acquisition Advisory Services practice in the Detroit,
                                            London and New York Offices. At Coopers & Lybrand, he was responsible for providing due diligence and acquisition structuring services to a variety of merchant banks and corporations. Mr. Kaminski received his degree from the University of Michigan and is a Certified Public
                                            Accountant.

(II) The name and position of each director and executive officer of OSI Acquisition Inc. are set forth below. The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of each director and executive officer of OSI Acquisition Inc. is set forth in part I above.

NAME                                                         POSITION WITH OSI ACQUISITION INC.
------------------------------------------  ---------------------------------------------------------------------

Stephen F. Edwards........................  President, Secretary, Director

Harold O. Rosser..........................  Vice President, Secretary, Director

(III) The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of each director and executive officer of O'Sullivan Industries Holdings, Inc. who is a management participant in the buyout is set forth below. The business address of each such person is 1900 Gulf Street, Lamar, Missouri 64759-1899.

NAME                                                 POSITION WITH O'SULLIVAN INDUSTRIES HOLDINGS, INC.
------------------------------------------  ---------------------------------------------------------------------

Daniel F. O'Sullivan......................  Mr. O'Sullivan was named President, Chief Executive Officer and a
                                            Director of O'Sullivan in November 1993 and became Chairman of the
                                            Board in December 1993. He relinquished the position of President of
                                            O'Sullivan in July 1996. He resigned as Chief Executive Officer in
                                            October 1998. He served as President of O'Sullivan Industries, Inc.
                                            from 1986 until July 1996, and was appointed Chairman of the Board and Chief Executive Officer in 1994. He also serves as Chairman of the Board of O'Sullivan Industries--Virginia, Inc. Mr. O'Sullivan has
                                            been employed by O'Sullivan since September 1962.

NAME                                                 POSITION WITH O'SULLIVAN INDUSTRIES HOLDINGS, INC.
------------------------------------------  ---------------------------------------------------------------------
Richard D. Davidson.......................  Mr. Davidson was named President and Chief Operating Officer of
                                            O'Sullivan and its subsidiaries in July 1996. He was named a Director of O'Sullivan Industries and O'Sullivan-- Virginia in July 1996 and
                                            of O'Sullivan in August 1996. For more than five years prior to
                                            October 1995, he served as a Senior Vice President of Sunbeam
                                            Corporation and as President of Sunbeam's Outdoor Products Division.
Tyrone E. Riegel..........................  Mr. Riegel has been Executive Vice President of O'Sullivan Industries since July 1986 and a Director since March 1994. He was appointed as
                                            Executive Vice President and a Director of O'Sullivan in November
                                            1993. Mr. Riegel also serves as Executive Vice President and a
                                            Director of O'Sullivan-- Virginia. Mr. Riegel has been employed by
                                            O'Sullivan since January 1964.
Thomas M. O'Sullivan, Jr..................  Mr. O'Sullivan has been Vice President-Sales of O'Sullivan and its subsidiaries since 1993. Prior to his appointment as Vice
                                            President-Sales, Mr. O'Sullivan was the National Sales Manager for
                                            O'Sullivan Industries and O'Sullivan--Virginia. Mr. O'Sullivan has
                                            been employed by O'Sullivan since June 1979.
Rowland H. Geddie, III....................  Mr. Geddie has been Vice President, General Counsel and Secretary of
                                            O'Sullivan and its subsidiaries since December 1993. He was appointed a Director of O'Sullivan Industries and O'Sullivan--Virginia in March
                                            1994.
E. Thomas Riegel..........................  Mr. Riegel has been Vice President--Strategic Operations of
                                            O'Sullivan and its subsidiaries since November 1995. From 1993 until
                                            November 1995, he was Vice President--Marketing of O'Sullivan and its
                                            subsidiaries. Mr. Riegel has been employed by O'Sullivan since May
                                            1971.
James C. Hillman..........................  Mr. Hillman has been Vice President--Human Resources of O'Sullivan since November 1993 and of O'Sullivan Industries since 1980. He also serves as Vice President--Human Resources of O'Sullivan--Virginia.
                                            Mr. Hillman has been employed by O'Sullivan since May 1971.
Michael P. O'Sullivan.....................  Mr. O'Sullivan has been Vice President--Marketing of O'Sullivan and its subsidiaries since November 1995. He served as National Sales
                                            Manager of O'Sullivan and O'Sullivan Industries from 1993 until
                                            November 1995. Mr. O'Sullivan has been employed by O'Sullivan since
                                            1985.

(IV) The name and position of each director and executive officer of O'Sullivan Properties, Inc. is set forth below. The business address of O'Sullivan Properties, Inc. is 1011 Gulf Street, Lamar, Missouri, 64759-1899. O'Sullivan Properties, Inc. is a Missouri corporation. The sole director is indicated by an asterisk.

NAME                                                      POSITION WITH O'SULLIVAN PROPERTIES, INC.
------------------------------------------  ---------------------------------------------------------------------
Thomas M. O'Sullivan, Sr.*................  Chairman and Chief Executive Officer
Jason D. Bartlett.........................  President
Jeffrey Tucker............................  Vice President
Betty L. Kuhn.............................  Secretary and Treasurer

                                      E-3